  As filed with the Securities and Exchange Commission on August 25, 1999

                                                 Registration No. 333-83515

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  ------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                  ------------

                                   TIVO INC.
             (Exact name of registrant as specified in its charter)

        Delaware                      4841                     77-0463167
    (State or other            (Primary Standard            (I.R.S. Employer
    jurisdiction of                Industrial            Identification Number)
    incorporation or          Classification Code
     organization)                  Number)

                           894 Ross Drive, Suite 100
                              Sunnyvale, CA 94089
                                 (408) 747-5080
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                  ------------

                                 Michael Ramsay
                     President and Chief Executive Officer
                                   TiVo Inc.
                           894 Ross Drive, Suite 100
                              Sunnyvale, CA 94089
                                 (408) 747-5080
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  ------------

                                   Copies to
        Alan C. Mendelson, Esq.                  Danielle Carbone, Esq.
           Cooley Godward LLP                     Shearman & Sterling
         Five Palo Alto Square                    599 Lexington Avenue
          3000 El Camino Real                   New York, NY 10022-6069
          Palo Alto, CA 94306                        (212) 848-4000
             (650) 843-5000
                                  ------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                  ------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                  ------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                           Proposed Maximum
                                              Aggregate
 Title of Each Class of Securities to be       Offering          Amount of
                Registered                     Price(1)      Registration Fee(2)
--------------------------------------------------------------------------------
 Common Stock, $.001 par value par
  share..................................    $80,000,000          $22,240
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(o) under the Securities Act of 1933.

(2) The registration fee was previously paid by the Registrant in connection with the Registrant's initial filing on July 22, 1999.
                                  ------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED AUGUST 25, 1999

                                Shares

                                 [LOGO OF TIVO]

                                 TiVo Inc.

                                  Common Stock

                                   ---------

  Prior to this offering, there has been no public market for our common stock.
The initial public offering price is expected to be between $    and $    per
share. We have applied to list our common stock on The Nasdaq National Market under the symbol "TIVO."

  The underwriters have an option to purchase a maximum of   additional shares
of our common stock to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" starting on page 6.

                                                       Underwriting
                                              Price to Discounts and Proceeds to
                                               Public   Commissions   TiVo Inc.
                                              -------- ------------- -----------
Per Share....................................  $          $            $
Total........................................  $          $            $

  Delivery of the shares of common stock will be made on or about       , 1999.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

            Allen & Company Incorporated

                        BancBoston Robertson Stephens

                                                     Thomas Weisel Partners LLC

                  The date of this prospectus is       , 1999.

                        [DESCRIPTION OF ARTWORK TO COME]

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    3
Risk Factors........................    6
Use of Proceeds.....................   18
Dividend Policy.....................   18
Capitalization......................   19
Dilution............................   20
Selected Financial Data.............   21
Management's Discussion And Analysis
 Of Financial Condition And Results
 Of Operations......................   22
Business............................   30
Management..........................   45

                                    Page
                                    ----
Certain Relationships And Related
 Transactions......................  57
Principal Stockholders.............  61
Description of Capital Stock.......  63
Shares Eligible for Future Sale....  66
Underwriting.......................  68
Notice to Canadian Residents.......  70
Legal Matters......................  71
Experts............................  71
Where You Can Find More
 Information.......................  71
Index to Consolidated Financial
 Statements........................ F-1

                                 ------------

                     Dealer Prospectus Delivery Obligation

  Until       , 1999 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully.

                                   TiVo Inc.

  TiVo is a pioneer in the personal television industry. We have created a unique personal television service that allows viewers to watch what they want when they want. The TiVo Service creates a richer and more enjoyable television viewing experience by offering viewers greater control, choice, and convenience. We believe the TiVo Service also allows television programmers and advertisers to reach a broader audience by making shows more accessible and easier to record and to target their programming and advertising to specific viewers. The TiVo Service is a subscription-based service enabled by a personal video recorder that we designed and developed. The TiVo Service has many features that distinguish it from traditional television viewing:

  . Locate and Record Multiple Shows Quickly and Easily. Viewers can easily locate and record a single show or schedule a customized lineup of several shows. With the Season Pass feature, the TiVo Service automatically records all episodes of viewers' favorite shows.

  . Control Live Television. Viewers can pause or rewind live television shows, fast forward to the live telecast, and execute any of TiVo's advanced viewing commands, including slow motion and frame-by-frame. Prior to the introduction of TiVo, the ability to control live television in this manner was not available.

  . Viewing Preferences and Suggested Programming.  Using the Thumbs Up and
    Thumbs Down buttons on the TiVo remote control, viewers can enter preferences for particular types of shows. Based on these preferences, the TiVo Service suggests programming that viewers are likely to enjoy.

  . Specialized Content. The TiVo Service allows television programmers to create Network Showcases, which are screens on the TiVo Service that feature selected programming, upcoming movies, special events or mini-series of a particular programmer. The TiVo Service also includes TiVolution Magazine, which features theme-based collections of shows compiled by our editorial staff.

  . Menu Driven Navigation and Viewer Interface. TiVo Central, the main screen of the TiVo Service, allows viewers to access their customized lineup of shows, Network Showcases, TiVolution Magazine and other features. Viewers can quickly and easily browse through an on-air program guide that includes a schedule of up to two weeks of available television programming.

  The TiVo Service also serves as a new platform for programmers, advertisers, and network operators to deliver television programming, advertising, and in-home commerce. Potential future services include:

  . Active Promotions. We anticipate that programmers will be able to use the TiVo Service to allow viewers to easily record a variety of programming such as movies, sports events, television series and other products and services. For example, we are currently developing iPreview, a service that allows viewers to schedule and record featured programming using a "point and click" feature during previews.

  . Active Ads. We anticipate that advertisers will be able to use special coding, called "data tags," to allow viewers to interact with commercials. For example, when viewing a commercial, viewers may be able to click a button on their remote control to request a longer infomercial about the product, to request a brochure or ask for the nearest retailer. We are currently developing iBuy, a service that allows viewers to get more information about and possibly purchase featured products or services using the TiVo remote control.

  . Targeted Ads. We anticipate that advertisers will be able to use the TiVo
    Service to reach a broader base of consumers and offer commercials that better match viewers' interests. Based on the viewers' preferences stored on the personal video recorder, an automobile advertiser can feature a sport utility vehicle in one household and a minivan in another. This is accomplished by a software program utilizing data stored on the personal video recorder. Individual viewing preferences will not be released to advertisers or other third parties.

  We have strategic partnerships with a number of industry-leading companies including DIRECTV, NBC, Philips and Quantum. We are working with our partners to establish personal television as a major category of home entertainment, to create new specialized programming for viewers and to market the TiVo Service and products that enable the TiVo Service.

  We expect to commence our retail launch in the second half of 1999. Philips will spearhead this launch by manufacturing and selling the personal video recorder that enables the TiVo Service, allowing us to focus our resources on promoting and enhancing the TiVo Service.

  We were incorporated in Delaware in August 1997. Our headquarters are located at 894 Ross Drive, Suite 100, Sunnyvale, California 94089. Our telephone number is (408) 747-5080. The address of our web site is www.tivo.com. Information contained on our web site should not be considered a part of this prospectus.



                                   Risks

  Because personal television is a new product category for consumers and we have a limited operating history, evaluation of our business and prospects is difficult. As of June 30, 1999, we had an accumulated deficit of $21.9 million and had recognized limited revenues. We expect to continue to lose money for the foreseeable future, and it is possible that personal television will never achieve the level of commercial acceptance necessary for us to achieve profitability.

                                  The Offering

 Common stock offered.......................     shares
 Common stock to be outstanding after this
  offering..................................     shares
 Use of proceeds............................ We intend to use the estimated proceeds for working capital and general corporate
                                             purposes, including advertising and
                                             promotion of the TiVo Service and the TiVo
                                             brand, product development, expansion of
                                             our sales, marketing and service
                                             capabilities. See "Use of Proceeds."
 Proposed Nasdaq National Market symbol..... TIVO

  The number of shares of common stock to be outstanding after the offering is estimated based on the number of shares outstanding on August 25, 1999. It excludes 3,810,887 shares subject to outstanding options or reserved for future grants or purchases pursuant to our stock option and purchase plans. See "Management--Stock Plans."
                                  ------------

  You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

  "TiVo," "Personal TV" and the TiVo, "Thumbs Up" and "Thumbs Down" logos are trademarks of TiVo Inc. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

                                  ------------

  Except as otherwise indicated, information in this prospectus is based on the following assumptions:

  . The conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering; and

  .  No exercise of the underwriters' over-allotment option.

                         Summary Financial Information

                     (in thousands, except per share data)

                            Period From                                  Period From
                          August 4, 1997             Six Months Ended   August 4, 1997
                            (Inception)   Year Ended     June 30,        (Inception)
                          to December 31,  December  -----------------   to June 30,
                               1997          1998     1998      1999         1999
                          --------------- ---------- -------  --------  --------------
Statement of Operations
 Data:
Subscription revenues...      $  --        $   --    $   --   $      8     $      8
Cost of services........         --            --        --     (1,170)      (1,170)
Operating expenses......        (625)       (9,837)   (3,068)  (10,376)     (20,838)
Other operating income..         --            --        --        895          895
Other operating
 expenses...............         --            --        --     (1,084)      (1,084)
Net loss................      $ (595)      $(9,721)  $(3,046) $(11,628)    $(21,944)

Net loss per share:
Basic and diluted.......      $(0.20)      $ (3.25)  $ (1.04) $  (2.67)    $  (6.59)
Weighted average
 shares.................       2,917         2,990     2,933     4,356        3,330

Pro forma net loss per
 share(1):
Basic and diluted.......                   $ (0.90)           $  (0.63)
Weighted average
 shares.................                    10,800              18,582

----------------------
(1) Pro forma net loss per share is calculated as if the convertible preferred stock outstanding as of June 30, 1999 was converted into shares of common stock on the date of its issuance on a one-for-one basis and as if all warrants outstanding as of June 30, 1999 had been exercised and converted into shares of common stock on the date of issuance on a one-for-one basis.

                                                         June 30, 1999
                                                 -----------------------------
                                                                    Pro Forma
                                                 Actual  Pro Forma As Adjusted
                                                 ------- --------- -----------
Balance Sheet Data:
Cash and cash equivalents....................... $11,967  $51,797
Working capital.................................  18,221   58,051
Total assets....................................  23,804   63,634
Long-term portion of obligations under capital
 lease..........................................     558      558
Total stockholders' equity......................  19,105   58,935

  The table above summarizes our balance sheet data as of June 30, 1999:

  . on an actual basis;

  . on a pro forma basis to reflect:

    . the automatic conversion of 19,175,962 shares of preferred stock outstanding as of the date of this prospectus into shares of common stock on a one-for-one basis;

    . the exercise of all warrants for common and preferred stock outstanding as of the date of this prospectus and the conversion of all shares of preferred stock issued upon exercise of such warrants into 1,255,594 shares of common stock based on firm commitments received from the warrant holders.

  . on a pro forma as adjusted basis to reflect the sale of   shares of
    common stock offered by this prospectus assuming an initial public offering price of $ per share after deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                 RISK FACTORS

  An investment in our common stock is very risky. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before purchasing our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. As a result, we may fail to meet the expectations of the public market in any given period, and the market price of our common stock could decline.

Risks Related To Our Business

 We have recognized very limited revenue, have incurred significant net losses and may never achieve profitability.

  We have recognized limited revenues, have incurred significant losses and have had substantial negative cash flow. From our inception in August 1997 to June 30, 1999, we had $8,000 of subscription revenues and $895,000 of proceeds resulting from the sale of personal video recorders that enable the TiVo Service. As of June 30, 1999, we had an accumulated deficit of $21.9 million. We expect to incur significant operating expenses over the next several years in connection with the continued development and expansion of our business. As a result, we expect to continue to lose money for the foreseeable future. The size of these net losses will depend in part on the growth in our subscriber base and on our expenses. With increased expenses, we will need to generate significant additional revenues to achieve profitability. Consequently, it is possible that we may never achieve profitability, and even if we do, we may not sustain or increase profitability on a quarterly or annual basis in the future.

 We have a limited operating history which may make it difficult for us or investors to evaluate trends and other factors that affect our business.

  We were incorporated in August 1997 and have been obtaining subscribers and selling personal video recorders only since March 31, 1999. Prior to that time, our operations consisted primarily of research and development efforts. As of June 30, 1999, we had sold only a limited number of personal video recorders and obtained a limited number of subscribers to the TiVo Service. Sales and subscriptions to date have been generated through limited marketing campaigns, word-of-mouth and our web site. As a result of our limited operating history, our historical financial and operating information is of limited value in evaluating our future operating results. In addition, any evaluation of our business and prospects must be made in light of the risks and difficulties encountered by companies offering products or services in new and rapidly evolving markets. For example, it may be difficult to accurately predict our future revenues, costs of revenues, expenses or results of operations. Personal television is a new product category for consumers and it may be difficult to predict the future growth rate, if any, or size of the market for our products and services. We may be unable to accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us. As a result, we may be unable to make accurate financial forecasts and adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause our net losses in a given quarter to be greater than expected, which could cause the price of our stock to decline.

 If our retail launch is not successful, we may be unable to achieve market acceptance of the TiVo Service and products that enable the TiVo Service.

  Our success is dependent upon a successful retail launch of the TiVo Service and related personal video recorders, which is scheduled to begin in the second half of 1999 and continue through the 1999 holiday season. During this time, we will rely principally on Philips to manufacture, market, sell and support the personal video recorder that enables the TiVo Service. We also will rely on the efforts of DIRECTV to market, sell and support the TiVo Service to DIRECTV subscribers. The launch requires, among other things, that we:

  . undertake an extensive marketing campaign to educate consumers on the benefits of the TiVo Service and related personal video recorder;

  . commit a substantial amount of human and financial resources to achieve retail distribution; and

  . coordinate our own sales, marketing and support activities with those of Philips, DIRECTV and other strategic partners.

  We or our strategic partners may fail to achieve any or all of these objectives. In addition, the launch may be delayed, the TiVo Service and related personal video recorder may be perceived as too expensive or complex and our marketing campaign may prove ineffective in attracting subscribers. Competitive offerings or changing preferences may cause consumers to delay or decline the purchase of the TiVo Service and related personal video recorder. All of these events would reduce consumer demand and market acceptance, diminish our brand and impair our ability to attract subscribers to the TiVo Service.

 Because we depend on a limited number of third parties to manufacture, distribute and supply critical components and services for the personal video recorders that enable the TiVo Service, we may be unable to operate our business if these parties fail to perform their obligations.

  The TiVo Service is enabled through the use of a personal video recorder made available by a limited number of third parties. In addition, we rely on sole suppliers for a number of key components for the personal video recorders. The time and resources that these third parties devote to our business is not within our control. We cannot be sure that these parties will perform their obligations as expected or that any revenue, cost savings or other benefits will be derived from the efforts of these parties. If any of these parties breaches or terminates its agreement with us or otherwise fails to perform their obligations in a timely manner, the commercialization of our products and services may be delayed or cancelled. Our relationships with these parties are non-exclusive, and they may also support products and services that compete directly with us, or offer similar or greater support to our competitors. If any of these events were to occur, we may be required to undertake unforeseen additional responsibilities or devote additional resources to commercialize our products and services. This outcome would harm our ability to compete effectively and quickly achieve market acceptance and brand recognition.

  In addition, we face the following risks in relying on these third parties:

  If our manufacturing partnerships with Philips and other third parties are not successful, we may be unable to establish a market for our products and services. To date, we have manufactured the personal video recorders that enable the TiVo Service through a third-party contract manufacturer. We have entered into an agreement with Philips to manufacture and distribute the personal video recorders that enable the TiVo Service. We have begun transitioning manufacture of the personal video recorder from the third-party contract manufacturer to Philips, and anticipate that Philips will assume manufacturing responsibility in the second half of 1999. However, we have no minimum volume commitments from Philips or any other manufacturer. The transition to using Philips as sole manufacturer, and its ability to reach sufficient production volume of the personal video recorder to satisfy anticipated demand, is subject to delays and unforeseen problems such as defects, shortages of critical components and cost overruns. Moreover, substantial lead times are required to manufacture anticipated quantities of the personal video recorders that enable the TiVo Service. Philips may have very little time to remedy unforeseen delays or problems that may arise. Such delays and other problems could impair our retail launch and brand image and make it difficult for us to attract subscribers. In addition, the loss of Philips would require us to identify and contract with alternative sources of manufacturing, which we may be unable to do and which could prove time-consuming and expensive. Although we expect to contract with additional consumer electronics companies for the manufacture of personal video recorders in the future, we may be unable to establish additional relationships on acceptable terms.

  If our corporate partners fail to perform their obligations, we may be unable to effectively market and distribute our products and services. As part of our retail launch, Philips will distribute the personal video recorder that enables the TiVo Service. We will rely on Philips' sales force, marketing budget and brand image in the promotion and support of the personal video recorder and the TiVo Service. After the retail launch, we expect to continue to rely on Philips and other strategic partners to promote and support the personal video recorder and other devices that enable the TiVo Service. The loss of one or more of these partners would require us to undertake more of these activities on our own. As a result, we would need to spend significant resources to support personal video recorders and other devices that enable the TiVo Service. We also expect to rely on DIRECTV and other partners to provide marketing support for the TiVo Service. If one or more of these partners fails to provide anticipated marketing support, we will be required to divert more of our limited resources to marketing the TiVo Service. If we are unable to provide adequate marketing support for the personal video recorder and the TiVo Service, our ability to attract subscribers to the TiVo Service will be limited.

  We are dependent on single suppliers for several key components and services. If these suppliers fail to perform their obligations, we may be unable to find alternative suppliers or deliver our products and services to our customers on time. We currently rely on sole suppliers for a number of the key components and services used in the personal video recorders and the TiVo Service. For example:

  .  Quantum is the sole supplier of the hard disk drives;

  . NEC is the sole supplier of the application specific integrated circuit, a semiconductor device;

  .  Sony is the sole supplier of the MPEG2 encoder semiconductor device; and

  .  Tribune Media Services is the sole supplier of program guide data.

  We cannot be sure that alternative sources for these and other key components and services used in the personal video recorders and the TiVo Service will be available when needed or, if available, that these components and services will be available on favorable terms. If our agreements with Quantum, NEC, Sony or Tribune Media Services were to terminate or expire, or if we were unable to obtain sufficient quantities of these components or required program guide data, our search for alternate suppliers could result in significant delays, added expense or disruption in product availability.

 Our ability to generate revenues from subscription fees is unproven and may fail.

  We expect to generate a substantial portion of our revenues from subscription fees for the TiVo Service. Many of our potential customers already pay monthly fees for cable or satellite television services. In order to attract subscribers, we must convince these consumers to pay an additional subscription fee to receive the TiVo Service. Our ability to do so effectively could be harmed by current and future competitors in the personal television market that offer comparable services without charging a subscription fee. In addition, the personal video recorder that enables the TiVo Service may be used to record programs and pause, rewind and fast forward through live or recorded shows without an active subscription to the TiVo Service. If a significant number of purchasers of our personal video recorders use these devices without subscribing to the TiVo Service, our revenue growth will be negatively impacted and we may be unable to achieve profitability.

 We have entered into agreements to share a portion of the revenue we generate from subscription fees with some of our strategic partners. We may be unable to generate enough revenue to cover these obligations and our expenses.

  We have agreed to share a substantial portion of our subscription fees with some of our strategic partners in exchange for manufacturing, distribution and marketing support and discounts on key components for personal video recorders. If we were required to reduce our subscription fee, we would remain obligated to pay certain of our partners a fixed portion of our subscription fees. Our decision to share subscription revenues is based on our expectation that our partnerships will help us obtain subscribers, broaden market acceptance of personal television and increase our future revenues. If these expectations are not met, or if we are forced to reduce our subscription fees in response to competitive factors, we may be unable to generate sufficient revenue to cover our expenses and obligations.

 Our business is expanding rapidly and our failure to manage growth could disrupt our business and impair our ability to generate revenues.

  Since we began our business in August 1997, we have significantly expanded our operations. We anticipate continued expansion in our headcount, facilities and infrastructure to support potential growth in our subscriber base and to allow us to pursue market opportunities. This expansion has placed, and will continue to place, a significant strain on our management, operational and financial resources and systems. Specific risks we face as our business expands include:

  If we fail to attract and retain qualified personnel, our ability to offer new products or grow our business may be impaired. Our success will depend on our ability to attract, retain and motivate managerial, technical, marketing and customer support personnel. Competition for such employees is intense, especially for engineers in the San Francisco Bay Area, and we may be unable to successfully attract, integrate or retain sufficiently qualified personnel. If we are unable to hire, train, retain and manage required personnel, we may be unable to successfully introduce new products or otherwise implement our business strategy.

  If our systems are unable to accommodate, our expected subscriber growth our service may be interrupted and we may not be able to offer new services. Many of the systems we use to run the TiVo Service and perform other processing functions were developed internally, and their ability to scale as we rapidly add new subscribers is unproven. We must continually improve these systems in order to accommodate subscriber growth and add features and functionality to the TiVo Service. The inability to add additional software and hardware or to upgrade our technology, systems or network infrastructure could have adverse consequences on our business or cause service interruptions or delays in introducing new services.

  If we are unable to provide acceptable customer support, our brand and ability to generate and retain new subscribers will be harmed. Our ability to increase sales, retain current and future subscribers and strengthen our brand will depend in part upon the quality of our customer support operations. Some customers may require significant support when installing the personal video recorder and becoming acquainted with the features and functionality of the TiVo Service. We have limited experience with widespread deployment of our products and services to a diverse customer base, and we may not have adequate personnel to provide the levels of support that our customers may require. In addition, we expect to rely on third parties for a substantial portion of our customer support functions. To date, we have not yet entered into agreements with any third parties to provide this support. Failure by us or these third parties to provide adequate customer support for the TiVo Service and personal video recorder could damage our reputation in the personal television and consumer electronics marketplace and strain the relationships we may have with our customers and strategic partners. This could prevent us from gaining new or retaining existing subscribers and could cause harm to our reputation and brand.

  If our current and planned operational systems are unable to support our expected growth, our billing and reporting may be adversely impacted . To manage the expected growth of our operations and personnel, we will need to improve our operational and financial systems, procedures and controls. Our current and planned systems, procedures and controls may not be adequate to support our future operations and expected growth. For example, we expect to replace our accounting and billing system within the next year. Delays or problems associated with any improvement or expansion of our operational systems and controls could adversely impact our relationships with viewers and cause harm to our reputation and brand. Delays or problems associated with any improvement or expansion of our operational systems and controls could also result in errors in our financial and other reporting.

 If we are unable to create multiple revenue streams, our business model may fail.

  Although our initial success will depend on building a significant customer base and generating subscription fees from the TiVo Service, our long-term success will depend on securing additional revenue streams such as:

  . advertising;

  . revenues from networks; and

  . electronic commerce or couch commerce.

  In order to derive substantial revenues from these activities, we will need to attract and retain a large and growing base of subscribers to the TiVo Service. We will also need to work closely with television advertisers, cable and satellite network operators, electronic commerce companies and consumer electronics manufacturers and service providers to develop products and services in these areas. We may not be able to effectively work with these parties to develop products that result in sufficient revenues to us to justify their costs. In addition, we are currently obligated to share a portion of these revenues with one of our strategic partners. If we are unable to attract and retain a large and growing group of subscribers and strategic partners, our ability to support new services and develop new revenue streams will be seriously harmed.

Risks Related To Establishing A Market For The TiVo Service

 It will take a substantial amount of time and resources to achieve broad market acceptance of the TiVo Service and products that enable the TiVo Service and we cannot be sure that these efforts will generate a broad enough subscriber base to sustain our business.

  Personal television products and services represent a new, untested consumer electronics category. The TiVo Service is in an early stage of development and many consumers are not aware of its benefits. As a result, demand for and market acceptance of the TiVo Service and products that enable the TiVo Service is highly uncertain and subject to significant risk. Retailers, consumers and potential partners may perceive little or no benefit from personal television products and services. Likewise, consumers may not value, or be unwilling to pay for, the TiVo Service and products that enable the TiVo Service. To develop this market and obtain subscribers to the TiVo Service, we will be required to devote a substantial amount of time and resources to educating consumers and promoting our products. Our efforts to obtain subscribers, encourage the development of new devices that enable the TiVo Service and offer new content and services may fail. There is no way for us to be sure that a broad base of consumers will ultimately subscribe to the TiVo Service or purchase the products that enable the TiVo Service.

 We face intense competition from a number of sources, which may impair our revenues and ability to generate subscribers.

  The personal television market is new and rapidly evolving and we expect competition from a number of sources, including:

  Internet-related companies and companies offering similar products and services. We are likely to face intense direct competition from companies such as WebTV Networks Inc., America Online, Inc., Replay Networks, Inc. and X-TV. These companies offer, or have announced their intention to offer, products with one or more of the TiVo Service's functions or features and, in some instances, combine these features with Internet browsing or traditional broadcast, cable or satellite television programming. Many of these companies have greater brand recognition and market presence and access to substantially greater financial, marketing and distribution resources than we do. For example, WebTV is controlled by, and has the financial backing of, Microsoft Corporation. Some of these companies also have established relationships with third party consumer electronic manufacturers, network operators and programmers, which could make it difficult for us to establish relationships and enter into agreements with these third parties. Some of these competitors also have relationships with our strategic partners. For example, DIRECTV recently formed an alliance with America Online. Faced with this competition, we may be unable to expand our market share and attract an increasing number of subscribers to the TiVo Service.

  Established competitors in the consumer electronics market. We compete with consumer electronic products in the television and home entertainment industry. The television and home entertainment industry is characterized by rapid technological innovation, a small number of dominant manufacturers and intense price competition. As a new product category, personal television enters a market that is crowded with several established products and services. The competition for consumer spending in the television and home entertainment market is intense, and our products and services will compete with:

  . satellite television systems;

  . video on demand services; and

  . laser disc players.

  Most of these technologies or devices have established markets, a broad subscriber base and proven consumer acceptance. In addition, many of the manufacturers and distributors of these competing devices have substantially greater brand recognition, market presence, distribution channels, advertising and marketing budgets and promotional and other strategic partners. Faced with this competition, we may be unable to effectively differentiate the personal video recorder or the TiVo Service from these devices.

  Personal television, in general, and TiVo, specifically, also must compete with traditional advertising media such as print, radio and television for a share of advertisers' total advertising budgets. To the extent that personal television is not perceived as an effective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budget to promotions on TiVo's Service.

 If we are unable to introduce new products or services, or if our new products and services are unsuccessful, the growth in our subscriber base and revenues may suffer.

  To attract and retain subscribers and generate revenues, we must continue to add functionality and content and introduce products and services which embody new technologies and, in some instances, new industry standards. This challenge will require hardware and software improvements, as well as new collaborations with programmers, advertisers, network operators, hardware manufacturers and other strategic partners. These activities require significant time and resources and may require us to develop and promote new ways of generating revenue with established companies in the television industry. These companies include television advertisers, cable and satellite network operators, electronic commerce companies and consumer electronics manufacturers and service providers. In each of these examples, a small number of large companies dominate a major portion of the market and may be reluctant to work with us to develop new products and services for personal television. If we are unable to further develop and improve the TiVo Service or expand our operations in a cost-effective or timely manner, our ability to attract and retain subscribers and generate revenue will suffer.

 If we do not successfully establish strong brand identity in the personal television market, we may be unable to achieve widespread acceptance of our products.

  We believe that establishing and strengthening the TiVo brand is critical to achieving widespread acceptance of our products and services and to establishing key strategic partnerships. The importance of brand recognition will increase as current and potential competitors enter the personal television market with competing products and services. Our ability to promote and position our brand will depend largely on the success of our marketing efforts and our ability to provide high quality services and customer support. These activities are expensive and we may not generate a corresponding increase in subscribers or revenues to justify these costs. If we fail to establish and maintain our brand, or if our brand value is damaged or diluted, our ability to attract subscribers and effectively compete in the personal television market will be seriously harmed.

Risks Related To Our Service And Technology

 Product defects, system failures or interruptions to the TiVo Service may have a negative impact on our revenues, damage our reputation and decrease our ability to attract new subscribers.

  Our ability to provide uninterrupted service and high quality customer support depends on the efficient and uninterrupted operation of our computer and communications systems. Our computer hardware and other operating systems for the TiVo Service are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. These types of interruptions in the TiVo Service may

  . VCRs;

  . DVD players;

  . digital and traditional cable television systems;

reduce our revenues and profits. Our business will also be harmed if consumers believe our service is unreliable. In addition to placing increased burdens on our engineering staff, service outages will create a flood of customer questions and complaints that must be responded to by our customer support personnel. If we experience frequent or persistent system failures, our reputation and brand could be irreparably damaged.

  We have detected and may continue to detect errors and product defects. These problems can affect system uptime, result in significant warranty and repair costs and cause customer relations problems. Correcting errors in our software requires significant time and resources, which could delay product releases and affect market acceptance of the TiVo Service. If we deliver products or upgrades with undetected material product defects or software errors, our credibility and market acceptance and sales of our products may be harmed.

 Intellectual property claims against us can be costly and could result in the loss of significant rights.

  From time to time, we may be subject to intellectual property litigation which could:

     .  be time-consuming and expensive;

     .  divert management's attention and resources away from our business;

     .  cause delays in product delivery and new service introduction;

     .  cause the cancellation of new products or services; or

     .  require us to pay significant royalties or licensing fees.

  The emerging enhanced-television industry is highly litigious, particularly in the area of on-screen program guides. Additionally, many patents covering interactive television technologies have been granted but have not been commercialized. For example, we are aware of at least seven patents for pausing live television. A number of companies in the enhanced-television industry earn substantial profits from technology licensing, and the introduction of new technologies such as ours is likely to provoke lawsuits from such companies. A successful claim of infringement against us, any inability on our part to obtain an acceptable license from the holder of the patent or other right, or any inability to design around an asserted patent or other right, could cause us to cease manufacturing the personal video recorder or providing our service, or both, which would eliminate our ability to generate revenues.

  In addition, we are aware that some media companies may attempt to form organizations, like the Advanced Television Copyright Coalition, to develop standards and practices in the personal television industry. These organizations may attempt to require companies in the personal television industry to obtain copyright or other licenses through legislation and/or litigation. As a result, these actions could make it more difficult for us to introduce new services, delay widespread consumer acceptance of our products and services, restrict our use of some television content and adversely affect our business.

 Our success depends on our ability to secure and protect patents, trademarks and other proprietary rights.

  Our success and ability to compete are substantially dependent upon our internally developed technology. We rely on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. However, the steps we take to protect our proprietary rights may be inadequate. We have filed patent applications and provisional patent applications covering substantially all of the technology used to deliver the TiVo Service and its features and functionality. To date, none of these patents has been granted, and there can be no assurance that any patents will ever be granted, that any issued patents will protect our intellectual property or that any issued patents will not be challenged by third parties. In addition, other parties may independently develop similar or competing technologies designed around any patents that may be issued to us. Our failure to protect our proprietary rights could have a material adverse effect on our business.

 Laws or regulations that govern the television industry and the delivery of programming could expose us to legal action if we fail to comply or could require us to change our business.

  Personal television and the delivery of television programming through the TiVo Service and a personal video recorder represents a new category in the television and home entertainment industries. As such, it is difficult to predict what laws or regulations will govern our business. Changes in the regulatory climate or the enforcement or interpretation of existing laws could expose us to additional costs and expenses and could require changes to our business. For example, copyright laws could be applied to restrict the capture of television programming, which would adversely affect our business. The application of existing laws and regulations to the personal television market is unknown. Therefore, it is difficult to anticipate the impact of current or future laws and regulations on our business.

  The Federal Communications Commission has broad jurisdiction over the telecommunications and cable industries. The majority of FCC regulations, while not directly affecting TiVo, do affect many of our strategic partners, upon which we will significantly rely for the marketing and distribution of the personal video recorder and the TiVo Service. As such, the indirect effect of these regulations may adversely affect our business. In addition, the FCC could promulgate new regulations, or interpret existing regulations in a manner that would cause us to incur significant compliance costs or force us to alter the features or functionality of the TiVo Service.

 If we are unable to safeguard the security and privacy of our subscribers' confidential data, our reputation and brand may be harmed.

  The personal video recorder collects and stores viewer preference and other data that many of our subscribers consider confidential. Although this data is protected with encryption and other security measures, any compromise or breach of this security could harm our reputation and expose us to potential liability. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could result in a compromise or breach of the systems we use to protect our subscribers' confidential information. We may be required to make significant expenditures to protect against security breaches or to remedy problems caused by any breaches.

 Uncertainty in the marketplace regarding the use of data from subscribers could reduce demand for the TiVo Service and result in increased expenses.

  Consumers may be concerned about the use of personal information gathered by the TiVo Service and personal video recorder. Under our current policy, we do not access this data or release it to third parties. Privacy concerns, however, could create uncertainty in the marketplace for personal television and our products and services. Changes in our privacy policy could reduce demand for the TiVo Service, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our reputation and business.

 We would lose revenues and incur significant costs if our systems or those of our key partners or suppliers are not year 2000 compliant.

  Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because these computer programs do not properly recognize the year. This could result in major system failures or miscalculations that would disrupt our business. We expect to complete our year 2000 assessment by September 1, 1999 and complete any remediation by November 1, 1999. Our assessment may identify material non-compliance issues with the TiVo Service or the personal video recorder, our informational technology systems or the systems of our partners or suppliers. We may not be able to successfully resolve these issues, or it may be costly to do so. In addition, we cannot assure you that governmental agencies, utility companies, third-party service providers and others outside of our control will be year 2000 compliant. The failure by such entities to be year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged telecommunications or electrical failure, which could prevent us from delivering upgrades and regular downloads to the personal video recorders that enable the TiVo Service or otherwise impact the functionality of the personal video recorder.

  For a preliminary evaluation of the potential impact of these year 2000 issues on us, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue."

Financial Risks

 In the future, our revenues and operating results may fluctuate significantly, which may adversely affect the market price of our common stock.

  We expect our revenues and operating results to fluctuate significantly due to a number of factors, many of which are outside of our control. Therefore, you should not rely on period-to-period comparisons of results of operations as an indication of our future performance. It is possible that in some future periods our operating results may fall below the expectations of market analysts and investors. In this event, the market price of our common stock would likely fall.

  Factors that may affect our quarterly operating results include:

  . demand for personal video recorders and the TiVo Service;

  . the timing and introduction of new services and features on the TiVo
     Service;

  . seasonality and other consumer and advertising trends;

  . changes in revenue sharing arrangements with our strategic partners;

  . entering into new or terminating existing strategic partnerships;

  . changes in the subsidy payments we make to certain strategic partners;

  . changes in our pricing policies, the pricing policies of our competitors and general pricing trends in the consumer electronics market;

  . loss of subscribers to the TiVo Service; and

  . general economic conditions.

  Because our expenses precede associated revenues, unanticipated shortfalls in revenue could adversely effect our results of operations for any given period and cause the market price of our common stock to fall.

 Seasonal trends may cause our quarterly operating results to fluctuate, which may adversely affect the market price of our common stock.

  Consumer electronic product sales have traditionally been much higher during the holiday shopping season than during other times of the year. Although predicting consumer demand for our products will be very difficult, we believe that sales of personal video recorders and new subscriptions to the TiVo Service will be disproportionately high during the holiday shopping season when compared to other times of the year. If we are unable to accurately forecast and respond to consumer demand for our products, our reputation and brand will suffer and the market price of our common stock would likely fall.

  We expect that a portion of our future revenues will come from targeted commercials and other forms of television advertising enabled by the TiVo Service. Expenditures by advertisers tend to be seasonal and cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy generally, which could alter current or prospective advertisers' spending priorities or increase the time it takes to close a sale with our advertisers, could cause our revenues from advertisements to decline significantly in any given period.

 If we are unable to raise additional capital on acceptable terms, our ability to effectively manage growth and build a strong brand could be harmed.

  We expect that our existing capital resources, combined with the net proceeds of this offering, will be sufficient to meet our cash requirements through at least the next 12 months. However, as we continue to grow our business, we may need to raise additional capital which may not be available on acceptable terms. If we cannot raise necessary additional capital on acceptable terms, we may not be able to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements.

  If additional capital is raised through the issuance of equity securities, the percentage ownership of our existing stockholders will be reduced, stockholders may experience dilution in net book value per share, or these equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. Any debt financing, if available, may involve covenants limiting, or restricting our operations or future opportunities.

 We have agreed to subsidize the cost of manufacturing personal video recorders, which may adversely affect our operating results and ability to achieve profitability.

  We anticipate that Philips will assume manufacturing responsibility for the personal video recorders in the second half of 1999. We have agreed to pay Philips a per unit subsidy for each personal video recorder that they manufacture and sell. A portion of the subsidy amount is paid when the personal video recorder is shipped. The remaining portion is due when the subscriber activates the TiVo Service. The amount of the payments can vary depending upon Philips' manufacturing costs and selling prices. In addition, in the event Philips is unable to manufacture the personal video recorders at the costs currently estimated or if selling prices are less than anticipated, we will owe additional amounts to Philips, which could adversely affect our operating results. We are obligated to pay a portion of the subsidy when the personal video recorder is shipped, and we will not receive any revenues related to the unit until the unit is sold and the purchaser activates the TiVo Service. We may make additional subsidy payments in the future to consumer electronic and other manufacturers in an effort to maintain a commercially viable retail price for the personal video recorders and other devices that enable the TiVo Service.

 The lifetime subscriptions to the TiVo Service that we currently offer commit us to providing services for an indefinite period. The revenue we generate from these subscriptions may be insufficient to cover future costs.

  We currently offer subscriptions that commit us to provide service for as long as the personal video recorder purchased is used by the original subscriber. The lifetime subscription fee for the TiVo Service is received in advance and amortized as revenue over four years, which is our estimate of the service life of the personal video recorder. If these lifetime subscribers use the personal video recorder for longer than anticipated, we will incur costs without a corresponding revenue stream. In addition, the cash proceeds from the sale of the lifetime subscriptions are received in advance. Amounts received from lifetime subscriptions may be spent prior to the end of the lifetime commitment period, requiring us to fund ongoing costs from other sources.

Risks Related To Key Employees

 If we lose key management personnel, we may not be able to successfully operate our business.

  Our future performance will be substantially dependent on the continued services of our senior management and other key personnel. The loss of any members of our executive management team and the inability to hire additional executive management could harm our business and results of operations. In addition, we do not have employment agreements with, or key man insurance policies for, any of our key personnel.

 We have recently hired several senior executive officers. If these individuals are unable to execute our business strategy and manage our growth, our ability to generate revenues and achieve profitability could be harmed.

  Several members of our executive management team were hired in 1999, including our Chief Financial Officer and Vice President of Finance, our Vice President of Business Development, our Vice President of Human Resources, our Vice President of Sales and our Chief Information Officer. These individuals do not have significant experience working with the other members of our management team, and therefore may require time to adequately familiarize themselves with the nature of our business and operations. We cannot assure you that these individuals will be able to successfully work together or manage any growth we may experience. The process of integrating these individuals into our management team may detract from the operation of our business.

Risks Related To This Offering

 Purchasers of our common stock in this offering will suffer immediate and substantial dilution.

  The initial public offering price per share will significantly exceed the net tangible book value per share. As a result, you will experience immediate dilution of $ in the pro forma adjusted net tangible book value per share of common stock at an assumed public offering price of $ per share. This dilution is in large part because our earlier investors paid substantially less than the initial public offering price when they purchased their shares. You will also experience additional dilution when outstanding options and warrants are exercised.

 Management has broad discretion on how to use the proceeds from this offering, and may apply these proceeds to uses that do not increase our revenues or market value.

  We expect to spend a substantial amount, including amounts from the net proceeds we receive in connection with this offering, to advertise and promote the TiVo Service and the TiVo brand, develop new products and services, and for other working capital and general corporate purposes. We have not determined the specific amounts we intend to spend in any of these areas or the timing of these expenditures. Consequently, management will have broad discretion with respect to the use of the net proceeds from this offering. Because of the number and variability of factors that determine our use of proceeds from this offering, we cannot assure you that the uses will not vary from our current intentions.

 Our certificate of incorporation, bylaws and Delaware law contain provisions that could discourage a third party from acquiring us and consequently decrease the market value of your investment.

  Some provisions of our certificate of incorporation and bylaws and of Delaware law could delay or prevent a change of control or changes in our management that a stockholder might consider favorable. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline. For more information about particular anti-takeover provisions, see "Description of Capital Stock."

 We expect to experience volatility in our stock price that could adversely affect your investment.

  Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between the representatives of the underwriters and us and may not be indicative of the market price for the common stock that may develop after this offering. We do not know the extent to which investor interest will lead to the development of an active public market. Investors may not be able to resell our common stock at or above the initial public offering price. In addition, many factors could cause the market price of our common stock to fluctuate substantially, including:

  . changes in estimates of our financial performance or changes in recommendations by securities analysts;

  . release of new or enhanced products or introduction of new marketing initiatives by us or our competitors;

  . announcements by us or our competitors of the creation or termination of significant strategic partnerships, joint ventures, significant contracts, or acquisitions;

  . the market price generally for technology-related stocks;

  .  fluctuations in general economic conditions;

  . market conditions affecting the television and home entertainment industry;

  .  fluctuations in operating results; and

  .  additions or departures of key personnel.

 We may in the future be the target of securities class action litigation, which could be costly and time consuming to defend.

  In the past, securities class action litigation has often been brought against a company following price declines. We may be the target of similar litigation in the future that could harm the market price of our common stock. Securities litigation could result in substantial costs and diversion of management attention and resources, all of which could materially harm our business.

 An aggregate of 27,491,338 shares, or     %, of our outstanding stock will
become eligible for resale in the public market between 180 days and one year after this offering, and future sales of such stock may cause our stock price to decline.

  The market price of our common stock could drop as a result of sales of a large number of shares of common stock in the market after this offering or in response to the perception that sales of a large number of shares could occur. No prediction can be made about the effect that future sales of common stock
will have on the market price of our common stock. Of the      shares of our
common stock to be outstanding upon completion of the offering, the      shares
offered hereby (plus any shares issued upon exercise of the underwriters' over-allotment option) will be freely tradable. All of the shares outstanding prior to the offering will be "restricted securities" as the term is defined under Rule 144 promulgated under the Securities Act. Unless sold pursuant to Rule 144, which provides for minimum holding periods, public availability of information, and volume and manner restrictions on sales, "restricted securities" cannot be sold without an effective registration statement on file with the SEC. These shares will be available for sale in the public market as follows:

 Number of Shares/
 Percent Outstanding               Date When Shares Become Available for Resale in the
 After the Offering                                   Public Market
 -------------------            ---------------------------------------------------------
            /  %                180 days after the date of this prospectus pursuant to
                                agreements between the stockholders and the underwriters
                                or TiVo, provided that Credit Suisse First Boston can
                                waive this restriction at any time.      of these shares
                                will also be subject to sales volume restrictions under
                                Rule 144 under the Securities Act

            /  %                Upon expiration of applicable one-year holding periods
                                under Rule 144, which will expire between      , 2000 and
                                     , 2000, subject to sales volume restrictions under
                                Rule 144

  In addition, we intend to file a registration statement on Form S-8 under the Securities Act approximately 90 days after the date of this offering to register an aggregate of 9.3 million shares of common stock issued or reserved for issuance under our various stock plans.

 Forward-looking statements contained in this prospectus may not be realized.

  All statements, trend analysis and other information contained in this prospectus relating to markets for our products and trends in revenues, gross margins and anticipated expense levels, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect" and "intend" and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties, and our actual results of operations may differ materially from those contained in the forward-looking statements.

                                USE OF PROCEEDS

  We expect to receive net proceeds of approximately $ from the sale of shares of common stock in this offering, and an additional $ from the sale of shares if the underwriters' over-allotment option is exercised in full, at an assumed initial public offering price of $ per share.

  We have no specific plan for the net proceeds of this offering. The principal reason for this offering is to raise capital for:

  .  advertising and promotion of the TiVo Service and the TiVo brand,

  .  development of new products and services, and

  . other working capital and general corporate purposes. The amounts and timing of these expenditures will vary depending on a number of factors, including competitive and technological developments and the rate of growth, if any, of our business. We may also use a portion of the net proceeds to acquire additional businesses, products or technologies, to lease additional facilities, or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any of these types of transactions.

  We will retain broad discretion in the allocation of the net proceeds of this offering. Because of the number and variability of factors that determine our use of proceeds from this offering, we cannot assure you that the uses will not vary from our current intentions.

  Pending the uses described above, we will invest the net proceeds in short-term, interest bearing, investment-grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return.

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our common stock. In addition, under our bank credit facility, we cannot pay dividends without our bank's consent, with limited exceptions. We currently intend to retain any future earnings to fund the development and growth of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of June 30, 1999:

  . on an actual basis;

  . on a pro forma basis to reflect:

   . the automatic conversion of 19,175,962 shares of preferred stock outstanding as of the date of this prospectus into shares of common stock on a one-for-one basis;

   . the exercise of all warrants for common and preferred stock outstanding as of the date of this prospectus and the conversion of all shares of preferred stock issued upon exercise of such warrants into 1,255,594 shares of common stock based on firm commitments received from the warrant holders.


  . on a pro forma as adjusted basis to reflect the sale of   shares of
    common stock offered by this prospectus assuming an initial public offering price of $ per share after deducting estimated underwriting discounts and commissions and estimated offering expenses.

  The capitalization information set forth in the table below is qualified by, and you should read it in conjunction with, more detailed financial statements and related notes and the information included under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                        June 30, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                  (in thousands, except for
                                                         share data )

Long-term portion of obligations under capital
 lease......................................... $    558  $    558
                                                --------  --------
Stockholders' equity
  Convertible preferred stock par value $0.001;
   20,100,000 shares authorized, 15,573,661
   shares issued and outstanding actual;
   23,415,000 shares authorized, no shares
   issued and outstanding pro forma; 2,000,000
   shares authorized, no shares issued and
   outstanding pro forma as adjusted...........   39,580       --
  Common stock, par value $0.001; 40,000,000
   shares authorized, 8,291,876 shares issued
   and outstanding actual; 50,000,000 shares
   authorized, 28,723,432 shares issued and
   outstanding pro forma, 75,000,000
   authorized,   shares issued and outstanding
   pro forma as adjusted.......................        8        29
  Additional paid-in capital...................   22,609   101,998
  Deferred compensation........................   (2,628)   (2,628)
  Prepaid marketing expenses...................  (15,698)  (15,698)
  Note receivable from stockholder.............   (2,822)   (2,822)
  Losses accumulated during the development
   stage.......................................  (21,944)  (21,944)
                                                --------  --------
  Total stockholders' equity ..................   19,105    58,935
                                                --------  --------
    Total capitalization....................... $ 19,663  $ 59,493
                                                ========  ========

  -----------------------
  This table excludes the following shares as of June 30, 1999:

  . 3,161,512 shares of common stock issuable upon the exercise of stock options outstanding under our stock option plans at a weighted average exercise price of $3.65 per share; and

  . 560,288 shares of common stock available for issuance under our stock option plans.

                                   DILUTION

  The pro forma net tangible book value of Tivo, Inc. on June 30, 1999 was approximately $58.9 million, or approximately $2.05 per share. Pro forma net tangible book value per share represents our pro forma stockholders' equity divided by the pro forma number of shares of our common stock outstanding of 28,723,432. Pro forma common shares outstanding are calculated after giving effect to the issuance of 20,431,556 shares of common stock upon the following:

  .the automatic conversion of 19,175,962 shares of preferred stock outstanding as of the date of this prospectus into shares of common stock on a one-for-one basis;

  .the exercise of all warrants for common and preferred stock outstanding as of the date of this prospectus and the conversion of all shares of preferred stock issued upon exercise of such warrants into 1,255,594 shares of common stock based on firm commitments received from the warrant holders.



Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common
stock immediately afterwards. Assuming our sale of   shares of common stock
offered by this prospectus at an assumed initial public offering price of $ per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at June 30, 1999 would have been approximately $ million or $ per share. This represents an immediate increase in net tangible book value of $ per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

   Assumed initial public offering price per share.................        $
     Pro forma net tangible book value per share at June 30, 1999..  $2.05
     Increase per share attributable to new investors..............
                                                                     -----
   Pro forma net tangible book value per share after this
    offering.......................................................
                                                                           ----
   Dilution per share to new investors.............................        $
                                                                           ====

  The following table summarizes on a pro forma basis as of June 30, 1999 the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid. We have assumed an initial public offering price of $ per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

                                 Shares Purchased  Total Consideration  Average
                                ------------------ ------------------- Price Per
                                  Number   Percent   Amount    Percent   Share
                                ---------- ------- ----------- ------- ---------
   Existing stockholders....... 28,723,432      %  $80,879,000      %    $2.82
   New investors...............
                                ----------   ---   -----------   ---
     Total.....................                 %  $                %
                                ==========   ===   ===========   ===

  The foregoing discussion and tables assume no exercise of any outstanding stock options. To the extent that any shares reserved for issuance under our stock plans are issued, there will be further dilution to new investors. See "Capitalization" and "Management--Stock Plans."

  If the underwriters exercise their over-allotment in full, the following will occur:

  . the number of shares of common stock held by existing stockholders will decrease to approximately % of the total number of shares of our common stock outstanding; and

  . the number of shares held by new public investors will increase to , or approximately % of the total number of our common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from inception to December 31, 1997 and for the year ended December 31, 1998, and the balance sheet data as of December 31, 1997 and 1998, are derived from the audited financial statements included elsewhere in this prospectus. The selected statement of operations data for the six months ended June 30, 1998 and 1999 and from the period from inception to June 30, 1999, and the selected balance sheet data as of June 30, 1999 are derived from our unaudited financial statements included elsewhere in this prospectus. The pro forma net loss per share is calculated as if the convertible preferred stock outstanding as of June 30, 1999 was converted into shares of common stock on the date of its issuance on a one-for-one basis and as if all warrants outstanding as of June 30, 1999 had been exercised and converted into shares of common stock on the date of issuance on a for-one basis. Subsequent to June 30, 1999, we issued 3,121,994 shares of Series I preferred stock at $10.41 per share and 480,307 shares of Series J preferred stock at $10.41 per share. The balance sheet data do not include the proceeds from these issuances.

  These unaudited financial statements have been prepared on the same basis as our audited financial statements and, in our opinion include all material adjustments, consisting only of normal recurring adjustments, necessary to present fairly this unaudited financial information. The historical results are not necessarily indicative of results to be expected for future periods.

                          Period From                                    Period From
                         August 4, 1997              Six Months Ended   August 4, 1997
                         (Inception) to  Year Ended      June 30,       (Inception) to
                          December 31,  December 31, -----------------     June 30,
                              1997          1998      1998      1999         1999
                         -------------- ------------ -------  --------  --------------
                                    (in thousands, except per share data)
Statement of Operations
 Data:
Subscription revenues...     $  --        $   --     $   --   $      8     $      8
Costs and expenses:
  Cost of services......        --            --         --     (1,170)      (1,170)
  Research and
   development..........       (356)       (5,614)    (1,809)   (2,999)      (8,969)
  Sales and marketing...        (28)       (1,277)      (356)   (3,784)      (5,089)
  Sales and marketing --
   related parties......        --            --         --       (382)        (382)
  General and
   administrative
   expenses.............       (241)       (2,946)      (903)   (3,024)      (6,211)
  Stock-based
   compensation.........        --            --         --       (187)        (187)
  Other operating
   income...............        --            --         --        895          895
  Other operating
   expenses.............        --            --         --     (1,084)      (1,084)
                             ------       -------    -------  --------     --------
    Loss from
     operations.........       (625)       (9,837)    (3,068)  (11,727)     (22,189)
  Interest income.......         49           116         35       277          442
  Interest expense and
   other................        (19)          --         (13)     (178)        (197)
                             ------       -------    -------  --------     --------
    Net loss............     $ (595)      $(9,721)   $(3,046) $(11,628)    $(21,944)
                             ======       =======    =======  ========     ========
Net loss per share:
  Basic and diluted.....     $(0.20)      $ (3.25)   $ (1.04) $  (2.67)    $  (6.59)
  Weighted average
   shares...............      2,917         2,990      2,933     4,356        3,330
Pro forma net loss per
 share:
  Basic and diluted.....                  $ (0.90)            $  (0.63)
  Weighted average
   shares...............                   10,800               18,582

                                                                         As of
                                                              As of      June
                                                          December 31,    30,
                                                          ------------- -------
                                                           1997   1998   1999
                                                          ------ ------ -------
                                                             (in thousands)
Balance Sheet Data:
Cash and cash equivalents................................ $2,110 $2,248 $11,967
Working capital..........................................  2,044  1,329  18,221
Total assets.............................................  2,548  3,543  23,804
Long-term portion of obligations under capital lease.....    --     --      558
Total stockholders' equity...............................  2,405  2,121  19,105

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  We were incorporated as Teleworld Inc. in August 1997 and changed our name to TiVo Inc. in July 1998. The TiVo Service is a subscription-based television service that provides viewers with greater control, easier navigation and a wider range of viewing options when watching television. The TiVo Service also provides television content providers and advertisers with a new platform for content delivery, interactive viewing options and in-home commerce. The TiVo Service is enabled through a personal video recorder designed and developed by TiVo.

  We are a development-stage company. We have generated only a limited amount of revenues to date and expect to incur significant operating expenses over the next several years in connection with the continued development and expansion of our business. In particular, we expect our sales and marketing expenses to increase significantly as we initiate the retail launch of the TiVo Service and the related personal video recorder, attempt to establish the TiVo brand and attract subscribers. The retail launch is scheduled to begin in the third quarter of 1999. As a result, we will lose money in 1999. We expect to continue to lose money for the foreseeable future. As of June 30, 1999, we had an accumulated deficit of $21.9 million.

  We currently generate revenues from subscriptions to the TiVo Service and other income from the sale of personal video recorders. We began selling personal video recorders and subscriptions to the TiVo Service on March 31, 1999. For the six months ended June 30, 1999, we generated revenues of $8,000 from subscriptions to the TiVo Service. Subscriptions to the TiVo Service are available on a monthly, annual or lifetime basis. A monthly subscription currently costs $9.95 per month, an annual subscription costs $99 per year and a lifetime subscription costs $199. A lifetime subscription allows access to the TiVo Service as long as the viewer uses the personal video recorder that activates the TiVo Service. Subscription fees are paid by the viewer prior to activation of the TiVo Service. Subscription revenues from lifetime subscriptions are recognized ratably over a four year period. Our current plan is to stop selling personal video recorders in connection with the transition of manufacturing and distribution to Philips. We expect that Philips will begin to manufacture and distribute personal video recorders in the second half of 1999. The sales of personal video recorders are not expected to be recurring, and are therefore considered incidental to our business. The proceeds from the sale of personal video recorders for the six months ended June 30, 1999 of $895,000 are recorded as other income. The cost of these personal video recorders was $1.1 million.

  We anticipate that the sources of our revenues will change over time. In the future, we may generate revenue from other sources such as:

  . advertising shown on the TiVo Service;

  . revenues from networks; and

  . electronic commerce or couch commerce.

  We have agreed to make payments to some of our strategic partners in order to promote the TiVo Service and encourage the manufacture and distribution of the personal video recorders that enable the TiVo Service. We have agreed to make monthly, formula-based payments to Philips, DIRECTV and Quantum in exchange for manufacturing, marketing support and a discount from Quantum on hard disk drives used in the personal video recorders. We have also agreed to pay to Philips a per unit subsidy for each personal video recorder that they manufacture and sell. A portion of the subsidy amount paid to Philips is due when the personal video recorder is shipped. The remaining portion is due when the subscriber activates the TiVo Service. The amount of the payments can vary depending upon Philips' manufacturing costs and selling prices. We may make additional subsidy payments in the future to consumer electronic and other manufacturers in an effort to maintain a commercially viable retail price for the personal video recorders and other devices that enable the TiVo Service. Payments made to our strategic partners in exchange for these services are recognized as sales and marketing expenses--related parties. Subsidy payments are renegotiated on an annual basis.

  In the past, we have issued stock in exchange for services by our strategic partners. For example, we issued shares of our common stock to DIRECTV in exchange for marketing support and a note which will be reduced as bandwidth capacity is made available to TiVo on DIRECTV's satellite television system. We also issued warrants exercisable for shares of our common stock to Quantum in exchange for a discount on hard disk drives used in personal video recorders that enable the TiVo Service. As of June 30, 1999, we had recorded prepaid marketing expenses resulting from the issuance of this equity to DIRECTV and Quantum in the amount of $15.7 million. This amount represents the estimated fair value of the common stock at the date of issuance and the estimated fair value of the 324,325 warrant shares which were vested as of that date out of the total of 867,803 shares issuable upon exercise of the warrants. Of this amount, zero was amortized in 1998 and $276,000 was amortized for the six months ended June 30, 1999. These prepaid marketing expenses are amortized as services are provided to us and charged to sales and marketing expense--related parties.

  From time to time, we have also granted stock options to employees, consultants and directors and expect to continue to do so in the future. As of June 30, 1999, we had recorded deferred compensation related to these options in the total amount of $2.8 million, representing the difference between the estimated fair value of our common stock, as determined for accounting purposes, and the exercise price of options on the date of grant. Of this amount, zero was amortized in 1998 and $187,000 was amortized for the six months ended June 30, 1999. Deferred compensation is amortized over the vesting period of each option.

Results of Operations

 Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

  Subscription revenues. Subscription revenues for the six months ended June 30, 1999 increased to $8,000 from zero for the six months ended June 30, 1998. This increase is attributable to customer subscriptions to the TiVo Service which began in March 1999. As of June 30, 1999, we had approximately 1,000 subscribers.

  Cost of services. Cost of services consists primarily of employee salaries and expenses related to providing the TiVo Service to subscribers. Cost of services for the six months ended June 30, 1999 increased to $1.2 million from zero for the six months ended June 30, 1998. This increase was primarily attributable to the hiring of content programming and service operation personnel in connection with the commercial release of the TiVo Service and the personal video recorder that enables the TiVo Service.

  Research and development expenses. The Company's research and development expenses consist primarily of employee salaries and related expenses and consulting fees relating to the design of the personal video recorder that enables the TiVo Service. Research and development expenses for the six months ended June 30, 1999 increased to $3.0 million from $1.8 million for the six months ended June 30, 1998. This increase was primarily attributable to the hiring of additional engineering personnel and related costs.

  Sales and marketing expenses. Sales and marketing expenses consist primarily of employee salaries and related expenses, development of media advertising, public relations tours and special promotions, trade shows and the production of product related items, including packaging, manuals and videos. Sales and marketing expenses for the six months ended June 30, 1999 increased to $3.8 million from $356,000 for the six months ended June 30, 1998. This increase was primarily attributable to an increase in expenditures for trade shows, public relations and advertising in connection with the commercial release of the TiVo Service and the personal video recorder that enables the TiVo Service. We expect our marketing expenses to increase significantly in connection with the retail launch of the TiVo Service and the personal video recorder that enables the TiVo Service. The retail launch is expected to occur in the second half of 1999.

  Sales and marketing expenses--related parties. Sales and marketing expenses-- related parties consist of cash and non-cash charges related to agreements with DIRECTV, Philips and Quantum, all of whom hold stock or warrants in the Company. Sales and marketing--related parties for the six months ended June 30, 1999 increased to $382,000 from zero for the six months ended June 30, 1998 as services began to be rendered.

  General and administrative expenses. General and administrative expenses consist primarily of employee salaries and related expenses for executive, administrative, accounting, information systems, customer service personnel, facility costs, professional fees and recruiting. General and administrative expenses for the six months ended June 30, 1999 increased to $3.0 million from $903,000 for the six months ended June 30, 1998. This increase was primarily attributable to an increase in salaries and related expenses and costs of establishing Information Services and Service Operations departments which did not exist in the six months ended June 30, 1998.

  Stock-based compensation. During 1999, we granted stock options with exercise prices that were less than the estimated fair market value of the underlying shares of common stock for accounting purposes on the date of grant. This will result in stock-based compensation expense over the period that these options vest. The stock- based compensation expense was approximately $187,000 for the six months ended June 30, 1999.

  Other operating income. Other operating income consists of proceeds from the sale of personal video recorders. We plan to stop selling personal video recorders by the end of 1999 in connection with the transition of manufacturing to Philips. The sales proceeds received through June 30, 1999 are considered incidental to our business and have been classified as other operating income.

  Other operating expenses. Other operating expenses consist of the cost of the personal video recorders sold for the six months ended June 30, 1999.

 Year Ended December 31, 1998 Compared to the Period from Inception to December 31, 1997

  Research and development expenses. Research and development expenses for the year ended December 31, 1998 increased to $5.6 million from $356,000 for the period of inception through December 31, 1997. This increase was primarily attributable to the hiring of additional engineering personnel and expenditures on product design, development consulting and prototype manufacturing.

  Sales and marketing expenses. Sales and marketing expenses for the year ended December 31, 1998 increased to $1.3 million from $28,000 for the period of inception through December 31, 1997. This increase was primarily attributable to the hiring of additional sales and marketing personnel, corporate identity development, retention of a public relations firm and professional web site development.

  General and administrative expenses. General and administrative expenses for the year ended December 31, 1998 increased to $2.9 million from $241,000 for the period of inception through December 31, 1997. This increase was primarily attributable to hiring additional personnel, moving to a larger facility and recruiting, travel, consulting, legal and other overhead costs to support the growth of the business.

Quarterly Results of Operations

  The following table represents certain unaudited statement of operations data for our six most recent quarters ended June 30, 1999. In management's opinion, this unaudited information has been prepared on the same basis as the audited annual financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair representation of the unaudited information for the quarters presented. This information should be read in conjunction with our financial statements, including the notes thereto, included elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of results that may be expected for any future period.

                     Three
                    Months
                     Ended
                   -----------------------------------------------------------------
                   March 31, June 30,  September 30, December 31, March 31, June 30,
                     1998      1998        1998          1998       1999      1999
                   --------- --------  ------------- ------------ --------- --------
                                      (unaudited, in thousands)
Subscription
 revenues.........  $   --   $   --       $   --       $   --      $   --   $     8
Costs and expenses
 Cost of
  services.......       --       --           --           --         (618)    (552)
 Research and
  development....      (793)  (1,016)      (1,659)      (2,146)     (1,369)  (1,630)
 Sales and
  marketing......      (134)    (222)        (354)        (567)     (2,056)  (1,728)
 Sales and
  marketing--
  related
  parties........       --       --           --           --          --      (382)
 General and
  administrative..     (293)    (610)        (706)      (1,337)     (1,535)  (1,489)
 Stock based
  compensation...       --       --           --           --          --      (187)
 Other operating
  expense, net...       --       --           --           --           12     (201)
                    -------  -------      -------      -------     -------  -------
  Loss from
   operations...     (1,220)  (1,848)      (2,719)      (4,050)     (5,566)  (6,161)
Interest income...       18       17           46           55          53      224
Interest expense
 and other........       (2)     (11)          (7)         --           (2)    (176)
                    -------  -------      -------      -------     -------  -------
  Net loss......    $(1,204) $(1,842)     $(2,680)     $(3,995)    $(5,515) $(6,113)
                    =======  =======      =======      =======     =======  =======

  We expect sales and marketing expenses to increase substantially in connection with the retail launch of the TiVo Service in the second half of 1999. To launch the TiVo Service in retail channels, we intend to initiate an extensive advertising campaign. We intend to hire additional sales and marketing personnel and to begin a marketing campaign through television, print and Internet-based advertising and direct mail. We further expect to commit a significant amount of human and financial resources to supplement the sales and marketing efforts of our strategic partners, to participate in trade shows, produce commercials and infomercials and create other marketing collateral. We expect to spend increasing amounts on sales and marketing to attract subscribers and retailers.

  The TiVo Service is enabled through a personal video recorder that is sold in retail channels like other consumer electronic devices. As a result, we anticipate that our business will be seasonal and we expect to generate a significant number of our annual new subscribers during the holiday shopping season. We also expect to generate a portion of future revenues from television advertising which tends to be seasonal and cyclical, reflecting overall economic conditions as well as budgeting and buying patterns.

Liquidity and Capital Resources

  From inception through June 30, 1999, we financed our operations and met our capital expenditure requirements primarily from proceeds of the private sale of equity securities totaling approximately $39.9 million. At June 30, 1999, we had $12.0 million of cash and cash equivalents along with $7.5 million of short term investments. The expansion of our business will require significant additional capital to fund operating losses, capital expenditures and working capital needs.

  Net cash used in operating activities was $494,000 from inception to December 31, 1997, $8.8 million for the year ended December 31, 1998, and $10.7 million for the six months ended June 30, 1999. Net cash used during these periods was primarily a result of the research and development, sales and marketing and general and administrative costs to support the development of the TiVo Service and the personal video recorder that enables the TiVo Service. For the six months ended June 30, 1999 we began providing the TiVo Service, incurring costs of $1.2 million.

  Net cash used in investing activities was $396,000 from inception to December 31, 1997, $817,000 for the year ended December 31, 1998, and $7.6 million for the six months ended June 30, 1999. Net cash used during these periods was for the acquisition of property and equipment and for the purchase of $7.5 million of short term investments with proceeds primarily from the sale of preferred stock in 1999.

  Net cash provided by financing activities was $3.0 million from inception to December 31, 1997. This financing was received from the issuance of Series A preferred stock to several investors, including New Enterprise Associates (NEA) and Institutional Venture Partners VII, LP (IVP). Net cash provided by financing activities was $9.8 million for the year ended December 31, 1998. This financing was received primarily from the issuance of Series B and C preferred stock to NEA, IVP, Comdisco, Odyssey and other private and institutional investors. Additionally, we obtained financing through a bank overdraft of $442,000. Net cash provided by financing activities was $28.0 million for the six months ended June 30, 1999. This financing was received primarily from the issuance of Series D, E, F, G and H preferred stock to Vulcan Ventures, Showtime, DIRECTV, NBC and Philips, respectively. Additionally, the bank overdraft increased to $989,000 as of June 30, 1999.

  In July 1999, we completed a private placement of $32.5 million of our Series I preferred stock with the following programmers, cable network operators and content providers;

    . Advance/Newhouse                      . Discovery Communications
    . CBS Corporation                       . Liberty Media Corporation
    . Comcast Interactive                   . TV Guide Interactive
    . Cox Communication                     . The Walt Disney Company (through
                                              its wholly owned subsidiary
                                              Catalyst Investments L.L.C.)

  In August 1999, we completed a private placement of $5.0 million of our Series J preferred stock with America Online, Inc.

  In December 1997, we established a $750,000 line of credit with a financial institution. The line bears interest at the bank's prime rate plus 0.75% and expired on August 15, 1999. Substantially all of our assets are pledged as collateral under the line. Borrowings of $610,000 were made under this line between February and July 1998, at which time the line was repaid. The line is partially utilized to secure a letter of credit in the amount of $600,000. No amounts were outstanding at December 31, 1998 and June 30, 1999.

  We have commitments under facilities operating leases of $901,000 and obligations under capital leases of $670,000 as of June 30, 1999. The obligations under the capital lease relate to equipment leased under a lease line that expires in February 2000 of $2.5 million. The annual interest rate on the used portion of the line is 7.25% plus the amortization of the value assigned to a warrant to purchase 60,814 shares of Series B preferred stock at $1.26 per share issued in connection with the lease line.

  We have also entered into various purchase order commitments with a number of vendors, primarily for the purchase of parts to manufacture our product, public relations and marketing services, promotional activities, and engineering design, materials and prototypes. As of June 30, 1999, our outstanding purchase order commitments were approximately $7.5 million.

  On April 8, 1999, we entered into a secured convertible debenture purchase agreement with New Enterprise Associates VII, L.P., Institutional Ventures VII, LP. and two other stockholders. Under the terms of this agreement, we received a commitment allowing us to borrow up to $3.0 million at an interest rate of 4.67%. The debentures are secured by substantially all of our assets, excluding intellectual properly, and are due June 30, 2000. In connection with the agreement, we issued warrants to purchase 81,522 shares of common stock at an exercise price of $2.50 per share, including warrants to purchase 35,307 shares of common stock to New Enterprise VII, L.P. and warrants to purchase 35,307 shares of common stock to Institutional Ventures VII, L.P. The value assigned to these warrants is being amortized over the six month term of the commitment. As of June 30, 1999, we had no outstanding amounts under this agreement. All of the warrants issued under the terms of this agreement expire upon the completion of an initial public offering and are being exercised prior to the completion of this offering.

  Our future capital requirements will depend on a variety of factors, including market acceptance of personal television and the TiVo Service, the resources we devote to developing, marketing, selling and supporting our products and other factors. We expect to devote substantial capital resources to hire and expand our engineering, sales and marketing and customer support organizations, to prepare for and execute the retail launch of the TiVo Service and personal video recorder and for general corporate purposes. We believe that our cash and cash equivalents, the net proceeds from the sale of our Series I and Series J preferred stock and the net proceeds from this offering will be sufficient to fund our operations for at least the next 12 months. Despite our expectations, we may need to raise additional capital before the end of the next 12 months. Beyond one year, we may need to raise additional funds in order to fund anticipated growth, including significant increases in personnel, office facilities and computer systems; to develop new or enhance existing services or products; to expand into new markets and respond to competitive pressures; or to acquire or invest in complementary businesses, technologies, services or products. In addition, in order to meet long term liquidity needs, we may need to raise additional funds, establish a credit facility or seek other financing arrangements. Additional funding may not be available on favorable terms or at all. See "Risk Factors--If we are unable to raise additional capital on acceptable terms, our ability to effectively manage growth and build a strong brand could be harmed."

Year 2000 Issue

  Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because these computer programs would not properly recognize the year format. This could result in major system failures or miscalculations that could disrupt our business. We have formulated a year 2000 plan to assess and address any year 2000 issues and have created a year 2000 task force headed by our chief information officer to implement the plan.

  We use an internal calendar in both the personal video recorder and the TiVo Broadcast Center. The personal video recorder uses an internal calendar for recording shows as well as to dial into the TiVo Broadcast Center for nightly downloads of program guide data and other content. The TiVo Broadcast Center uses a calendar to distribute program guide data and content.

 State of Readiness

  The TiVo Service and the personal video recorder that enables the TiVo Service have been tested for year 2000 compliance and, at this time, there are no known issues. We intend to test the TiVo Service and personal video recorder for year 2000 issues again before the end of 1999.

  We have completed an initial assessment of the criticality of our suppliers' technology being year 2000 compliant. We intend to internally test and prove the year 2000 compliance of any vendors' and suppliers' technology that has a high impact on our business. Those third-party technologies with moderate impact on our business will be assessed by a review of these third parties' web sites or by requesting a letter from such parties to prove compliance. We do not intend to conduct further investigation on those third-party technologies that have a low impact on our business other than reviewing these parties' web sites.

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

  As we have added strategic partners, we have inquired as to the year 2000 compliance of their systems. To date, all critical partners we are working with have indicated that their systems are, or will be prior to the end of 1999, year 2000 compliant. We have not required any formal paperwork from, or conducted any tests with, these partners.

  We have completed a preliminary assessment of our information technology systems, which includes, but is not limited to, hardware and software required to support our broadcast service center as well as our internal business systems. We also are in the process of assessing our non-information technology systems, which include facility date sensitive systems. Most information technology systems have been purchased in the last six months. Year 2000 compliance has always been a major part of the selection criteria. To date our assessment has consisted of the following steps:

  . identification of categories of hardware and software that need to be evaluated;

  . listing of all hardware and software by category and rated by criticality;

  .  determination of any known year 2000 issues;

  . adoption of a proof assessment approach based on criticality to our business;

  .  creation of a high level plan for assessment and remediation by item;
     and

  .  implementation of the plan.

  At this stage in our assessment, we are not aware of any year 2000 issues that would have a material effect on our business. We plan to complete the year 2000 assessment by September 1, 1999 and complete any remediation by November 1, 1999.

 Cost

  As of July 1, 1999, we have incurred costs of approximately $20,000 and we expect to incur an additional $50,000 in connection with identifying, evaluating and addressing year 2000 compliance issues. All of the expenses to date have related to, and are expected to continue to relate to, operating costs associated with time spent by our employees in the evaluation process. There may be some charges related to upgrades if any issues are identified during our vendor communications or testing. If such expenses are higher than anticipated, our business could suffer.

 Risks

  Our assesment of year 2000 issues may identify material non-compliance issues with the TiVo Service or the personal video recorder, our informational technology systems or the systems of our partners or suppliers. We may not be able to successfully resolve these issues, or it may be costly to do so. In addition, we cannot assure you that governmental agencies, utility companies, third-party service providers and others outside of our control will be year 2000 compliant. The failure by such entities to be year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged telecommunications or electrical failure, which could prevent us from delivering upgrades and regular downloads to the personal video recorders that enable the TiVo Service or otherwise impact the functionality of the personal video recorder. Any of these occurences would have a material adverse effect on our business.

 Contingency Plans

  Year 2000 issues that impair the delivery of the TiVo Service will be addressed via software upgrades to the TiVo Broadcast Center and/or the personal video recorder via the nightly download of data over the telephone line. Up to 12 days of program guide data can be stored on the personal video recorder. The program guide data related to the 12th day into the future is downloaded onto the personal video recorder every night. If a year 2000 issue prevents this nightly download of program guide data, there would still be up to 12 days of program guide data on the personal video recorder at that point in time. Each day a download does not arrive, however, there would be one less day the subscriber could record in the future. After the 12th day following a


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year 2000 issue that impacts these nightly downloads, the personal video recorder could only be used in "non-service mode" until a software fix could be downloaded. In non-service mode, a subscriber could still use the pause, rewind and fast forward features, but could only record programs by manually programming the channel and time into the personal video recorder.

  If the personal video recorder's downloading process malfunctioned due to a year 2000 issue, or if software downloads were unable to remedy the problem, the personal video recorder would have to be returned and repaired either by TiVo or its manufacturing partners.

  To address potential facility-related year 2000 issues on our most critical systems, we are moving the TiVo Broadcast Center into co-location at UUnet by October 1999. The UUnet co-location is equipped with generators that can provide several weeks of back-up power.

  The results of our further assessment and testing will be taken into account in determining the nature and extent of any additional contingency plans.

Impact of Inflation

  We believe that inflation has not had a significant impact on our operating results.

Recently Issued Accounting Standards

  We have adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" in 1998. SFAS No. 131 established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS No.131 also establishes standards for related disclosure about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 required no additional disclosures in our consolidated financial statements as we operate in a single reportable segment.

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

                                    BUSINESS

Overview

  TiVo is a pioneer in the personal television industry. TiVo has created a unique personal television service that allows viewers to watch what they want when they want. The TiVo Service creates a richer and more enjoyable television experience by offering viewers greater control, choice, and convenience. TiVo believes that the TiVo Service also allows television programmers and advertisers to reach a broader audience by making shows more accessible and easier to record and to target their programming and advertising to specific viewers. The TiVo Service is a subscription-based service enabled by a personal video recorder designed and developed by TiVo.

  TiVo intends to commence its retail launch in the second half of 1999. Philips will manufacture, market and sell the personal video recorder enabling the TiVo Service and spearhead the retail launch, allowing TiVo to focus its resources on promoting and enhancing the TiVo Service. As part of the launch, DIRECTV will provide marketing resources that will allow TiVo to target DIRECTV subscribers. DIRECTV will also provide sales support in the retail channel.

Industry Background

  The television is a truly ubiquitous consumer product. According to the market research firm Nielsen Media Research, 98.0 million, or more than 98% of all U.S. households, owned at least one television at the end of 1998. Nielsen also reports that in 1998, U.S. households owned, on average, 2.4 televisions and spent an average of 7 hours and 15 minutes per day viewing television.

  The reach and popularity of television has been facilitated by the emergence of new technologies and delivery systems for television programming. These new technologies have enhanced the clarity, color and sound of television and, as a result, have increased the entertainment value of watching television. In addition, new delivery systems, including cable and satellite systems, now offer a large number of programming choices and specialized programming such as pay-per-view promotions. According to Paul Kagan Associates, 66.1 million U.S. households spent $30.9 billion to receive subscription-based cable television services in 1998. In addition, according to Skytrends, 10.6 million U.S. households spent $5.3 billion to receive subscription-based satellite television services in 1998.

  These statistics have not been lost on advertisers, who have made television their largest, most popular medium for reaching consumers. McCann-Erickson, Inc., a market research firm, estimates that $47.4 billion was spent on television advertising in 1998. This represents over 23% of total advertising spending.

  As the reach and popularity of television has grown, so too has the amount of programming available to viewers. Cable and home satellite television systems have dramatically increased the number of networks and channels available to today's television viewer. According to the Television & Cable Fact Book, in 1998, over 60% of U.S. cable subscribers had access to more than 53 channels, compared to less than 10% in 1985. The explosive growth in available channels has led to an overwhelmingly diverse selection of programming and content. This is due in large part to the emergence of specialized television channels and networks which are formed around a given subject, theme or category of interest. For example, channels have been created to deliver programming to targeted groups, such as women or children, or to deliver specialized content, such as news, cartoons, classic movies, golf, comedy or educational programming. Subscription-based premium channels, such as HBO and Showtime, also offer specialized programming including major motion pictures, made-for-television movies and sporting events. Clearly, there is more television programming to choose from now than ever before.


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

The Need For Personal Television

  From the introduction of color television and remote controls to the proliferation of cable and satellite programming and home theater systems, improvements in the television experience have been aimed at meeting viewer demand for richer programming and a more enjoyable viewing experience. However, the dramatic increase in the volume and diversity of television programming has fragmented viewing audiences and created new challenges for viewers, television programmers, network operators and advertisers.

  Challenges Faced by Viewers. TiVo believes that today's television viewer wants greater control, choice and convenience when watching television. Today's television viewers:

  . are unable to easily navigate through hundreds of channels and thousands of programs;

  .  are unable to easily identify programs of interest;

  . are limited to either watching shows at the time they are broadcast or recording shows by using a VCR; and

  .  are often forced to miss portions of shows due to interruptions.

  Challenges Faced by Television Programmers. Although the television has become a ubiquitous product, the dramatic increase in the volume and diversity of channels and programming has drawbacks for networks and other television programmers. The major networks have been particularly affected by the proliferation of channels and specialized programming, and are suffering from:

  .  brand dilution and declining viewer loyalty;

  .  greater fragmentation of their audience base; and

  . the inability to effectively evaluate viewing habits, preferences and demand.

  The TV International Sourcebook for 1999 reports that networks have steadily lost market share to other content providers, from 60% market share in 1993 to approximately 45% in 1998. As television becomes more fragmented and the competition for viewers increases, networks and other television programmers must find new ways to attract viewers and increase viewer loyalty.

  Challenges Faced by Advertisers. Similarly, TiVo believes that today's television advertisers face new challenges as they seek greater effectiveness and efficiency in targeting specific viewers and establishing brand identity and loyalty. For example, advertisers must:

  . spend increasing amounts of time and money to target desired demographic groups;

  . spread their advertising budgets over an ever-expanding number of channels and programs; and

  . find new ways to identify, monitor and respond to viewers' programming and advertising preferences.

  As viewer fragmentation has increased, so too has the cost of advertising. Prime time advertisements on the major television networks are more expensive today than ever before, yet ratings and market share for these networks are declining. According to the Television Bureau of Advertising and Nielsen Media Research, the average cost of a 30-second nighttime commercial has increased from $92,700 in 1993 to $121,300 in 1998. Like television programmers, advertisers must find new ways to reach their targeted audience and to establish brand identity and loyalty among viewers.

  Challenges Faced by Cable and Satellite Network Operators. As a result of increased competition, cable and satellite network operators have begun placing greater emphasis on acquiring and retaining subscribers and finding ways to increase the monthly revenue they receive from these subscribers. In order to successfully accomplish this, they must:

  .  improve customer satisfaction;

  .  enhance programming choice; and

  .  provide new features and functionality, such as electronic commerce.

TiVo Solution

  TiVo has created a personal television service that it believes meets the challenges faced by viewers, television programmers, advertisers and network operators. The TiVo Service provides viewers with greater control, easier navigation and a wider range of viewing options when watching television than what is currently available. The TiVo Service creates a richer and more enjoyable viewing experience by allowing viewers to watch what they want when they want. The TiVo Service also creates a new platform that enables television programmers, advertisers, and network operators to deliver television programming, advertising, and in-home commerce. TiVo believes that its service allows television programmers and advertisers to reach a broader audience by making shows more accessible and easier to record and to target their programming and advertising to specific viewers. The TiVo Service is a subscription-based service enabled by a personal video recorder designed and developed by TiVo. The personal video recorder is a device that includes a hard disk drive for recording shows and accessing the content available on the TiVo Service.

  The TiVo Service has many features that distinguish it from traditional television viewing:

  Locate and Record Multiple Shows Quickly and Easily. The TiVo Service offers a variety of easy-to-use navigation and recording features that allow viewers to easily locate and record their favorite shows. Viewers can record and play back a single show or schedule a customized line-up of several shows to be recorded without entering specialized codes, setting a timer or using a video tape. With the Season Pass feature, the TiVo Service automatically records all episodes of viewers' favorite shows.

  Control Live Television. Using the TiVo Service and the personal video recorder, viewers have more control over live television. For example, viewers can utilize advanced viewing commands, such as pause, rewind, fast forward and frame-by-frame. When a viewer pauses live television, the personal video recorder continues to record the program that the viewer is watching. The viewer can then resume viewing in normal mode, fast forward to catch up to the live telecast, or execute any of the other advanced viewing commands. Prior to the introduction of TiVo, the ability to control live television in this manner was not available.

  Viewing Preferences and Suggested Programming. The TiVo Service allows viewers to create viewing preferences around particular shows or categories of interest. Using the Thumbs Up and Thumbs Down buttons on the TiVo remote, viewers can express their preferences for a particular type of show. These preferences accumulate over time and are stored locally on the personal video recorder. Based on these preferences, TiVo recommends programming that viewers are likely to enjoy and, when storage space is available, TiVo will automatically record shows that are most likely to match viewers' individual preferences.

  Specialized Content. The TiVo Service also includes a variety of specialized content. For example, the TiVo Service allows television programmers to develop Network Showcases that feature selected programming, such as an upcoming movie, special event or mini-series, on easy-to-use interactive screens. Currently, Network Showcases are areas on the TiVo Service that include directories of simplified recording options for groups of related shows of particular programmers. In the future, television programmers could use the TiVo Service to directly offer viewers special programming packages and pay-per-view promotions such as movies, sporting events, news headlines and other programming. Subscribers to the TiVo Service also have access to TiVolution Magazine, which features theme-based collections of shows compiled by TiVo's editorial staff.

  Menu-Driven Navigation and Viewer Interface. The TiVo Service employs a menu-driven interface and easy-to-use navigation system. TiVo Central, the main screen of the TiVo Service, allows viewers to access their customized lineup of shows, Network Showcases, TiVolution Magazine and other TiVo services and features. The Pick Programs to Record feature, located on the TiVo Central screen, allows viewers to search for shows to record by subject, title, channel or time of showing. Using the on-air guide, viewers can quickly and efficiently browse through a schedule of up to two weeks of available television programming and descriptions for each show.


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

Benefits of the TiVo Service

  For viewers, television programmers, advertisers and network operators, the TiVo Service offers several benefits over traditional television viewing.

  Benefits to Viewers. TiVo believes that its service offers an enhanced television viewing experience. Key benefits offered to viewers include the following:

       Greater Control, Choice and Convenience. The TiVo Service provides viewers with greater control, choice and convenience in watching television. Using the search and navigation features and variety of recording options, viewers can:

    .  automatically record all episodes of their favorite shows;

    . quickly and easily create a customized lineup of shows to be recorded up to two weeks in advance;

    .  pause, rewind and fast forward live television;

    .   skip through programming that they do not want to see; and

    . immediately access their customized lineup of recorded shows and other specialized content.

       Making Sense of Available Content. The TiVo Service assists viewers in navigating through the hundreds of channels and thousands of programs available for viewing. Using the TiVo Service, viewers can browse pre-set categories of programming, such as sports or action/adventure, and select a desired show for viewing or recording simply by entering the title, channel or time. With the TiVo Service, viewers can easily organize their television viewing around shows they want to watch and receive suggestions for programming that they are likely to enjoy.

       Programming that Matches Viewers' Preferences. The TiVo Service ranks and recommends programming according to viewers' preferences. This functionality gives viewers access to programming that meets their personal tastes but that they might otherwise never have known was being broadcast.

  Benefits to Television Programmers. TiVo believes its TiVo Service offers television programmers a new and exciting way to reach the viewing audience. Key benefits offered to television programmers include the following:

    Enhanced Viewer Loyalty and Retention. By making it easy for viewers to find and record the shows they want to watch, the TiVo Service enables programmers to make their shows accessible to a broader audience. TiVo believes that these easy to use features, especially the Season Pass feature, will increase the likelihood that viewers will continue viewing new episodes of a particular series or show. Viewers also can easily play back the shows they have recorded long after they have aired, enhancing viewer retention and loyalty.

    More Effective Promotions and Previews. The TiVo Service provides television programmers with an opportunity to create more effective promotions and previews such as Network Showcases for selected programming and pay-per-view events. TiVo is also currently developing a service, called iPreview, that consists of "active" previews and promotions that allow a viewer to easily record featured programming at the touch of a button. TiVo believes these promotions will be very effective in attracting viewers and increasing a network's brand presence because they allow viewers to "impulse record" featured programming and to watch these programs at a more convenient time. TiVo also believes that by taking advantage of these features, television programmers have a greater opportunity to reach a larger viewing audience.

    New Platform for Content Delivery. TiVo anticipates that television programmers will embrace the TiVo Service as a new way to reach audiences with programming, products and services and enable couch commerce. For example, the TiVo Service can enable television programmers to allow viewers to order and automatically record special programming packages, including bundled episodes of previously run shows and pay-per-view promotions. TiVo anticipates that viewers would be able to simply "point and click" to order movies, sports events, programming packages, games and other products and services.

  Benefits to Advertisers. TiVo believes that its TiVo Service will offer advertisers a new platform with more efficient and effective ways to reach their targeted audience. Key benefits offered to advertisers include the following:

       Targeting Consumers. In the future, the TiVo Service will allow advertisers to offer advertising that is related to the viewing preferences stored on the personal video recorder. For example, working with its network partners TiVo could download and store several commercials on the personal video recorder and select which of these commercials to show based on the viewer's preferences. For example, an automobile advertiser may want to advertise one of several models during the airing of a particular program, depending on each viewer's preferences. If the viewer's preferences suggest that the viewer is an outdoor enthusiast, the commercial might feature a sport utility vehicle.

       Platform for New Advertising Opportunities. The TiVo Service provides advertisers with a new platform to offer advertisements to viewers. For example, advertisers may be able to combine new advertising with recorded shows and special promotions to reach new and existing viewers. TiVo also intends to offer advertisers a new service, called iBuy, that will allow viewers to get more information about and possibly purchase a featured product or service using the TiVo remote. In this way, TiVo expects to create an interactive on-air shopping experience for the viewer.

  Benefits to Cable and Satellite Network Operators. The TiVo Service provides a unique platform for network operators to reduce subscriber turnover and create new sources of revenue. Key benefits offered to cable and satellite network operators include the following:

       Ability to Differentiate Services. The TiVo Service allows network operators to differentiate and enhance their service offerings by making available programming more accessible to viewers, and enhancing viewer loyalty by offering subscribers the ability to customize their viewing experience.

       Platform for New Service Opportunities. The TiVo Service can also provide new sources of revenue for network operators. For example, the TiVo Service provides a platform upon which network operators can record a number of pay-per-view movies onto the personal video recorder from which subscribers can choose to purchase and view at their convenience, with the added ability to pause rewind, skip and fast forward.

TiVo Strategy

  TiVo's objective is to establish the TiVo Service as a new platform for delivering richer television programming, advertising and in-home commerce. To achieve this objective, TiVo intends to:

  Establish the TiVo Service as the Market Leader in Personal Television. TiVo is a pioneer in the personal television industry. As the personal television industry develops, TiVo intends to aggressively grow its subscriber base, create specialized content to enhance the value of the TiVo Service, and develop new ways to deliver effective targeted advertising. TiVo also intends to augment these efforts through strategic partnerships with cable and satellite network operators, television programmers, advertisers and consumer electronics manufacturers. TiVo believes that establishing and maintaining a market leadership position in personal television is critical to establishing new sources of revenues and the overall growth of its business.


  Establish and Promote the TiVo Brand. TiVo believes that establishing the TiVo brand is critical to attracting subscribers, advertisers and strategic partners. TiVo intends to dedicate substantial resources to promoting its brand through multiple advertising and marketing channels, participating in trade shows, sponsoring events, merchandising and by leveraging existing and future strategic partnerships.

  Leverage Partnerships to Accelerate Market Acceptance. TiVo believes that leveraging the market presence, brand recognition and distribution resources of established television industry participants will help it establish broad consumer awareness and acceptance of the TiVo Service and personal television. TiVo intends

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

to continue to establish partnerships with leading television industry participants to expand its subscriber base, provide content and develop and distribute a wide variety of devices that enable the TiVo Service.

  . Network Operators and Other Content Distributors. TiVo intends to establish partnerships with an increasing number of network operators, including cable and satellite operators. TiVo believes that agreements with these companies will provide access to a large and established base of viewers who are likely to purchase the TiVo Service. Relationships with these companies will also provide opportunities to develop additional devices that enable the TiVo Service and provide specialized programming to viewers. For example, TiVo's agreement with DIRECTV provides for a variety of assisted and joint marketing activities targeting DIRECTV's installed base of subscribers.

  . Networks and Other Television Programmers. TiVo intends to establish partnerships with an increasing number of television programmers, including broadcast and premium-service providers. TiVo believes that partnerships with these companies can increase the amount and diversity of customized content available on the TiVo Service and provide a significant opportunity to offer specialized programming to viewers. Partnerships with these companies also provide TiVo with opportunities to develop new interactive services for viewers, such as iPreview and iBuy. Currently, TiVo has relationships with NBC, HBO, Showtime, FliX, E! Entertainment and The Movie Channel. Many of these relationships provide for the delivery of Network Showcases and other specialized programming to viewers.

  . Consumer Electronic Manufacturers. TiVo intends to establish partnerships with consumer electronic and other device manufacturers for the development, manufacture and marketing of devices that enable the TiVo Service. TiVo believes this strategy will accelerate the growth of the market for personal television. TiVo currently has a strategic relationship with Philips, who will manufacture the personal video recorder, assist in developing a TiVo/DIRECTV combination receiver and spearhead our retail launch.

  . Advertisers. TiVo intends to pursue partnerships with advertisers in an effort to generate new revenue streams. TiVo believes that garnering advertiser support for the TiVo Service will accelerate the market acceptance for personal television. TiVo also believes that its proprietary software and other technology embedded in the personal video recorder and the TiVo Service will enable advertisers to reach desired viewers more effectively. Not only will advertisers be better equipped to reach consumers with specific tastes or preferences, viewers will receive more information about products in which they are likely to be interested.

  Offer an Increasing Range of Programming and Features. TiVo intends to offer new programming and features in order to enhance the value of the TiVo Service and create new sources of revenue. TiVo's technology allows for frequent updates and improvements to the programming and features offered on the TiVo Service. This enables TiVo to quickly develop and market new features and services such as iBuy and iPreview. TiVo intends to develop other features, such as sports highlights, condensed news programs and other specialized programming.

  Encourage the Development of New Devices Enabling the TiVo Service. TiVo intends to work in partnership with consumer electronics manufacturers and others in developing new and complementary products that enable the TiVo Service, such as televisions, DVD players or satellite television receivers. This strategy is based on TiVo's belief that the TiVo Service enhances the value of other television, entertainment and home theater products and services. In pursuing these relationships, TiVo expects to continue to grant broad licensing rights to its technology and intends to create a set of standards that will allow consumer electronics manufacturers to embed the technology that enables the TiVo Service in home entertainment products. TiVo anticipates that the broad licensing of its technology will accelerate its subscriber growth, enhance its market position and strengthen the TiVo brand.

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

What Viewers Experience Using the TiVo Service

  The TiVo Service is designed to appeal to a broad consumer base by being easy-to-use and intuitive. The TiVo Service gives viewers the ability to control and personalize television by letting them watch what they want when they want. Navigation through the TiVo Service's menu-driven interface starts from the TiVo Central screen.

  TiVo Central. TiVo Central is the main screen on the TiVo Service and is the first screen seen by the viewer when the television is turned on. TiVo Central can also be accessed from anywhere in the TiVo Service by pushing the TiVo button on the TiVo remote. Most of the recording and viewing features available on the TiVo Service can be accessed through this screen. An example of TiVo Central is shown below:

[Screen shot of TiVo Central appears here.]

  Now Showing. The Now Showing screen allows viewers to easily choose from their customized lineup of shows, which have been recorded and are stored on the personal video recorder. For each show, viewers can get detailed information, including a description of the show and its recorded time. Viewers can also see when the program will be deleted from the personal video recorder and can change the deletion time if desired.

[Screen shot of Now Showing appears here.]

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

  Network Showcases Screen. The Network Showcases screen can be used by television programmers and advertisers to feature selected programming and products. Network Showcases are separately categorized by each programmer. Within their own Network Showcase, programmers can customize the manner in which they highlight and package shows. In the future, we believe that programmers will create a unique look and feel for their Network Showcases and may include promotional video clips and trailers. Network Showcases screens are shown below:

[Screen shots of the main Network Showcases screens appear here.]

  Pick Programs to Record. Pick Programs to Record allows viewers to easily select shows to be recorded. Viewers can choose to select shows by name, channel or time. In addition, viewers can choose from a list of shows recommended by the TiVo Service based upon their individual preferences. Examples of Pick Programs to Record screens are shown below:

[Screen shot of the Pick Programs to Record screens appear here.]

  On-Air Program Guide. The TiVo Service includes an easy-to-use on-air program guide that allows viewers to browse through available programming and receive information about upcoming shows. The on-air program guide includes a brief description of the program, the personalities featured and time and channel for viewing.

[Screen shot of the Watch Live TV screen appears here.]

  TiVolution Magazine. TiVolution Magazine features theme-based collections of shows and other content compiled by TiVo's editorial staff.

[Screen shot of the main Network Showcase screen appears here.]

How TiVo Works

  The TiVo Service relies on three key components: the personal video recorder, the TiVo remote control and the TiVo Broadcast Center. Individually, each of these components serves a vital function in the TiVo Service.

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


  The Personal Video Recorder. The personal video recorder was initially designed and developed by TiVo, and enables the basic functionality of the TiVo Service. The personal video recorder automatically records live television while the viewer is watching, which allows the viewer to control live television. The current version of the personal video recorder, however, cannot record a different show while concurrently watching live television. Two models of the personal video recorder are currently available, one supporting up to 14 hours of recorded programming and one supporting up to 30 hours of recorded programming, which is in addition to the data downloaded from the TiVo Broadcast Center. The personal video recorder works with analog broadcast, cable and digital satellite systems. TiVo expects that future versions of the personal video recorder will be incorporated with cable or satellite receivers into a single device.

  After the initial set-up, the TiVo personal video receiver will automatically dial into the TiVo Broadcast Center via telephone on a nightly basis to download the program guide data and other elements of the TiVo Service, such as Network Showcases and other programs or features. Software upgrades to the personal video recorder are also delivered directly via the phone line at no charge.

  When enabled with the TiVo Service, the personal video recorder also stores the subscribers' viewing preferences. Based on these preferences, the TiVo Service ranks every show listed in the on-air program guide and then recommends the highest ranked shows to the viewer. If there is available storage capacity in the personal video recorder, the personal video recorder may automatically record the show or shows with the highest ranking.

  The TiVo Service uses an advanced disk scheduling technique, which manages the recording and deletion of programs on the system. This allows viewers to select programming to record well in advance of airing and receive confirmation that the selected program will be recorded, even if the length of the programming selected for recording exceeds the then available storage capacity on the recorder.

  TiVo expects that the vast majority of purchasers of the personal video recorder will activate the TiVo Service. However, if the TiVo Service is not enabled or is subsequently cancelled, the personal video recorder provides viewers basic capabilities, including pause, rewind and fast forward navigation of live or recorded television, and the ability to record selected programs by manually programming the personal video recorder without the aid of the TiVo Service.

  The TiVo Remote Control. The TiVo remote control can operate both the personal video recorder and the viewer's television. Using the TiVo remote control, a viewer is able to take advantage of the functionality of the TiVo Service, including navigation of programming, selection of shows to be recorded and advanced viewing features. The TiVo remote control also enables viewers to indicate personal preferences through the use of the Thumbs Up or Thumbs Down buttons. As the TiVo Service is expanded, the TiVo remote control will accommodate expanded functionality associated with new features, services, promotions and programming options.

  The TiVo Broadcast Center. The TiVo Broadcast Center is a series of computer servers that manage all of TiVo's programming and service data. The TiVo Broadcast Center distributes proprietary services and specialized content such as TiVo's on-air program guides, Network Showcases, TiVolution Magazine and other content provided by TiVo and its partners. The TiVo Broadcast Center is designed to be a platform for future services, such as iPreview, iBuy and other interactive services. Presently, the data contained in the TiVo Broadcast Center is communicated to each personal video recorder automatically on a nightly basis through the subscriber's phone line. Upgrades to the software that runs the TiVo Service are also provided automatically over this phone line. In the future, TiVo expects to utilize satellite and cable bandwidth to transmit data and communicate information from the TiVo Broadcast Center to the personal video recorder.

Strategic Partnerships

  TiVo's success depends on its ability to quickly build a large subscriber base, integrate TiVo functionality into a broad range of consumer electronic products, and develop new services and programming to enhance the

TiVo Service. In order to better achieve these goals, TiVo has chosen to aggressively pursue strategic partnerships with:

  .  cable and satellite network operators;

  .  television programmers;

  .  consumer electronics manufacturers; and

  .  suppliers of key components of the TiVo technology.

  By working with strategic partners to develop a business model that complements the businesses of other industry stakeholders, TiVo is seeking to aggressively develop personal television as a major category of home entertainment.

  Through its partnerships, TiVo's personal video recorders and other devices will be manufactured and distributed through retail and other channels. These partners will also provide access to a large number of potential subscribers and the resources to effectively market and promote the TiVo Service. In addition, these partnerships will allow TiVo to provide its subscribers with richer content, including Network Showcases, previews and promotions of upcoming shows and other specialized viewing options on the TiVo Service. Some of TiVo's major partnerships include:

  DIRECTV. DIRECTV has agreed to promote TiVo and the TiVo Service to its seven million subscribers. DIRECTV will provide a variety of marketing and sales support, including commercial air time on the DIRECTV system, access to DIRECTV subscribers for targeted mailings and placement on its web site and in its on-air magazine. DIRECTV will also make a portion of the high bandwidth capacity of DIRECTV's satellite network available to TiVo. TiVo intends to use this capacity to expand and enrich the TiVo Service offered to DIRECTV subscribers.

  In connection with this agreement, DIRECTV purchased 405,405 shares of our Series F preferred stock and received 2,981,196 shares of our common stock, 1,128,867 of which are subject to repurchase by TiVo if subscriber milestones are not met. In addition, DIRECTV will share in specified revenues TiVo receives that relate to subscribers to the TiVo Service who also subscribe to the DIRECTV satellite service.

  NBC Multimedia. TiVo will work with NBC to produce weekly Network Showcases and other programming packages that highlight current and upcoming NBC programs. These NBC programming packages and specials will also be featured in TiVolution Magazine. TiVo also granted NBC preferential placement on its Network Showcases screen. TiVo and NBC have agreed to feature each other as partners on their respective web sites.

  In connection with this agreement, NBC purchased 1,013,513 shares of our Series G preferred stock. In addition, NBC will receive certain rights with respect to TiVo's couch commerce and Internet services if such services are enabled on the TiVo Service.

  Philips. Philips has agreed to manufacture, market and distribute personal video recorders that enable the TiVo Service. Philips will market co-branded personal video recorders with TiVo and support the TiVo Service in retail channels. Philips also has a license to TiVo's technology for developing, marketing and promoting other products that enable the TiVo Service. For example, Philips has agreed to work with TiVo and DIRECTV to develop and release an integrated device that enables the TiVo Service and the DIRECTV satellite service.

  Philips is also a stockholder of TiVo, having purchased 1,351,351 shares of our Series H preferred stock. TiVo has agreed to offset certain of Philips' manufacturing costs by paying a subsidy to Philips for each personal video recorder that Philips manufactures and sells. TiVo has also agreed to share a portion of the TiVo Service subscription revenues it receives from purchasers of the personal video recorders and other devices manufactured by Philips that enables the TiVo Service.

  Quantum. Quantum has agreed to develop and supply the hard disk drives used in personal video recorders that enable the TiVo Service. Under the agreement, TiVo or a designated third-party buyer may purchase from Quantum up to an agreed number of hard disk drives at a discount. In addition, Quantum has agreed to work with TiVo to customize its hard disk drives for devices that enable the TiVo Service. Quantum and TiVo have also agreed to work together in advertising and promoting TiVo and the TiVo Service.

  Quantum received a warrant to purchase 324,325 shares of TiVo's Series C preferred stock and a warrant to purchase 543,478 shares of TiVo's Series D preferred stock in connection with this agreement. TiVo has also agreed to share a portion of the TiVo Service subscription revenues it receives from the personal video recorders and other devices equipped with Quantum hard disk drives on which TiVo received a discount from Quantum.

Sales and Marketing

  TiVo is building a team of sales and marketing professionals whose efforts are focused on establishing the TiVo brand, educating consumers on the features and benefits of the TiVo Service and personal television, and promoting sales of personal video recorders and other devices that enable the TiVo Service. TiVo anticipates that retail stores will be the dominant distribution channel for its products and services and is establishing direct relationships with potential retail partners. TiVo's marketing team maintains an on-going dialogue with viewers via research and other consumer response vehicles to ensure that TiVo continues to deliver services that match viewers' needs.

  TiVo began selling personal video recorders and subscriptions to the TiVo Service on March 31, 1999. To date, these sales have been made directly to consumers, principally through TiVo's web site, www.tivo.com, and its toll-free number, 1-877-FOR-TIVO. Philips plans to begin distributing co-branded personal video recorders at national and regional retail chains in the second half of 1999, in time for the 1999 holiday selling season.

  Philips will take primary responsibility for selling personal video recorders to retailers and supporting the retail channel through marketing efforts, in-store display materials and sales force training. TiVo, with the assistance of DIRECTV, will support Philips' efforts by educating retailers about personal video recorders and the TiVo Service and providing training where necessary. In addition, DIRECTV plans to incorporate the TiVo logo in certain of its in-store promotional materials starting in the first quarter of 2000. DIRECTV may also encourage its existing and prospective customers to subscribe to the TiVo Service by offering promotional incentives such as coupons or discounts on DIRECTV's service.

  In support of its expected retail launch, TiVo intends to initiate a marketing campaign that utilizes print, outdoor, web and television advertising. TiVo also intends to target certain DIRECTV subscribers with direct mail and bill inserts. The goal of these efforts is to increase awareness of the personal television category and to promote the TiVo brand as the leader in this category. TiVo's marketing campaign will be augmented by a significant advertising effort by Philips.

Privacy Policy

  TiVo has adopted a privacy policy which it makes available on its web site and delivers to each new subscriber to the TiVo Service. This policy provides that all information that identifies a viewer as a specific person, including a viewer's name and address, will not be disclosed to anyone without the viewer's consent.

  All information about viewers' preferences and how they use the TiVo Service is separated from information that identifies a viewer personally, so that the information becomes anonymous. TiVo may be able to use this anonymous information to tell a broadcaster the percentage of TiVo viewers that recorded a particular program, but TiVo will not know, nor be able tell the broadcaster, which of its viewers did so, unless a viewer decides to provide that information. No one at TiVo or anywhere else will ever know the kinds of programs a viewer watches or how they use the TiVo Service unless the viewer chooses to provide that information. If a specific viewer does not want the way in which they use their personal video recorder to be part of the anonymous information that TiVo gathers and shares with other companies, they can ask for a block on the release of this anonymous data.

  TiVo is able to send information to viewers' personal video recorders that allows TiVo and other companies to customize viewers' television experience. Neither TiVo nor the company supplying the customizing options will know which options viewers' personal video recorders select to show. If a viewer does not want this customizing information sent to their personal video recorder, they can simply ask for a block on such customized information.

Competition

  The market for home entertainment goods and services is intensely competitive, rapidly evolving and subject to rapid technological change. The delivery of video and television programming is particularly competitive as new products and services continue to be introduced and marketed. TiVo believes that the principal competitive factors in these markets are name recognition, performance, pricing, ease of use and functionality. Because the personal television market is new and rapidly evolving, TiVo expects it will face significant barriers in its efforts to secure broad market acceptance, and intense competition at several different levels.

  Established competitors in the consumer electronics market. Personal television competes in a consumer electronics market that is crowded with several established products and services, especially products delivering television programming and other home video entertainment. Personal video recorders and the TiVo Service compete with products and technologies that have established markets and proven consumer support, such as VCRs, DVD players and cable and satellite television systems. In addition, many of the manufacturers and distributors of these established products have greater brand recognition, market presence, distribution channels and advertising and marketing budgets, and more strategic partners than we do. To be successful, TiVo believes it will need to spend significant resources to develop consumer awareness of TiVo and the personal television product category.

  Our initial success will depend not only on consumers agreeing to make a minimum investment of $499 for a personal video recorder, but also paying a monthly subscription fee to receive the TiVo Service. This is a significant cost, and many consumers who have purchased VCRs, DVDs or other home video entertainment products may be reluctant to purchase personal television systems and services. The TiVo personal video recorder and the TiVo Service do, however, offer several advantages over competing home video entertainment products, including:

  . an on-air guide to up to 12 days of television programming, updated on a nightly basis;

  . the ability to pause, rewind and fast forward live television;

  . the ability to record every episode of a given show at the click of a button;

  . the ability to recommend television shows to viewers based upon their particular preferences; and

  . specialized content, including Network Showcases and TiVolution Magazine.

  Although the TiVo personal video recorder is not well-suited as an archival system for recorded television shows, the TiVo System does contain a feature that allows viewers to off-load recorded programming to a VCR. While the TiVo personal video recorder and TiVo Service allow viewers to control live television, the current version of the personal video recorder does not permit viewers to record a show on one channel and watch a show being broadcast at the same time on another channel.

  Internet-related companies and companies offering similar products and services. TiVo faces competition from Internet service providers and other Internet companies such as WebTV, America Online and X-TV. These competitors are seeking to meld Internet browsing and traditional broadcast, cable or satellite

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


television programming into a single medium. For example, WebTV and EchoStar Communications have released the DishPlayer, which is a product that combines Internet access with a program guide and the ability to pause live television. While many of these products offer fewer services than the TiVo Service, TiVo does not presently offer Internet browsing capability.

  TiVo's primary competitor in the personal television market is Replay Networks, Inc. Replay manufactures and markets a personal television recorder that includes a hard disk drive and functionality similar to that of the TiVo-enabled personal video receiver. While Replay's personal video recorder is more expensive than the TiVo personal video recorder, Replay does not charge a monthly subscription fee for its service.

Research and Product Development

  From TiVo's inception until March 1999, TiVo's research and development efforts were focused on designing and developing the personal video recorder and the TiVo remote control, the TiVo Service and the TiVo Broadcast Center. These activities included both hardware and software development. TiVo's engineering staff is now focused on research and development in the following three areas:

  Performance engineering. TiVo will continue to devote considerable engineering resources to improving TiVo's essential technologies. TiVo's engineers and customer support personnel work together to quickly identify and correct potential performance errors. TiVo also continually works to identify, develop and implement features and functionality that improve performance in areas such as video and audio quality, speed, and ease of use.

  Platform engineering. Although TiVo does not intend to manufacture the personal video recorder or other hardware products, the evolution of hardware technology that enables the TiVo Service is a crucial element of TiVo's future success. TiVo's hardware engineers are working with consumer electronics manufacturers, component suppliers, and data storage suppliers to reduce the manufacturing cost of the personal video recorder and integrate TiVo functionality into other consumer electronics goods. For example, TiVo is currently working with DIRECTV and Phillips to develop a DIRECTV satellite receiver that enables the TiVo Service. Similarly, TiVo intends to integrate the TiVo Service into components such as cable set-top boxes, televisions and other consumer electronics products. TiVo intends to work with a broad range of partners to develop its technology platform and establish TiVo as the prominent technology in the personal television market.

  Service engineering. TiVo intends to continue to develop the TiVo Service, offering new features and programming. TiVo has assembled a group of experienced television and multimedia professionals to create specialized programming for the TiVo Service. As part of this effort, the programming team is currently in the process of building software and video development tools that will enable networks and other content providers to create specialized programming for the TiVo Service.

  TiVo's research and development expenses were $356,000 and $5.6 million for the period from inception to December 31, 1997 and the year ended December 31, 1998, respectively, and $3.0 million for the six months ended June 30, 1999. As of June 30, 1999, TiVo had 40 employees engaged in research and product development activities.

Patents and Intellectual Property

  TiVo has adopted a proactive patent and trademark strategy designed to protect all important aspects of its technology and intellectual property. TiVo has filed nine patent applications and six provisional patents. TiVo has also jointly filed a patent application with Quantum. The patent applications that TiVo has filed are broad in nature and are tied to fundamental inventions rather than small, unrelated features or applications. These patent applications cover substantially all of TiVo's technology, including hardware, software, the TiVo Service

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

functionality and appearance, network architecture, manufacturing and international patent rights. TiVo has also filed patent applications that cover technologies it intends to incorporate in future versions of the TiVo Service and hardware. To date, none of these patents have been granted, and there can be no assurance that any of these patents will ever be granted.

  TiVo has filed trademark applications covering substantially all of its trade dress, logos and slogans, including:


  . TiVo logo                             . Life's too short for bad TV

  . Thumbs Up logo                        . The way TV is meant to be

  . Thumbs Down logo                      . Viewergraphic

  . Extensible Timeshifting Architecture  . Viewergraphic Profiling System

  These applications are currently pending with the U.S. Patent and Trademark Office. Additionally, TiVo has international trademark applications pending for its TiVo logo. TiVo has licensed the use of its name and logo to some of its strategic partners. See "Risk Factors--Our success depends on our ability to secure and protect patents, trademarks and other proprietary rights."

Employees

  As of June 30, 1999, TiVo had 98 full-time employees and 2 part-time employees. TiVo expects its workforce to increase substantially over the next 12 months. See "Risk Factors--Our business is expanding rapidly and our failure to manage growth could disrupt our business and impair our ability to generate revenues."

Facilities

  TiVo has 29,122 square feet of space in a facility located in Sunnyvale, California, under a lease that expires in March 2000. In July 1999, TiVo leased an additional 3,854 square feet of space in the same facility. TiVo's lease to this additional space will expire in June 2000. TiVo is currently searching for a larger facility and expects to move its operations in the first quarter of 2000.

Legal Matters

  TiVo is not currently engaged in any legal proceedings.

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

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

  Our executive officers, directors and key employees and their ages as of July 15, 1999, are as follows:

                 Name                 Age                     Position
                 ----                 ---                     --------
 Executive Officers and Directors
 Michael Ramsay (1)..................  49 Chairman of the Board, Chief Executive Officer
                                           and President
 James Barton (1)....................  41 Vice President of Research and Development,
                                           Chief Technical Officer and Director
 David H. Courtney...................  40 Vice President of Finance and Chief Financial
                                           Officer
 Geoffrey Y. Yang (1) (2) (3)........  40 Director
 Stewart Alsop (1) (3)...............  47 Director
 Randy Komisar (1) (3)...............  44 Director
 Larry N. Chapman (2)................  44 Director
 Thomas S. Rogers....................  44 Director
 Michael J. Homer (2)................  41 Director
 Key Employees
 Ta-Wei Chien........................  44 Vice President of Engineering and Operations
 Morgan P. Guenther..................  45 Vice President of Business Development
 Stacy Jolna.........................  47 Vice President of Programming and Media
                                           Relations
 Michael A. Mutz.....................  47 Vice President of Sales
 Karrin Nicol........................  39 Vice President of Human Resources
 Mark Roberts........................  39 Chief Information Officer
 Robert P. Vallone...................  41 Vice President of Service Operations and
                                           Customer Service

-----------------------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.

  Michael Ramsay is a co-founder of TiVo and has served as TiVo's Chairman of the Board of Directors, Chief Executive Officer and President since its inception in August 1997. From April 1996 to July 1997, Mr. Ramsay was the Senior Vice President of the Silicon Desktop Group for SGI, a manufacturer of advanced graphics computers. From August 1994 to April 1996, Mr. Ramsay was President of Silicon Studio, Inc., a wholly owned subsidiary of SGI focused on enabling applications development for emerging interactive media markets. From July 1991 to August 1994, Mr. Ramsay served as the Senior Vice President and General Manager of SGI's Visual Systems Group. Mr. Ramsay also held the positions of vice president and general manager for the Entry Systems Division of SGI. Prior to 1986, Mr. Ramsay held research & development and engineering management positions at Hewlett-Packard and Convergent Technologies. Mr. Ramsay holds a B.S. degree in Electrical Engineering from the University of Edinburgh, Scotland.

  James Barton is a co-founder of TiVo and has served as TiVo's Vice President of Research and Development, Chief Technical Officer and director since its inception. From June 1996 to August 1997, Mr. Barton was President and Chief Executive Officer of Network Age Software, Inc., a company that he founded to develop software products targeted at managed electronic distribution. From November 1994 to May 1996, Mr. Barton served as Chief Technical Officer of Interactive Digital Solutions Company, a joint venture of SGI and AT&T Network Systems created to develop interactive television systems. From June 1993 to November 1994, Mr. Barton served as Vice President and General Manager of the Media Systems Division of SGI. From January 1990 to May 1991, Mr. Barton served as Vice President and General Manager of the Systems Software Division of SGI. Prior to joining SGI, Mr. Barton held technical and management positions with Hewlett-Packard and Bell Laboratories. Mr. Barton holds a B.S. degree in Electrical Engineering and an M.S. degree in Computer Science from the University of Colorado at Boulder.

  David H. Courtney joined TiVo in March 1999 as its Chief Financial Officer. From May 1995 to July 1998, Mr. Courtney served as a Managing Director at J.P. Morgan, an investment banking firm, where he was responsible for building and expanding the firm's high technology investment banking business in the United States. From 1986 to 1995, Mr. Courtney was a member of the high technology investment banking group at Goldman, Sachs & Co., most recently serving as a Vice President. Mr. Courtney holds a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from Stanford University.

  Geoffrey Y. Yang has served as a director of TiVo since October 1997. Since 1989, Mr. Yang has been a general partner of Institutional Venture Partners, a venture capital firm. Mr. Yang is a director of MMC Networks, Inc., a developer of network processors, and Ask Jeeves, Inc., a provider of natural-language question answering services on the Internet. Mr. Yang holds a B.A. degree in economics from Princeton University, a B.S.E. degree in Engineering and Management Systems from Princeton University and an M.B.A. degree from Stanford University.

  Stewart Alsop has served as a director of TiVo since October 1997. Since 1998, Mr. Alsop has served as a general partner at New Enterprise Associates, a venture capital investment firm. Mr. Alsop was a Venture Partner at New Enterprise Associates from 1996 to 1998. From June 1991 to 1996, Mr. Alsop served as Senior Vice President and Editor-in-Chief of InfoWorld Media Group, Inc., which publishes InfoWorld, a weekly newspaper for information-technology professionals. Mr. Alsop also serves on the board of directors of Macromedia Inc., an Internet software company. He holds a B.A. degree in English from Occidental College.

  Randy Komisar has served as a director of TiVo since March 1998. Since 1996, Mr. Komisar has been a strategic business advisor to various startup companies. Since November 1997, Mr. Komisar has served as Chairman of IQ.commerce Corp., an online promotions and merchandising services company. Mr. Komisar was President and Chief Executive Officer of Crystal Dynamics Inc., a video game development and publishing company, between May 1995 and June 1996. He served as President and Chief Executive Officer of LucasArts Entertainment Company, a film production company, between January 1994 and May 1995. Mr. Komisar holds a B.A. degree in Economics from Brown University and a J.D. degree from Harvard Law School.

  Larry N. Chapman has served as a director of TiVo since April 1999. Since 1998, Mr. Chapman has been the Executive Vice President of DIRECTV, Inc., a leading digital television service provider and a unit of Hughes Electronics Corporation. Prior to serving as Executive Vice President of DIRECTV,
Mr. Chapman served in a number of capacities for DIRECTV since its inception in 1990, including Senior Vice President of Special Markets and Distribution, Senior Vice President of Programming, and Vice President of Business Affairs and Development. Mr. Chapman holds a B.S. degree and M.S. degree in Electrical Engineering from the University of Florida.

  Thomas S. Rogers has served as a director of TiVo since April 1999. Since November 1988, he has been President of NBC Cable and since 1992, Executive Vice President of National Broadcasting Company, Inc. Mr. Rogers founded NBC's major cable networks, CNBC and MSNBC, and international operations and is responsible for overseeing and coordinating NBC's interests in cable and new media. Prior to joining NBC in 1987, Mr. Rogers served as Senior Counsel to the House Subcommittee on Telecommunications, Consumer Protection and Finance. Mr. Rogers is a member of the board of managers of SNAP! LLC and the board of directors of NBC Multimedia, Inc., Rainbow Media Holdings Inc. and A&E Television Network, and has been nominated to serve on the board of directors of NBC Internet, Inc. Mr. Rogers is Chairman of the International Council of the National Academy of Television Arts and Sciences. He also serves on the board of directors of the International Radio & Television Society. Mr. Rogers graduated from Wesleyan University and received a J.D. degree from Columbia Law School.

  Michael J. Homer has served as a director of TiVo since July 1999. Mr. Homer has been employed with Netscape Communications Corporation, an Internet software company, since October 1994 and has served as Netscape's Executive Vice President and General Manager, Web Site Division, since March 1998. From July 1997 to March 1998, he was Executive Vice President of Sales and Marketing for Netscape, and from October

1994 to July 1997, he served as Netscape's Vice President of Marketing. Prior to joining Netscape, Mr. Homer served as Vice President of Engineering for GO Corporation. Mr. Homer holds a B.S. degree in Finance from the University of California at Berkeley.

  Ta-Wei Chien has served as Vice President of Engineering and Operations since February 1998. From December 1996 to February 1998, Mr. Chien served as Vice President of Engineering in the Desktop Workstations group at SGI, where he managed engineering projects for desktop workstations. From April 1991 to December 1996, Mr. Chien was a director of digital media and VLSI engineering at SGI. Mr. Chien holds a B.S. degree in Electrical Engineering from National Taiwan University and an M.S. degree in Electrical Engineering from the University of California, Los Angeles.

  Morgan P. Guenther has served as Vice President of Business Development since June 1999. From March 1998 to June 1999, Mr. Guenther was a partner of the law firm of Paul, Hastings, Janofsky & Walker LLP. From 1990 to March 1998, Mr. Guenther was a partner at the law firm of Farella, Brawn & Martel. Mr. Guenther holds J.D. and B.A. degrees from the University of Colorado and an M.B.A. degree from the University of San Francisco.

  Stacy Jolna has served as Vice President of Programming and Media Relations since May 1998. Prior to joining TiVo, Mr. Jolna had served as a Vice President at WebTV Networks Inc., an Internet services company and subsidiary of Microsoft Corp. since May 1997. From December 1981 to February 1996, Mr. Jolna was employed by Cable News Network, most recently serving as a Vice President. Mr. Jolna holds a B.S. degree from State University of New York and an M.S. degree in Journalism from Boston University.

  Michael A. Mutz has served as Vice President of Sales since June 1999. Prior to joining TiVo, Mr. Mutz served as Vice President of Operations at U.S. Cellular Corporation, a wireless services provider, since January 1995. From 1983 to December 1994, Mr. Mutz was employed with AT&T Corporation. Mr. Mutz holds a B.S. degree in Electrical Engineering from the United States Military Academy and a Master of Management degree from J.L. Kellogg Graduate School of Management.

  Karrin Nicol joined TiVo in July 1999 as Vice President of Human Resources. From 1987 to 1999, Ms. Nicol was employed with SGI, most recently as Director of Human Resources. Prior to that, Ms. Nicol served in various positions at Fairchild Semiconductor Corporation. Ms. Nicol holds a B.S. degree in Food and Nutrition from California State University, Chico.

  Mark Roberts has served as Chief Information Officer since March 1999. Prior to joining TiVo, he served as Vice President of Information Technology at Acuson Corporation, a medical ultrasound company, from March 1996 to March 1999. From July 1990 to March 1996, Mr. Roberts was Director of Information Systems at SGI. Mr. Roberts holds a B.S. degree in Economics from Santa Clara University.

  Robert P. Vallone has served as Vice President of Service Operations and Customer Service since March 1999. From November 1998 to April 1999, Mr. Vallone served as Director of Operations for TiVo. Prior to joining TiVo, Mr. Vallone served as Director of Engineering at SGI since October 1993. Mr. Vallone holds a B.S. degree in Experimental Psychology from Cornell University.

Board Composition

  The number of directors is fixed by resolution of the board of directors. Upon the closing of this offering, the number of directors will remain set at eleven. In accordance with the terms of our Amended and Restated Certificate of Incorporation, the terms of office of the members of the board of directors will be divided into three classes, with each class holding office for staggered three year terms: the Class I directors' term will expire at the annual meeting of stockholders to be held in 2000, the Class II directors' terms will expire at the annual meeting of stockholders to be held in 2001, and the Class III directors' terms will expire at the annual meeting of stockholders to be held in 2002. We anticipate that the Class I directors will include Messrs. Ramsay, Yang and Komisar, the Class II directors will include Messrs. Barton, Homer and Alsop, and the Class III directors will include Messrs. Rogers and Chapman, the Series H nominee, the Series I nominee and the Series J nominee. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management. Under Delaware law, directors may be removed for cause by the affirmative vote of the holders of a majority of the common stock.

  Prior to this offering, our certificate of incorporation granted stockholders the right to designate members to our board of directors as follows:

 . Holders of common stock were granted the right to designate two directors. Messrs. Ramsay and Barton were designated to fill these seats.

 . Holders of Series A and B preferred stock, voting together as a single class, were granted the right to designate two directors. Messrs. Yang and Alsop were designated to fill these seats.

 . Holders of Series C, D and E preferred stock, voting together as a single class, were granted the right to designate one director. Mr. Chapman was designated to fill this seat.

 . Holders of Series G preferred stock were granted the right to designate one director. Mr. Rogers was designated to fill this seat.

 . Holders of Series H preferred stock were granted the right to designate one director. This seat is currently vacant.

 . Holders of Series I preferred stock were granted the right to designate one director. This seat is currently vacant.

 . Holders of Series J preferred stock were granted the right to designate one director. This seat is currently vacant.

 .   Holders of common and preferred stock, voting together as a single class, were granted the right to designate two directors. Messrs. Komisar and Homer were designated to fill these seats.

Messrs. Alsop and Yang were elected to the board of directors pursuant to a voting agreement by and among TiVo and some of its principal stockholders. This voting agreement and these rights will terminate upon the completion of this offering. Each of our current directors will continue to serve on the board of directors upon completion of this offering.

Board Compensation

  Directors who are also our executive officers do not receive any additional compensation for serving as members of the board of directors or any committee of the board. Under our 1999 Non-Employee Directors' Stock Option Plan, non-employee directors are granted a nonstatutory option to purchase 20,000 shares of common stock under the directors' plan on the date on which such person is first elected or appointed a director. Options initially granted under our directors' plan vest over a two year period at a rate of 1/24th per month. In addition, on the day after each of our annual meetings of stockholders, starting with the annual meeting in 2001, each non-employee director will automatically receive an option for 10,000 shares if the director has been a non-employee director for at least the prior eighteen months. This option will be fully vested. The exercise price of options under the directors' plan will be equal to the fair market value of the common stock on the date of grant. For more information, please see "1999 Non-Employee Directors' Stock Option Plan."

Board Committees

  Executive Committee. The executive committee has broad discretionary authority to take most actions that may be taken by the board of directors, including acting upon recommendations of other committees of the board of directors, declaring a dividend, authorizing the issuance of stock and administering our stock plans. Actions the executive committee is not authorized to take include amending our certificate of incorporation or bylaws, adopting an agreement of merger or consolidation or appointing members to committees of our board of directors. The executive committee typically meets once per month and reports to the board of directors on a quarterly basis. The executive committee consists of Messrs. Ramsay, Barton, Yang, Alsop and Komisar.

  Audit Committee. The audit committee is responsible for, among other things, making recommendations to the board of directors regarding the engagement of our independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, and reviewing the adequacy of our internal accounting controls. The audit committee consists of Messrs. Yang, Chapman and Homer.

  Compensation Committee. The compensation committee is responsible for determining salaries and incentives compensation for our directors, officers, employees and consultants and administering our stock option incentive plans. The compensation committee consists of Messrs. Alsop, Komisar and Yang.

Compensation Committee Interlocks and Insider Participation

  The members of our compensation committee are Messrs. Alsop, Komisar and Yang. None of the members of our compensation committee of the board of directors is currently or has been, at any time since our formation, an officer or employee. Prior to the formation of the compensation committee, all decisions regarding compensation for directors, officers, employees and consultants and administration of stock and incentive plans were made solely by the board of directors.

Executive Compensation

  The following table sets forth information for the year ended December 31, 1998, regarding the compensation of our chief executive officer and our other most highly compensated executive officer whose salary and bonus for such year was in excess of $100,000 on an annualized basis. We refer to these individuals as our named executive officers. There were no other executive officers of TiVo whose salary and bonus for that year were in excess of $100,000 on an annualized basis.

                           Summary Compensation Table

                         Annual Compensation
                         ----------------------
   Name and Principal                                 Long-Term         All Other
        Position         Salary($)    Bonus($)   Compensation Awards Compensation($)
------------------------ -----------  ---------  ------------------- ---------------
Michael Ramsay.......... $   150,000   $    --           --               $ --
 Chairman of the Board,
 Chief Executive Officer
 and President
James Barton............     148,764        --           --                 --
 Vice President of
 Research and
 Development and Chief
 Technical Officer

Option Grants in Last Fiscal Year

  There were no stock option grants to our named executive officers during the fiscal year ended December 31, 1998.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  There were no option exercises by the named executive officers during the fiscal year ended December 31, 1998. There were no options held by the named executive officers at December 31, 1998.

Stock Plans

 Amended and Restated 1997 Equity Incentive Plan

  The board adopted, and the stockholders approved, the 1997 Equity Incentive Plan in October 1997. The board amended and restated the 1997 incentive plan as the Amended and Restated 1997 Equity Incentive Plan on March 16, 1999, and our stockholders approved the amendments on April 9, 1999.

  Share Reserve. We have reserved 4,000,000 shares for issuance under the 1997 equity incentive plan. If stock awards granted under the 1997 equity incentive plan expire or otherwise terminate before the recipients of the stock awards purchase the shares subject to such stock awards, the shares not acquired pursuant to such stock awards again become available for issuance under the 1997 equity incentive plan.

  Administration. The board administers the 1997 equity incentive plan unless it delegates administration to a committee. The board has the authority to construe, interpret and amend the 1997 equity incentive plan as well as to determine:

  .  the grant recipients;

  .  the grant dates;

  .  the number of shares subject to the award;

  .  the exercisability of the award;

  .  the exercise price;

  .  the type of consideration; and

  .  the other terms of the award.

  Eligibility. The board may grant incentive stock options that qualify under
Section 422 of the Internal Revenue Code to employees of TiVo or its affiliates. The board may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to employees, directors and consultants of TiVo or its affiliates.

  . A stock option is a contractual right to purchase a specified number of our shares at a specified price (exercise price) for a specified period of time.

  . An incentive stock option is a stock option that has met the requirements of Section 422 of the Internal Revenue Code. Such an option is free from regular income tax at both the date of grant and the date of exercise. If two holding period tests are met, two years between grant date and sale date and one year between exercise date and sale date, the profit on the option is long-term capital gain income. If the holding periods are not met, there has been a disqualifying disposition, and the difference between the exercise price and the fair market value of the shares on the exercise date will be taxed at ordinary income rates. The difference between the fair market value on date of exercise and the exercise price is an item of alternative minimum tax unless there is a disqualifying disposition in the year of exercise.

  . A nonstatutory stock option is a stock option not meeting the Internal Revenue Code criteria for qualifying incentive stock options and, therefore, triggering a tax upon exercise. This type of option requires payment of state and federal income tax and, if applicable, FICA/FUTA on the difference between the exercise price and the fair market value on the exercise date.

  . A restricted stock purchase award is an offer to purchase shares at a price either at or near the fair market value of the shares. A stock bonus, on the other hand, is a grant of our shares at no cost to the recipient in consideration for past services rendered. However, we may reacquire the shares under either type of award at the original purchase price, which is zero in the case of a stock bonus, if the recipient's service to TiVo and its affiliates is terminated before the shares vest.

  The board may not grant an incentive stock option to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of TiVo or any affiliate of TiVo, unless the exercise price is at least 110% of the fair market value of the stock on the grant date and the option term is five years or less. In addition, the board may not grant an employee an incentive stock option under the 1997 equity incentive plan that exceeds the $100,000 per year limitation set forth in
Section 422(d) of the Internal Revenue Code. To calculate the $100,000 per year limitation, we determine the aggregate number of shares under all incentive stock options granted to the employee that will become exercisable for the first time during a calendar year. For this purpose, we include incentive stock options granted under the 1997 equity incentive plan as well as under any other stock plans that our affiliates or we maintain. We then determine the aggregate fair market value of such stock as of the grant date of the option. Taking the options into account in the order in which they were granted, we treat only the options covering the first $100,000 worth of stock as incentive stock options. We treat any options covering stock in excess of $100,000 as nonstatutory stock options.

  Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer or the four highest compensated officers in a taxable year to the extent that the compensation exceeds $1,000,000. When we become subject to Section 162(m), in order to prevent options from being included in such compensation, the board may not grant options under the 1997 equity incentive plan to a person covering an aggregate of more than 500,000 shares in any 12 month period.

  Option Terms. The board may grant options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. The maximum option term is 10 years. The board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder's service to TiVo and its affiliates terminates. If such termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If such termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death.

  The board can provide that a nonstatutory stock option (but not an incentive stock option) will be transferable. The optionholder may designate a beneficiary to exercise the option following the optionholder's death. Otherwise, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution.

  Terms of Other Stock Awards. The board determines the purchase price of other stock awards but it may not be less than the fair market value of our common stock on the grant date. The board may award stock bonuses in consideration of past services without a purchase payment. Shares sold or awarded under the 1997 equity incentive plan may, but need not be, restricted and subject to a repurchase option in favor of TiVo in accordance with a vesting schedule that the board determines. The board, however, may accelerate the vesting of such restricted stock.

  Other Provisions. Transactions not involving receipt of consideration by TiVo, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the 1997 equity incentive plan and to outstanding awards. In that event, the board will appropriately adjust the 1997 equity incentive plan as to the class and the maximum number of shares subject to the 1997 equity incentive plan and subject to the Section 162(m) limit. It also will adjust outstanding awards as to the class, number of shares and price per share subject to such awards.

  A change in control means:

 . a sale, lease or other disposition of all or substantially all of TiVo's assets;

 . a sale by TiVo stockholders of TiVo voting stock to another corporation and/or its subsidiaries that results in the ownership by such corporation and/or its subsidiaries of 80% or more of the combined voting power of all classes of the voting stock of TiVo entitled to vote;

 .  a merger or consolidation in which TiVo is not the surviving corporation;
    or

 . a reverse merger in which TiVo is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property.

   Upon a change in control of TiVo, the surviving entity may either assume or replace outstanding awards under the 1997 equity incentive plan. Otherwise, the vesting and exercisability of the awards generally will accelerate. In addition, depending upon the status of the participant, an award will ordinarily become vested as to 25% or 50% of the shares, even if it was assumed or replaced, if, within 13 months after the change in control, the participant is discharged other than for cause or voluntarily resigns for good reason, as specified in the 1997 equity incentive plan.

  Awards Granted. As of June 30, 1999, we had issued 2,471,958 shares upon the exercise of options under the 1997 equity incentive plan, 399,937 of which have been repurchased at the original exercise price and 1,423,727 of which are subject to repurchase at the original exercise price; options to purchase 1,215,907 shares at a weighted average exercise price of $0.46 were outstanding; and 116,902 shares remained available for future grant. As of June 30, 1999, the board had granted 195,233 shares as part of stock awards under the 1997 equity incentive plan.

  Plan Termination. The 1997 equity incentive plan will terminate in 2007 unless the board terminates it sooner.

 1999 Equity Incentive Plan

  Our board adopted the 1999 Equity Incentive Plan on March 16, 1999, and our stockholders approved it on April 9, 1999. Our board and stockholders amended the 1999 equity incentive plan on July 14, 1999.

  Share Reserve. We have reserved 4,200,000 shares for issuance under the 1999 equity incentive plan. On December 31 of each year, for 10 years, beginning in 1999, the number of shares in the reserve automatically will be increased by the greater of:

  . 7% of our outstanding shares on a fully-diluted basis; or

  . 4,000,000 shares.

However, no more than 40,000,000 shares will be available for incentive stock options. If stock awards granted under the 1999 equity incentive plan expire or otherwise terminate before the recipients of the stock awards purchase the shares subject to such stock awards, the shares not acquired pursuant to such stock awards again become available for issuance under the 1999 equity incentive plan.

  Administration. The board administers the 1999 equity incentive plan unless it delegates administration to a committee. The board has the authority to construe, interpret and amend the 1999 equity incentive plan as well as to determine:

  . the grant recipients;

  . the grant dates;

  . the number of shares subject to the award;

  . the exercisability of the award;

  . the exercise price;

  . the type of consideration; and

  . the other terms of the award.

  Eligibility. The board may grant incentive stock options that qualify under
Section 422 of the Internal Revenue Code to employees of TiVo and its affiliates. The board may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to employees, directors and consultants of TiVo and its affiliates.

  The board may not grant an incentive stock option to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of TiVo or any affiliate of TiVo, unless the exercise price is at least 110% of the fair market value of the stock on the grant date and the option term is five years or less. In addition, the board may not grant an employee an incentive stock option under the 1999 incentive plan that exceeds the $100,000 per year limitation set forth in Section 422(d) of the Internal Revenue Code. Please see the discussion of this limitation with respect to our 1997 equity incentive plan.

  Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for certain compensation paid to the chief executive officer or the four highest compensated officers in a taxable year to the extent that the compensation exceeds $1,000,000. When we become subject to Section

162(m), in order to prevent options from being included in such compensation, the board may not grant options under the 1999 equity incentive plan to an employee covering an aggregate of more than 1,000,000 shares in any calendar year.

  Option Terms. The board may grant options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. The maximum option term is 10 years. The board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder's service to TiVo and its affiliates terminates. If such termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If such termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death.

  The board can provide that a nonstatutory stock option, but not an incentive stock option, will be transferable. The optionholder may designate a beneficiary to exercise the option following the optionholder's death. Otherwise, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution.

  Terms of Other Stock Awards. The board determines the purchase price of other stock awards but it may not be less than 100% of the fair market value of our common stock on the grant date. The board may award stock bonuses in consideration of past services without a purchase payment. Shares sold or awarded under the 1999 equity incentive plan may, but need not be, restricted and subject to a repurchase option in favor of TiVo in accordance with a vesting schedule that the board determines. The board, however, may accelerate the vesting of such restricted stock.

  Other Provisions. Transactions not involving receipt of consideration by TiVo, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the 1999 equity incentive plan and to outstanding awards. In that event, the board will appropriately adjust the 1999 equity incentive plan as to the class and the maximum number of shares subject to the 1999 equity incentive plan, subject to the incentive stock option limitation and subject to the Section 162(m) limitation. It also will adjust outstanding awards as to the class, number of shares and price per share subject to such awards.

  Upon a change in control, the surviving entity may either assume or replace outstanding awards under the 1999 equity incentive plan. Otherwise, the vesting and exercisability of the awards generally will accelerate. In addition, depending upon the status of the participant, an award will ordinarily become vested as to 25% or 50% of the shares, even if it was assumed or replaced, if, within 13 months after the change in control, the participant is discharged other than for cause or voluntarily resigns for good reason, as specified in the 1999 equity incentive plan.

  Awards Granted. As of June 30, 1999, we had issued 17,000 shares upon the exercise of options under the 1999 equity incentive plan, none of which have been repurchased and 17,000 of which are subject to repurchase at the original exercise price; options to purchase 1,945,605 shares at a weighted average exercise price of $5.65 were outstanding; and 443,386 shares remained available for future grant. As of June 30, 1999, the board had granted
94,009 shares as part of stock awards under the 1999 equity incentive plan.

  Termination. The 1999 Equity Incentive Plan will terminate in 2009 unless the board terminates it sooner.

 1999 Non-Employee Directors' Stock Option Plan

  Our board and the stockholders adopted the 1999 Non-Employee Directors' Stock Option Plan on July 14, 1999. The plan became effective upon adoption by the board. The directors' plan provides for the automatic grant to our non-employee directors of options to purchase shares of our common stock.

  Share Reserve. We have reserved 500,000 shares of common stock for issuance under the directors' plan. Every year, on December 31, the number of shares in the reserve automatically will increase by 100,000 shares. If options granted under the directors' plan expire or otherwise terminate without being exercised, the shares not acquired pursuant to such options again become available for issuance under the directors' plan.

  Eligibility. Each person who was a non-employee director on July 14, 1999, or is elected or appointed for the first time to be a non-employee director after July 14, 1999, automatically received or will receive an initial option to purchase 20,000 shares of common stock. The initial option will vest monthly over two years at a rate of 1/24th per month. In addition, on the day after each of our annual meetings of the stockholders, starting with the annual meeting in 2001, each non-employee director will automatically receive an option for 10,000 shares if the director has been a non-employee director for at least the prior six months. However, with respect to the first annual grant made to any non-employee director at least 18 months must have elapsed between the initial grant to such person and the first annual grant to such person. The annual grant will be fully vested.

  Administration. The board administers the directors' plan unless it delegates administration to a committee. The board has the authority to construe, interpret and amend the directors' plan, but the directors' plan specifies the essential terms of the options.

  Option Terms. Options generally have an exercise price equal to 100% of the fair market value of the common stock on the grant date. Prior to this initial public offering, however, the exercise price of an option granted to a non-employee director who owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of all classes of stock of TiVo or any of its affiliates must have an exercise price equal to 110% of the fair market value of the common stock on the grant date. The option term is 10 years but it terminates three months after the optionholder's service as a director, an employee or a consultant to TiVo and its affiliates terminates. If such termination is due to the optionholder's disability, the exercise period is extended to 12 months. If such termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period is extended to 18 months following death.

  Other Provisions. The optionholder may transfer the option by gift to immediate family or for estate-planning purposes. The optionholder also may designate a beneficiary to exercise the option following the optionholder's death. Otherwise, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution. Transactions not involving receipt of consideration by TiVo, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the directors' plan and to outstanding options. In that event, the board will appropriately adjust the directors' plan as to the class and the maximum number of shares subject to the directors' plan and subject to future option grants. It also will adjust outstanding options as to the class, number of shares and price per share subject to such options. Upon a change in control of TiVo, the vesting and exercisability of outstanding options will accelerate, and the options will terminate unless an acquiring corporation assumes or replaces outstanding options.

  Options Issued. We have issued an aggregate of 120,000 shares under the directors' plan.

  Termination. The directors' plan will terminate in 2009 unless the board terminates it sooner.

 1999 Employee Stock Purchase Plan

  Our board and stockholders adopted the 1999 Employee Stock Purchase Plan on July 14, 1999.

  Share Reserve. We have reserved 600,000 shares of our common stock for issuance pursuant to purchase rights granted under the purchase plan. The first offering under the purchase plan will begin on the effective date of this initial public offering. For the first offering, the board has granted purchase rights both to our full-time employees and to full-time employees of our affiliates incorporated in the United States. On December 31 of each year for 10 years, beginning in 1999, the number of shares in the reserve automatically will be increased by the lower of:

  .  5% of our outstanding shares on a fully-diluted basis;

  .  500,000 shares; or

  .  a smaller number of shares as determined by the board.

  Eligibility. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The purchase plan provides a means by which employees may purchase our common stock through payroll deductions. We implement the purchase plan by offerings of purchase rights to eligible employees. Generally, all full-time employees who have been employed for at least 10 days may participate in the purchase plan. However, no employee may participate in the purchase plan if immediately after we grant the employee a purchase right, the employee has voting power over, or the value of, 5% or more of the outstanding capital stock of TiVo or an affiliate of TiVo.

  Administration. The board administers the purchase plan unless it delegates it to a committee. The board has the authority to construe, interpret and amend the purchase plan. Under the purchase plan, the board may specify offerings of up to 27 months. The first offering will begin on the effective date of this initial public offering. Unless the board otherwise determines, common stock is purchased for accounts of participating employees at a price per share equal to the lower of:

  . 85% of the fair market value of a share on the first day of the offering; or

  .  85% of the fair market value of a share on the purchase date.

  For the first offering, which will begin on the effective date of this initial public offering, we will offer shares registered on a Form S-8 registration statement. The fair market value of the shares on the first date of this offering will be the price per share at which our shares are first sold to the public as specified in the final prospectus with respect to our initial public offering. Otherwise, fair market value generally means the closing sales price (rounded up where necessary to the nearest whole cent) for such shares (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market on the trading day prior to the relevant determination date, as reported in The Wall Street Journal.

  The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

  . 85% of the fair market value of a share on the day they began participating in the purchase plan; or

  .  85% of the fair market value of a share on the purchase date.

  Participating employees may authorize payroll deductions of up to 15% of their base compensation for the purchase of stock under the purchase plan. Employees may end their participation in the offering at any time up to 10 days before a purchase date. Participation ends automatically on termination of employment with TiVo and its affiliates.

  Other Provisions. The board may grant eligible employees purchase rights under this plan only if the purchase rights together with any other purchase rights granted under other employee stock purchase plans established by TiVo or its affiliates, do not permit the employee's rights to purchase our stock to accrue at a rate which exceeds $25,000 of the fair market value of our stock for each calendar year in which the purchase rights are outstanding. Transactions not involving receipt of consideration by TiVo, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the class and number of shares subject to the purchase plan and to outstanding options. In that event, the board will appropriately adjust the purchase plan as to the class and the maximum number of shares subject to the purchase plan. It will also adjust outstanding rights as to class, number of shares and purchase limits of such outstanding rights.

  Upon a change in control of TiVo, the board may provide that the successor corporation will assume or substitute for outstanding purchase rights. Alternatively, the board may shorten the offering period and provide that our stock will be purchased for the participants immediately before the change in control.

  Shares Issued. We have not issued any shares under the purchase plan.

  Termination. The purchase plan will terminate when the share reserve is exhausted unless the board terminates it sooner.

 401(k) Plan

  We maintain the TiVo Inc. 401(k) Retirement Plan for eligible employees. In order to be a participant in the 401(k) plan, an employee must have attained age 21. A participant may contribute up to 20% of his or her total annual compensation to the 401(k) plan, or up to a statutorily prescribed annual limit, if less. The annual limit for 1999 is $10,000. Each participant is fully vested in his or her deferred salary contributions. Participant contributions are held and invested by the 401(k) plan's trustee. We may make discretionary contributions as a percentage of participant contributions, subject to establish limits. To date, we have not made any contributions to the 401(k) plan on behalf of the participants. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions by us or our employees to the 401(k) plan, and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that our contributions, if any, will be deductible by us when made.

Limitation of Liability and Indemnification Matters

  Our Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of the fiduciary duties as a director except for liability:

  . for any breach of the director's duty of loyalty to TiVo or to our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derives an improper personal benefit.

  Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our officers, employees and other agents to the full extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of an indemnified party. Our bylaws also require us to advance expenses incurred by directors and executive officers in connection with the defense of any action or proceeding, subject to several exceptions, arising out of the status or service as one of our directors or executive officers upon an undertaking by that party to repay these advances if it is ultimately determined that the party is not entitled to indemnification. Furthermore, our bylaws authorize us to enter into indemnification agreements with our directors, officers, employees and agents and we intend to enter into these agreements. A copy of the form of the indemnity agreement has been filed as an exhibit to the registration statement of which this prospectus is part. We also maintain directors' and officers' liability insurance.

  At present, we are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

  We are aware that the Securities and Exchange Commission considers indemnification for liabilities arising under the Securities Act to be against public policy. Even if our indemnification of our directors, officers and controlling persons for liabilities arising under the Securities Act is permitted under indemnification agreements, it would be unenforceable as a matter of public policy.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Private Placement Financings

  On August 5, 1997, we sold 1,400,000 shares (split to 1,458,332 shares on September 24, 1997) of common stock to each of our founders, Michael Ramsay and James Barton. The aggregate purchase price for these shares was $10,080.

  Between September 24, 1997 and August 10, 1999, we sold an aggregate of 19,175,962 shares of preferred stock in the following rounds of financings:

  . on September 24, 1997 and October 22, 1997, we sold an aggregate of 5,000,000 shares of Series A preferred stock at a per share price of $0.60;

  . on May 29, 1998, June 26, 1998 and July 27, 1998, we sold an aggregate of 3,660,914 shares of Series B preferred stock at a per share price of $1.26;

  . on October 8, 1998, October 30, 1998 and December 22, 1998, we sold an aggregate of 2,513,513 shares of Series C preferred stock at a per share price of $1.85;

  . on January 20, 1999, we sold 1,358,695 shares of Series D preferred stock at a per share price of $3.68;

  . on March 19, 1999, we sold 270,270 shares of Series E preferred stock at a per share price of $7.40;

  . on April 13, 1999, sold 405,405 shares of Series F preferred stock at a per share price of $7.40;

  . on April 16, 1999, we sold 1,013,513 shares of Series G preferred stock at a per share price of $7.40;

  . on April 23, 1999, we sold 1,351,351 shares of Series H preferred stock at a per share price of $7.40; and

  . on July 21, 1999, we sold 3,121,994 shares of Series I preferred stock at a per share price of $10.41.

  . on August 10, 1999, we sold 480,307 shares of Series J preferred stock at a per share price of $10.41.

  Each of the foregoing private financings was made pursuant to preferred stock purchase agreements and investor rights agreements. The terms of those agreements, with the exception of amount and price, were substantially similar for the Series A through Series J financings, under which we made standard representations, warranties and covenants, and which provided the purchasers with rights of first offer and registrations rights. All of the material terms of the Series A through Series J agreements, with the exception of the registration rights, will terminate upon the effective date of the registration statement of which this prospectus is a part. For a description of the registration rights, see "Description of Capital Stock--Registration Rights." The purchasers of the preferred stock included, among others, the following directors, entities associated with directors, and each person or group who is known by us to own beneficially 5% or more of our common stock:

                         Common     Common     Common     Common     Common     Common     Common   Warrants to
                       equivalent equivalent equivalent equivalent equivalent equivalent equivalent  purchase
                       shares of  shares of  shares of  shares of  shares of  shares of  shares of   shares of
                        Series A   Series B   Series C   Series D   Series F   Series G   Series H   Series A
                       preferred  preferred  preferred  preferred  preferred  preferred  preferred   preferred
  Investor(1)            stock      stock      stock      stock      stock      stock      stock       stock
  -----------          ---------- ---------- ---------- ---------- ---------- ---------- ---------- -----------
Michael Ramsay(2)....    666,667        --        --          --        --          --         --        --
James Barton(3)......    166,667        --        --          --        --          --         --        --
Randy Komisar(4).....        --      24,800       --          --        --          --         --     52,083
Entities affiliated
 with New Enterprise
 Associates (Stewart
 Alsop)..............  2,000,000  1,587,302   594,595         --        --          --         --        --
Entities affiliated
 with Institutional
 Venture Partners
 (Geoffrey Y. Yang)..  2,000,000  1,587,302   594,595         --        --          --         --        --
DIRECTV, Inc (Larry
 N. Chapman).........        --         --        --          --    405,405         --         --        --
Vulcan Ventures
 Incorporated........        --         --        --    1,358,695       --          --         --        --
NBC Multimedia, Inc.
 (Thomas S. Rogers)..        --         --        --          --        --    1,013,513        --        --
Philips Venture
 Capital Fund B.V. ..        --         --        --          --        --          --   1,351,351       --

---------------------
(1) Shares held by all affiliated persons and entities have been aggregated. See "Principal Stockholders" for more detail on shares held by these purchasers.

(2) Michael Ramsay is Chairman of the Board, Chief Executive Officer and President. The Series A preferred stock issued to Mr. Ramsay was not compensatory. Mr. Ramsay paid the full purchase price for these shares in cash. These shares have the same rights, preferences and privileges as all other outstanding shares of Series A preferred stock and, upon completion of this offering, will automatically convert, on a one-for-one basis, into shares of common stock.

(3) James Barton is Vice President of Research and Development, Chief Technical Officer and a director. The Series A preferred stock issued to Mr. Barton was not compensatory. Mr. Barton paid the full purchase price for these shares in cash. These shares have the same rights, preferences and privileges as all other outstanding shares of Series A preferred stock and, upon completion of this offering, will automatically convert, on a one-for-one basis, into shares of common stock.

(4) Randy Komisar is a director. His Series B preferred stock is held by his family trust, of which he is a trustee. The Series A warrant and Series B preferred stock issued to Mr. Komisar was not compensatory. Mr. Komisar paid the full purchase price for these shares of Series B in cash and the exercise price of the Series A warrant is equal to the fair market value of the Series A preferred stock at the time of issuance. The shares of Series A preferred stock issuable upon exercise of the warrant and shares of Series B preferred stock have the same rights, preferences and privileges as all other outstanding shares of Series A and B preferred stock and, upon completion of this offering, will automatically convert, on a one-for-one basis, into shares of common stock.

  The foregoing table has been adjusted to reflect the automatic conversion of each outstanding share of Series A through J preferred stock into common stock on a one-for-one basis upon the completion of this offering.

Series J Preferred Stock

  On August 6, 1999, we entered into a stock purchase agreement with America Online, Inc. for the sale and issuance of shares of Series J preferred stock at a per share price of $10.41. In connection with this transaction, we also entered into a letter of intent with AOL, pursuant to which we agreed to negotiate in good faith toward the execution of a commercial agreement relating to the integration of an AOL television service onto the TiVo personal video recorder.

Other transactions with major stockholders and directors

  In connection with Mr. Komisar's appointment as a director in March 1998, he received a warrant to purchase 52,083 shares of Series A preferred stock at an exercise price of $0.60 per share. This warrant is fully exerciseable as of the date of its issuance. The warrant expires on the closing of this offering.

  On April 8, 1999, we entered into a secured convertible debenture purchase agreement with certain stockholders, including the following 5% stockholders:
(1) New Enterprise Associates VII, L.P., and (2) Institutional Ventures VII, L.P. Under the terms of this agreement, we can borrow up to $3,000,000 at an interest rate of 4.67% per annum. The debentures to be delivered by us for any loan made under this agreement are convertible into common stock on a one-for-one basis and secured substantially by all of our assets other than intellectual property. The debentures mature on June 30, 2000. In conjunction with the agreement, we issued warrants to purchase 81,522 shares of common stock at an exercise price of $2.50 per share, including warrants to purchase 35,307 shares of common stock to New Enterprise VII, L.P. and warrants to purchase 35,307 shares of common stock to Institutional Ventures VII, L.P. These warrants expire on the closing of this offering.

  We intend to enter into indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to these persons to the full extent permitted by law. We also intend to execute these agreements with future directors and executive officers.

Agreement with DIRECTV, Inc.

  On April 13, 1999, in connection with the issuance and sale of Series F preferred stock to DIRECTV, we issued an aggregate of 2,981,196 shares of our common stock to DIRECTV, Inc. at a per share purchase price of $2.50. Pursuant to the terms of a marketing agreement with DIRECTV, Inc., $2,822,168 of the common stock purchase price was paid by a promissory note maturing in 36 months, $2,981 of the purchase price was paid in past services and $4,627,841 of the purchase price was to be paid by future services.

  Our marketing agreement with DIRECTV provides for the promotion and support of our products and the TiVo Service on the DIRECTV satellite system. DIRECTV has agreed to give us access to its seven million subscribers and to actively market and promote TiVo and the TiVo Service. Specifically, DIRECTV has agreed to use its commercially reasonable efforts to encourage retailers to distribute our products and the TiVo Service. DIRECTV also has agreed to make broadcast time available via its DIRECTV satellite broadcast system for infomercials and commercials that promote the TiVo Service and our products. DIRECTV has agreed to provide us with access to DIRECTV subscribers for the purpose of mailing promotional materials relating to the TiVo Service and products that enable the TiVo Service. Further, DIRECTV has agreed to include advertising relating to our products and the TiVo Service on DIRECTV's website and in DIRECTV's On and See magazines. DIRECTV has also agreed to make available to us a specified level of bandwidth on the DIRECTV system to expand and enrich the TiVo Service offered to DIRECTV subscribers. Finally, DIRECTV and TiVo have agreed to work together with Philips or other manufacturers to develop a combination DIRECTV/TiVo set-top receiver. In exchange for these marketing and advertising obligations, DIRECTV will receive a percentage of TiVo's revenue attributable to DIRECTV subscribers.

  Of the 2,981,196 shares granted to DIRECTV in connection with the marketing agreement, 1,128,867 shares are subject to a right of repurchase held by TiVo. Under the terms of the marketing agreement, we have the right to repurchase all or a portion of these shares based on the number of DIRECTV subscribers who activate the TiVo Service within three years.

Agreement with Philips Business Electronics B.V.

  On March 31, 1999, we entered into an agreement with Philips Business Electronics B.V., an affiliate of one of our stockholders, for the manufacture, marketing and distribution of personal video recorders that enable the TiVo Service. This agreement grants Philips the right to manufacture, market and sell personal video recorders that enable the TiVo Service in North America. We also granted Philips the right to manufacture, market and sell personal video recorders in North America that incorporate both DIRECTV's satellite receiver and the TiVo Service.

  We also granted Philips a license to our technology for the purpose of manufacturing personal video recorders and other devices that enable the TiVo Service. In addition, we have agreed to subsidize Philips' manufacture and sale of the personal video recorders. The amount of the subsidy is formula-based and periodically adjusted based on Phillips' manufacturing costs and selling prices. A portion of the subsidy is payable after shipment by Philips and the balance is payable after the subscription is activated.

  In addition to this manufacturing subsidy, we have agreed to pay Philips a fixed amount per month for each Philips-branded personal video recorder that is owned by an active TiVo Service subscriber. Finally, our agreement with Philips provides that Philips will spend a specified amount on marketing activities related to Philips-branded personal video recorders that enable the TiVo Service. After this initial marketing expenditure, Philips has also agreed to dedicate a percentage of the net sales revenues that it receives from personal video recorders that enable the TiVo Service to further marketing activities.

Agreement with NBC Multimedia, Inc.

  On April 16, 1999, in connection with the issuance and sale of Series G preferred stock to NBC Multimedia, Inc., we entered into an agreement with NBC relating to the TiVo Service. Under the agreement, we granted NBC preferential "anchor" placement on the Showcase screen of the TiVo Service. In addition,

NBC programming packages and specials will be featured in TiVolution Magazine and NBC may include NBC promotions and/or featured programs for inclusion on the materials packaged with each personal video recorder. TiVo and NBC will feature each other as partners on their respective Internet websites with a link to the other's website. We have also agreed to work with NBC to produce weekly showcases and special programming packages that highlight current and upcoming NBC programs.

  NBC also received the right to sell NBC merchandise through our couch commerce service and the right to include links to websites and other Internet content should such services be enabled on the TiVo Service during the term of our agreement with NBC. After our couch commerce area is launched, NBC will receive free placement in such area to sell NBC merchandise. In the event that we enable Internet connection for the TiVo Service during the term of the NBC agreement, we will ensure that any links and/or web content incorporated within NBC signals will be passed through to TiVo Service viewers.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 25, 1999, and as adjusted to reflect the sale of the shares of common stock offered hereby, by:

  . each person or group of affiliated persons who is known by us to own beneficially 5% or more of our common stock;

  . each of our directors and named executive officers; and

  . all of our directors and executive officers as a group.

  Unless otherwise indicated, the persons listed below have sole voting and investment power with respect to shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Percentage of beneficial ownership prior to the offering is based on 27,491,338 shares of common stock outstanding as of August 25, 1999, and shares of common stock outstanding after completion of the offering. In accordance with the rules of the SEC, each beneficial owner's percentage ownership assumes the exercise or conversion of all options, warrants and other convertible securities held by such person and that are exercisable or convertible 60 days after August 25, 1999. Each beneficial owner's percentage ownership does not include any shares of common stock that such owner may purchase in the offering. Except as otherwise noted, the address of each person listed is c/o TiVo Inc., 894 Ross Drive, Suite 100, Sunnyvale, CA 94089.

                                                           Percentage of Shares
                                               Number of    Beneficially Owned
                                                 Shares    --------------------
                                              Beneficially  Before     After
Beneficial Owner                                 Owned     Offering Offering(1)
----------------                              ------------ -------- -----------
Named Executive Officers and Directors
 Michael Ramsay(2)...........................   2,764,999     9.8
 James Barton(3).............................   1,724,999     6.3
 Geoffrey Y. Yang(4).........................   4,183,563    15.2
 Stewart Alsop(5)............................   4,183,563    15.2
 Randy Komisar(6)............................     182,716       *
 Larry N. Chapman(7).........................   3,388,267    12.3
 Thomas S. Rogers(8).........................   1,015,179     3.7
 Michael J. Homer(9).........................       1,666       *
5% Stockholders
 Entities Affiliated with Institutional
  Venture Partners(4)........................   4,181,897    15.2
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, CA 94025
 Entities Affiliated with New Enterprise
  Associates(5)..............................   4,181,897    15.2
  2490 Sand Hill Road
  Menlo Park, CA 94025
 DIRECTV, Inc. ..............................   3,386,601    12.3
  2230 East Imperial Highway
  El Segundo, CA 90245
 All executive officers and directors as a
  group (9 persons)(10)......................  17,699,770    62.3

-----------------------
  * Represents beneficial ownership of less than one percent of the common stock.
 (1) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." If the Underwriters' over-allotment option is exercised in
     full, we will sell up to     shares of common stock, and     shares of
     common stock will be outstanding after the completion of the offering.
 (2) Includes 650,000 shares Mr. Ramsay has the right to acquire pursuant to outstanding options exercisable within 60 days, none of which will have vested.
 (3) Includes 100,000 shares Mr. Barton has the right to acquire pursuant to outstanding options exercisable within 60 days, none of which will have vested.

 (4) Includes 4,006,440 shares of stock owned by Institutional Venture Partners VII, L.P. ("IVP"), 83,638 shares of stock owned by Institutional Venture Management VII, L.P. ("IVM VII") and 91,819 shares of stock owned by IVP Founders Fund I, L.P. ("FFI"). Mr. Yang, one of our directors, is a general partner of IVM VII, the general partner of IVP, and a general partner of Institutional Venture Management VI, L.P., the general partner of FFI. Mr. Yang disclaims beneficial ownership of these shares except to the extent of his individual partnership interests, but exercises shared voting and investment power with respect to these shares. Also includes 2,500 shares subject to stock options exercisable within 60 days of August 25, 1999.

 (5) Represents (a) 41,667 shares held by NEA Presidents Fund, L.P., (b) 8,333 shares held by NEA Ventures 1997, L.P., and (c) 4,131,897 shares held by New Enterprise Associates VII, L.P. Mr. Alsop, one of our directors, is a limited partner of NEA Partners VII, which is the general partner of New Enterprise Associates VII, L.P. Mr. Alsop disclaims beneficial ownership of such shares except to the extent of his pecuniary interests therein. Mr. Alsop is not a partner of NEA Presidents Fund L.P. or NEA Ventures 1997, L.P. Also includes 2,500 shares subject to stock options exercisable within 60 days of August 25, 1999.

 (6) Includes 156,250 shares Mr. Komisar acquired pursuant to the exercise of stock options, 61,849 shares of which will be vested within 60 days. All shares are held by Komisar/Dunn Family Trust, of which Mr. Komisar is a trustee. Also includes 2,500 shares subject to stock options exercisable within 60 days of August 25, 1999.

 (7) Includes 3,386,601 shares held by DIRECTV, Inc. Mr. Chapman is an officer of DIRECTV, Inc. and is a member of our board of directors. Mr. Chapman disclaims beneficial ownership of such shares. Also includes 2,500 shares subject to stock options exercisable within 60 days of August 25, 1999.

 (8) Includes 1,013,513 shares held by NBC Multimedia, Inc., a wholly owned subsidiary of National Broadcasting Company, Inc. Mr. Rogers is an officer of National Broadcasting Company, Inc. and is a member of our board of directors. Mr. Rogers disclaims beneficial ownership of such shares. Also includes 2,500 shares subject to stock options exercisable within 60 days of August 25, 1999.

 (9) Includes 2,500 shares subject to stock options exercisable within 60 days of August 25, 1999.

(10) Includes 944,818 shares subject to options exercisable within 60 days, 15,000 of which will have vested. Also includes 231,250 shares acquired pursuant to the exercise of stock options, 61,849 shares of which will be vested within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

  Upon completion of this offering, after giving effect to the conversion of all outstanding shares of preferred stock into common stock and the filing of our Amended and Restated Certificate of Incorporation, our authorized capital stock will consist of 75,000,000 shares of common stock, $0.001 par value per share, and 2,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

  As of August 25, 1999, there were 27,491,338 shares of common stock outstanding held of record by 108 stockholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. A vote of the majority of the stockholders is required to approve actions submitted to stockholders in accordance with Delaware law. Unless Section 2115 of the California Corporations Code is applicable to us, holders of common stock are not entitled to cumulative voting rights with respect to the election of directors and, as a result, the holders of a majority of the shares voted can elect all of the directors then standing for election.

  Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

  There are, and upon completion of this offering, there will be, no shares of preferred stock outstanding. The board of directors has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock, $.001 par value, in one or more series and to fix the powers, preferences, privileges, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. We believe that the board of directors' authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock, and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. We have no present plan to issue any shares of preferred stock.

Warrants

  On April 8, 1999, we issued warrants to purchase an aggregate of 81,522 shares of our common stock at an exercise price of $2.50 per share to four of our stockholders.

  On March 18, 1998, we issued a warrant to purchase 52,083 shares of our Series A preferred stock at an exercise price of $0.60 per share to Randy Komisar, one of our directors. On February 12, 1999, we issued a warrant to purchase 60,813 shares of our Series B preferred stock at an exercise price of $1.26 per share to Comdisco, Inc. On November 6, 1998, we issued a warrant to purchase 324,325 shares of our Series C preferred stock at an exercise price of $0.01 per share to Quantum Corporation. At the same time, we also issued Quantum a warrant to purchase 543,478 shares of our Series D preferred stock at an exercise price of $0.01 per share. On April 30, 1999, we issued a warrant to purchase 1,250 shares of our Series E preferred stock at an exercise price of $7.40 per share to Silicon Valley Bank. On July 21, 1999, we issued a warrant to purchase 192,122 shares of our Series I preferred stock at an exercise price of $10.41 per share to Creative Artists Agency, LLC.

  Generally, each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications, consolidations and certain dilutive issuances of securities at prices below the then existing warrant price. The warrants to purchase shares of our common stock will expire upon the closing of an initial public offering at a per share price of not less than $5.00 and an aggregate offering price of at least $10.0 million. The warrants to purchase shares of our preferred stock will expire upon the closing of an initial public offering without regard to the per share price or the aggregate offering price of the offering.

Registration Rights

  The holders of an aggregate of 22,157,158 shares of common stock, or their transferees, are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of an investors rights agreement between us and the holders of these shares. In the event our preferred stock warrant holders exercise their warrants they will be added as parties to this agreement. Under the terms of the investor rights agreement, we will be required, upon the written request from holders of at least 30% of these shares, to use our best efforts to register these shares for public resale, provided that the proposed aggregate offering price of such shares exceeds $10.0 million. We are required to effect only two such registrations, and we are not required to comply with such a demand prior to the earlier of September 1, 2001 or 180 days after the closing of an initial public offering of our stock. These holders also have the right, upon written request from holders of at least 100,000 shares, to have these shares registered by us on Form S-3 provided that such requested registration has an anticipated aggregate offering price to the public of at least $3.0 million and we have not already effected two such registrations on Form S-3 in any 12-month period once we are eligible to use Form S-3. If we register any of our common stock either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in this offering. All fees, costs and expenses of such registrations will be borne by us and all selling expenses, including underwriting discounts, selling commissions and stock transfer taxes, will be borne by the holders of the securities being registered.

Delaware Law and Certain Charter Provisions

  We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of
Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and employees, owns or, within three years prior, did own 15% or more of the corporation's voting stock.

  Our Amended and Restated Certificate of Incorporation and Bylaws also require that, effective upon the closing of this offering, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by our board of directors, the Chairman of the Board or the Chief Executive Officer. Our Amended and Restated Certificate of Incorporation and bylaws also provide that directors may be removed only for cause by a vote of a majority of the stockholders and that vacancies on the board of directors created either by resignation, death, disqualification, removal or by an increase in the size of the board of directors may be filled by a majority of the directors in office, although less than a quorum. Our Amended and Restated Certificate of Incorporation also provides for a classified board of directors and specifies that the authorized number of directors may be changed only by resolution of the board of directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management. See "Management--Board Composition."

California Foreign Corporation Law

  Pursuant to section 2115 of the California Corporations Code, under some circumstances several provisions of the California Corporations Code may be applied to foreign corporations qualified to do business in California notwithstanding the law of the jurisdiction where the corporation is incorporated. The corporations are referred to in this prospectus as "quasi-California" corporations. Section 2115 applies to foreign corporations that have more than half of their voting stock held by stockholders residing in California and more than half of their business deriving from California, measured on or after the 135th day of the corporation's fiscal year. If we were determined to be a quasi-California corporation, we would have to comply with California law with respect to, among other things, elections of directors and distributions to stockholders. Under the California Corporations Code, a corporation is prohibited from paying dividends unless:

  (1) the retained earnings of the corporation immediately prior to the distribution equals or exceeds the amount of the proposed distribution; or

  (2)(a) the assets of the corporation, exclusive of specific non-tangible assets, equal or exceed 1 1/4 times its liabilities, exclusive of specific liabilities; and

     (b) the current assets of the corporation at least equal its current liabilities. If the average pre-tax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, however, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

  Following this offering, we will be exempt from the application of Section 2115 until January 1, 2000, and thereafter in the event that more than half of our voting stock is held by stockholders with residences outside of California or is held by more than 800 persons.

Transfer Agent and Registrar

  Norwest Bank Minnesota, N.A. has been appointed as the transfer agent and registrar for our common stock.

Listing

  We have applied for quotation of our common stock on the Nasdaq National Market under the trading symbol TIVO.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for our common stock, and we cannot provide any assurances that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock and impair our future ability to raise capital through an offering of equity securities.

  After this offering, we will have outstanding     shares of common stock,
assuming no exercise of outstanding options. Of these shares, the   shares to
be sold in this offering or     shares if the underwriters' over-allotment
option is exercised in full, will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

  The remaining 27,491,338 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144. We issued and sold the restricted shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

  Pursuant to the "lock-up" agreements between our directors, executive
officers and stockholders and the underwriters, the holders of      shares
have agreed not to offer, sell, pledge or otherwise dispose of, directly or indirectly, or announce their intention to do the same, any of our common stock or any security convertible into, or exchangeable or exercisable for our common stock for a period of 180 days from the date of this offering. However, the restrictions described in this paragraph do not apply to:

  .  transfers as a bona fide gift or gifts;
  . transfers by an individual, either during his or her lifetime or on death by will or intestacy, to his or her immediate family or to a trust the beneficiaries of which are exclusively the holder of the securities and/or a member of his or her immediate family;
  .  distributions to limited partners or stockholders;

  . transfers of our common stock purchased on the open market after this offering; and

  .  with respect to some stockholders, transfers to affiliates.

  We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 180 days from the date of this offering. On the date of the expiration of the lock-up agreements, all of the restricted shares will be eligible for immediate sale,
of which     shares will be subject to the volume, manner of sale and other limitations under Rule 144.

  Following the expiration of the lock-up periods, some shares issued upon exercise of options that we granted prior to the date of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act but without compliance with the restrictions, including the holding-period requirement, imposed under Rule 144. In general, under Rule 144 as in effect at the closing of this offering, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner who is not an affiliate, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the then-outstanding shares of common stock; or . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

  Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  We intend to file, after the effective date of this offering, a registration statement on Form S-8 to register approximately 9.3 million shares of common stock reserved for issuance under the 1997 Amended and Restated Equity Incentive Plan, the 1999 Equity Incentive Plan, the 1999 Non-Employee Directors' Stock Option Plan and the 1999 Employee Stock Purchase Plan. The registration statement will become effective automatically upon filing. Shares issued under the foregoing plans after the filing of a registration statement on Form S-8 may be sold in the public market, except for some holders, subject to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by us. Accordingly, subject to the exercise of such options, shares registered under such registration statement will be available for sale in the public market immediately after the 180-day lock-up period expires.

  In addition, following this offering, the holders of 22,157,158 shares of common stock will, under some circumstances, have rights to require us to register their shares for future sale.

                                  UNDERWRITING

  TiVo and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered in the underwritten offering. Each underwriter has severally agreed to purchase the number of shares indicated in the following table. Credit Suisse First Boston Corporation, BancBoston Robertson Stephens, Thomas Weisel Partners LLC and Allen & Company Incorporated are acting as representatives of the underwriters.

                                                                      Number of
             Underwriter                                               Shares
             -----------                                              ---------
   Credit Suisse First Boston Corporation............................
   BancBoston Robertson Stephens Inc. ...............................
   Thomas Weisel Partners LLC........................................
   Allen & Company Incorporated......................................
     Total...........................................................

  The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated. The obligations of the underwriters are subject to a number of conditions, including but not limited to, the delivery of certificates, opinions and other documents satisfactory to underwriter's counsel.

  We have granted to the underwriters a 30-day option to purchase on a pro rata
basis up to     additional shares at the initial public offering price less the underwriting discounts and commissions. This option may be exercised only to cover over-allotments of common stock.

  The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group
members at that price less a concession of $     per share. The underwriters
and selling group members may allow a discount of $     per share on sales to
other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

  The following table summarizes the compensation and estimated expenses we will pay:

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting discounts
 and commissions payable
 by us..................       $              $              $              $
Expenses payable by us..       $              $              $              $

  The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

  Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on approximately 30 public offerings of equity securities that have been completed. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

  We and our officers and directors and other stockholders and optionholders have agreed that we and they will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of common stock without the prior consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

  The underwriters have reserved for sale, at the initial public offering
price, up to     shares of the common stock for our customers and business
partners. At the discretion of our management, other parties, including our employees, may participate in the reserve share program. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares. Offers under our reserve share program will be made via a letter from our management and this prospectus.

  We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

  We have applied to list our shares of common stock on the Nasdaq National Market under the symbol TIVO.

  Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors to be considered in determining the public offering price include:

  . the information set forth in this prospectus and otherwise available to the representatives;

  .  the history and the prospects for the industry in which we will compete;

  .  the ability of our management;

  . our prospects for future earnings; the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

  The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member are purchased in stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  In July 1999, we issued an aggregate of 3,121,994 shares of our Series I preferred stock at a per share price of $10.41. Allen & Company Incorporated acted as the placement agent for this private placement for which it received a customary fee for its services.

                         NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

  The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

  Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that:

  . such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws;

  . where required by law, that such purchaser is purchasing as principal and not as agent; and

  .  such purchaser has reviewed the text above under "Resale Restrictions".

Rights of Action (Ontario Purchasers)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario Securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

  All of the issuer's directors and officers as well as the experts names herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

  A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

  Canadian purchasers of common stock should consult their own legal and tax advisors and with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  The validity of the issuance of the common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, certain members and associates of Cooley Godward LLP beneficially own an aggregate of 41,666 shares of our Series A preferred stock (convertible into 41,666 shares of common stock) and a warrant to purchase 2,715 shares of our common stock through an investment partnership. Certain legal matters in connection with the offering will be passed upon for the underwriters by Shearman & Sterling, Menlo Park, California.

                                    EXPERTS

  The financial statements of TiVo Inc. as of December 31, 1997 and 1998 and for the period from August 4, 1997 (Inception) to December 31, 1997, and for the year ended December 31, 1998 included in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  A registration statement on Form S-1, including amendments thereto, relating to the common stock offered by this prospectus has been filed by us with the SEC. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof maybe obtained from the SEC upon payment of the fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with the SEC. The address of the site is http://www.sec.gov.

                                   TIVO INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Public Accountants................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders Equity.......................................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of TiVo Inc.:

  We have audited the accompanying balance sheets of TiVo Inc. (a Delaware corporation in the development stage) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the period from August 4, 1997 (Inception) to December 31, 1997, and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TiVo Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from August 4, 1997 (Inception) to December 31, 1997, and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

San Francisco, California,
January 15, 1999

                                   TIVO INC.
                         (a development-stage company)

                                 BALANCE SHEETS

                               December 31,
                          ------------------------                   Pro forma
                             1997         1998      June 30, 1999  June 30, 1999
                          ----------  ------------  -------------  -------------
                                                     (unaudited)    (unaudited)
         ASSETS
CURRENT ASSETS:
 Cash and cash
  equivalents...........  $2,110,000  $  2,248,000  $ 11,967,000   $ 12,297,000
 Short-term
  investments...........      20,000       164,000     7,623,000      7,623,000
 Accounts receivable,
  net of allowance for
  doubtful accounts of
  $14,000 as of June 30,
  1999..................         --            --        502,000        502,000
 Inventories............         --        120,000     1,202,000      1,202,000
 Prepaid expenses and
  other.................      57,000       219,000     1,068,000      1,068,000
                          ----------  ------------  ------------   ------------
 Total current assets...   2,187,000     2,751,000    22,362,000     22,692,000

PROPERTY AND EQUIPMENT,
 net of accumulated
 depreciation of
 $15,000, $170,000, and
 $352,000 as of December
 31, 1997, December 31,
 1998, and June 30,
 1999, respectively.....     361,000       792,000     1,442,000      1,442,000
                          ----------  ------------  ------------   ------------
 Total assets...........  $2,548,000  $  3,543,000  $ 23,804,000   $ 24,134,000
                          ==========  ============  ============   ============
 LIABILITIES AND STOCK-
     HOLDERS' EQUITY
LIABILITIES:
 Bank overdraft.........  $      --   $    442,000  $    989,000   $    989,000
 Accounts payable.......     117,000       305,000       688,000        688,000
 Accrued liabilities....      26,000       675,000     2,210,000      2,210,000
 Deferred revenue.......         --            --        142,000        142,000
 Current portion of
  obligations under
  capital lease ........         --            --        112,000        112,000
                          ----------  ------------  ------------   ------------
 Total current
  liabilities...........     143,000     1,422,000     4,141,000      4,141,000
 Long-term portion of
  obligations under
  capital lease.........         --            --        558,000        558,000
                          ----------  ------------  ------------   ------------
 Total liabilities......     143,000     1,422,000     4,699,000      4,699,000
                          ----------  ------------  ------------   ------------


STOCKHOLDERS' EQUITY:
 Convertible preferred
  stock, par value
  $0.001:
 Authorized shares at
  December 31, 1997,
  1998, June 30, 1999
  (unaudited) and pro
  forma June 30, 1999
  (unaudited), are
  5,200,000, 13,000,000,
  20,100,000 and
  23,415,000,
  respectively
 Issued and outstanding
  shares at December 31,
  1997, 1998, June 30,
  1999 (unaudited) and
  pro forma June 30,
  1999 (unaudited) are
  5,000,000, 11,174,427,
  15,573,661 and 0,
  respectively. (See
  Note 7) ..............  $2,990,000  $ 12,242,000  $ 39,580,000   $        --
 Common stock, par value
  $0.001:
 Authorized shares at
  December 31, 1997,
  1998, June 30, 1999
  (unaudited) and pro
  forma June 30, 1999
  (unaudited) are
  25,500,000,
  25,500,000,
  40,000,000, and
  50,000,000,
  respectively.
 Issued and outstanding
  shares at December 31,
  1997, December 31,
  1998, June 30, 1999
  (unaudited), and pro
  forma June 30, 1999
  (unaudited), are
  2,916,664, 5,216,937,
  8,291,876, and
  24,929,008,
  respectively..........       3,000         5,000         8,000         25,000
Additional paid-in
 capital................       7,000       190,000    22,609,000     62,502,000
Deferred compensation...         --            --     (2,628,000)    (2,628,000)
Prepaid marketing
 expenses...............         --            --    (15,698,000)   (15,698,000)
Note receivable.........         --            --     (2,822,000)    (2,822,000)
Losses accumulated
 during the development
 stage..................    (595,000)  (10,316,000)  (21,944,000)   (21,944,000)
                          ----------  ------------  ------------   ------------
 Total stockholders'
  equity................   2,405,000     2,121,000    19,105,000     19,435,000
                          ==========  ============  ============   ============
 Total liabilities and
  stockholders' equity..  $2,548,000  $  3,543,000  $ 23,804,000   $ 24,134,000
                          ==========  ============  ============   ============


        The accompanying notes are an integral part of these statements.

                                   TIVO INC.
                         (a development-stage company)

                            STATEMENTS OF OPERATIONS

                           Period from
                         August 4, 1997                                            Period from
                         (Inception), to Year Ended       Six Months Ended       August 4, 1997
                          December 31,    December            June 30,           (Inception), to
                              1997           31,      -------------------------     June 30,
                           (unaudited)      1998         1998          1999           1999
                         --------------- -----------  -----------  ------------  ---------------
                                                      (unaudited)  (unaudited)     (unaudited)
Subscription revenues...   $      --     $       --   $       --   $      8,000   $      8,000
Costs and expenses:
  Cost of services......          --             --           --      1,170,000      1,170,000
  Research and
   development..........      356,000      5,614,000    1,809,000     2,999,000      8,969,000
  Sales and marketing...       28,000      1,277,000      356,000     3,784,000      5,089,000
  Sales and marketing--
   related parties......          --             --           --        382,000        382,000
  General and
   administrative.......      241,000      2,946,000      903,000     3,024,000      6,211,000
  Stock-based
   compensation.........          --             --           --        187,000        187,000
  Other operating
   expense, net.........          --             --           --        189,000        189,000
                           ----------    -----------  -----------  ------------   ------------
    Loss from
     operations.........     (625,000)    (9,837,000)  (3,068,000)  (11,727,000)   (22,189,000)
Interest income.........       49,000        116,000       35,000       277,000        442,000
Interest expense and
 other..................      (19,000)           --       (13,000)     (178,000)      (197,000)
                           ----------    -----------  -----------  ------------   ------------
    Net loss............   $ (595,000)   $(9,721,000) $(3,046,000) $(11,628,000)  $(21,944,000)
                           ==========    ===========  ===========  ============   ============
  Net loss per share
    Basic and diluted...   $    (0.20)   $     (3.25) $     (1.04) $      (2.67)  $      (6.59)
                           ==========    ===========  ===========  ============   ============
    Weighted average
     shares.............    2,916,664      2,989,717    2,933,261     4,356,323      3,330,342
                           ==========    ===========  ===========  ============   ============
  Pro forma net loss per
   share:
    Basic and diluted...                 $     (0.90)              $      (0.63)
                                         ===========               ============
    Weighted average
     shares.............                  10,799,891                 18,581,922
                                         ===========               ============



        The accompanying notes are an integral part of these statements.

                                   TIVO INC.
                         (a development-stage company)

                      STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                     Losses
                        Convertible                                                                               Accumulated
                      Preferred Stock       Common Stock    Additional                   Prepaid                   During the
                   ---------------------- -----------------   Paid-in      Deferred     Marketing       Note      Development
                     Shares     Amount     Shares    Amount   Capital    Compensation    Expense     Receivable      Stage
                   ---------- ----------- ---------  ------ -----------  ------------  ------------  -----------  ------------
BALANCE, AUGUST
4, 1997..........         --  $       --        --   $  --  $       --   $       --    $        --   $       --   $        --
 Issuance of
 common stock for
 cash............         --          --  2,916,664   3,000       7,000          --             --           --            --
 Issuance of
 Series A
 preferred stock
 at $0.60 per
 share for cash..   5,000,000   2,990,000       --      --          --           --             --           --            --
 Net loss........         --          --        --      --          --           --             --           --       (595,000)
                   ---------- ----------- ---------  ------ -----------  -----------   ------------  -----------  ------------
BALANCE, DECEMBER
31, 1997.........   5,000,000   2,990,000 2,916,664   3,000       7,000          --             --           --       (595,000)
 Issuance of
 Series B
 preferred stock
 at $1.26 per
 share for cash..   3,660,914   4,609,000       --      --          --           --             --           --            --
 Issuance of
 Series C
 preferred stock
 at $1.85 per
 share for cash..   2,500,000   4,618,000       --      --          --           --             --           --            --
 Exercise of
 stock options
 for common
 stock...........         --          --  2,276,458   2,000     130,000          --             --           --            --
 Common stock
 exchanged for
 services........         --          --    198,586     --       60,000          --             --           --            --
 Series C
 preferred stock
 exchanged for
 services........      13,513      25,000       --      --          --           --             --           --            --
 Common stock
 repurchases.....         --          --   (174,771)    --       (7,000)         --             --           --            --
 Net loss........         --          --        --      --          --           --             --           --     (9,721,000)
                   ---------- ----------- ---------  ------ -----------  -----------   ------------  -----------  ------------
BALANCE, DECEMBER
31, 1998.........  11,174,427  12,242,000 5,216,937   5,000     190,000          --             --           --    (10,316,000)
 Issuance of
 Series D
 preferred stock
 at $3.68 per
 share for cash..   1,358,695   4,973,000       --      --          --           --             --           --            --
 Issuance of
 Series E
 preferred stock
 at $7.40 per
 share for cash..     270,270   1,982,000       --      --          --           --             --           --            --
 Issuance of
 Series F
 preferred stock
 at $7.40 per
 share for cash..     405,405   2,960,000       --      --          --           --             --           --            --
 Issuance of
 Series G
 preferred stock
 at $7.40 per
 share for cash..   1,013,513   7,431,000       --      --          --           --             --           --            --
 Issuance of
 Series H
 preferred stock
 at $7.40 per
 share for cash..   1,351,351   9,992,000       --      --          --           --             --           --            --
 Exercise of
 stock options
 for common
 stock...........         --          --    212,500     --      172,000          --             --           --            --
 Common stock
 exchanged for
 services........         --          --    106,422     --      337,000          --             --           --            --
 Issuance of
 common stock
 warrants for
 services........         --          --        --      --      290,000          --             --           --            --
 Issuance of
 preferred stock
 warrants for
 services........         --          --        --      --    2,430,000          --      (2,400,000)         --            --
 Amortization of
 prepaid
 marketing
 expenses........         --          --        --      --          --           --         276,000          --            --
 Recognition of
 deferred
 compensation....         --          --        --      --    2,815,000   (2,815,000)           --           --            --
 Stock-based
 compensation....         --          --        --      --          --       187,000            --           --            --
 Common stock
 repurchases.....         --          --   (225,179)    --      (18,000)         --             --           --            --
 Issuance of
 common stock for
 marketing
 services........         --          --  1,852,329   2,000  10,186,000          --     (10,188,000)         --            --
 Issuance of
 common stock for
 marketing
 services and
 note
 receivable......         --          --  1,128,867   1,000   6,207,000          --      (3,386,000)  (2,822,000)          --
 Net loss........         --          --        --      --          --           --             --           --    (11,628,000)
                   ---------- ----------- ---------  ------ -----------  -----------   ------------  -----------  ------------
BALANCE, JUNE 30,
1999
(unaudited)......  15,573,661 $39,580,000 8,291,876  $8,000 $22,609,000  $(2,628,000)  $(15,698,000) $(2,822,000) $(21,944,000)
                   ========== =========== =========  ====== ===========  ===========   ============  ===========  ============
                      Total
                   ------------
BALANCE, AUGUST
4, 1997..........  $       --
 Issuance of
 common stock for
 cash............       10,000
 Issuance of
 Series A
 preferred stock
 at $0.60 per
 share for cash..    2,990,000
 Net loss........     (595,000)
                   ------------
BALANCE, DECEMBER
31, 1997.........    2,405,000
 Issuance of
 Series B
 preferred stock
 at $1.26 per
 share for cash..    4,609,000
 Issuance of
 Series C
 preferred stock
 at $1.85 per
 share for cash..    4,618,000
 Exercise of
 stock options
 for common
 stock...........      132,000
 Common stock
 exchanged for
 services........       60,000
 Series C
 preferred stock
 exchanged for
 services........       25,000
 Common stock
 repurchases.....       (7,000)
 Net loss........   (9,721,000)
                   ------------
BALANCE, DECEMBER
31, 1998.........    2,121,000
 Issuance of
 Series D
 preferred stock
 at $3.68 per
 share for cash..    4,973,000
 Issuance of
 Series E
 preferred stock
 at $7.40 per
 share for cash..    1,982,000
 Issuance of
 Series F
 preferred stock
 at $7.40 per
 share for cash..    2,960,000
 Issuance of
 Series G
 preferred stock
 at $7.40 per
 share for cash..    7,431,000
 Issuance of
 Series H
 preferred stock
 at $7.40 per
 share for cash..    9,992,000
 Exercise of
 stock options
 for common
 stock...........      172,000
 Common stock
 exchanged for
 services........      337,000
 Issuance of
 common stock
 warrants for
 services........      290,000
 Issuance of
 preferred stock
 warrants for
 services........       30,000
 Amortization of
 prepaid
 marketing
 expenses........      276,000
 Recognition of
 deferred
 compensation....          --
 Stock-based
 compensation....      187,000
 Common stock
 repurchases.....      (18,000)
 Issuance of
 common stock for
 marketing
 services........          --
 Issuance of
 common stock for
 marketing
 services and
 note
 receivable......          --
 Net loss........  (11,628,000)
                   ------------
BALANCE, JUNE 30,
1999
(unaudited)......  $19,105,000
                   ============

       The accompanying notes are an integral part of these statements.

                                   TIVO INC.
                         (a development-stage company)

                            STATEMENTS OF CASH FLOWS

                           Period from                                              Period from
                         August 4, 1997                For the Six Months Ended   August 4, 1997
                         (Inception), to  Year Ended           June 30,           (Inception), to
                          December 31,   December 31,  -------------------------     June 30,
                              1997           1998         1998          1999           1999
                         --------------- ------------  -----------  ------------  ---------------
                                                       (unaudited)  (unaudited)     (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss..............    $ (595,000)   $(9,721,000)  $(3,046,000) $(11,628,000)  $(21,944,000)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation and
  amortization.........        15,000        242,000       208,000       182,000        439,000
 Stock exchanged for
  services.............           --          85,000         4,000       337,000        422,000
 Issuance of warrants
  for services.........           --             --            --        176,000        176,000
 Amortization of
  prepaid marketing
  expenses.............           --             --            --        276,000        276,000
 Noncash compensation
  expense..............           --             --            --        187,000        187,000
 Changes in current
  assets and
  liabilities:
  Accounts receivable..           --             --            --       (502,000)      (502,000)
  Inventories..........           --        (120,000)          --     (1,083,000)    (1,203,000)
  Prepaid expenses and
   other...............       (57,000)      (162,000)     (107,000)     (705,000)      (924,000)
  Accounts payable.....       117,000        188,000       (73,000)      383,000        688,000
  Deferred revenue.....           --             --            --        142,000        142,000
  Accrued liabilities..        26,000        649,000       239,000     1,535,000      2,210,000
                           ----------    -----------   -----------  ------------   ------------
   Net cash used in
    operating
    activities.........      (494,000)    (8,839,000)   (2,775,000)  (10,700,000)   (20,033,000)
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Acquisition of
  property and
  equipment, net.......      (376,000)      (673,000)     (128,000)     (162,000)    (1,211,000)
 Purchase of short-term
  investments..........       (20,000)      (144,000)          --     (7,459,000)    (7,623,000)
                           ----------    -----------   -----------  ------------   ------------
   Net cash used in
    investing
    activities.........      (396,000)      (817,000)     (128,000)   (7,621,000)    (8,834,000)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of convertible
  preferred stock, net
  of issuance costs....     2,990,000      9,227,000     4,577,000    27,339,000     39,556,000
 Borrowings under line
  of credit............           --         610,000       610,000           --         610,000
 Repayments under line
  of credit............           --        (610,000)          --            --        (610,000)
 Proceeds from issuance
  of common stock and
  exercise of stock
  options..............        10,000        132,000        79,000       172,000        314,000
 Repurchase of common
  stock................           --          (7,000)       (2,000)      (18,000)       (25,000)
 Increase in bank
  overdraft............           --         442,000           --        547,000        989,000
                           ----------    -----------   -----------  ------------   ------------
   Net cash provided by
    financing
    activities.........     3,000,000      9,794,000     5,264,000    28,040,000     40,834,000
NET INCREASE IN CASH
 AND CASH EQUIVALENTS..     2,110,000        138,000     2,361,000     9,719,000     11,967,000
                           ----------    -----------   -----------  ------------   ------------
CASH AND CASH
 EQUIVALENTS:
 Balance at beginning
  of period............           --       2,110,000     2,110,000     2,248,000            --
                           ----------    -----------   -----------  ------------   ------------
 Balance at end of
  period...............    $2,110,000    $ 2,248,000   $ 4,471,000  $ 11,967,000   $ 11,967,000
                           ==========    ===========   ===========  ============   ============
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Cash paid for
  interest.............    $      --     $    19,000   $       --   $      2,000   $     21,000

SUPPLEMENTAL DISCLOSURE
 OF NON-CASH
 TRANSACTIONS:
 Stock issued for a
  note receivable......           --             --            --   $  2,822,000   $  2,822,000
 Equipment acquired
  under capital lease..           --             --            --   $    670,000   $    670,000
 Deferred stock-based
  compensation.........           --             --            --   $  2,815,000   $  2,815,000

        The accompanying notes are an integral part of these statements.

                                   TIVO INC.
                         (a development-stage company)

                         NOTES TO FINANCIAL STATEMENTS
 (Information with respect to the six months ended June 30, 1998 and 1999, and the period from August 4, 1997 (Inception) to June 30, 1999, and as of June 30,
                               1999 is unaudited)

1. NATURE OF OPERATIONS:

  TiVo Inc. (the Company or TiVo) was incorporated in August 1997 as a Delaware corporation with facilities in Sunnyvale, California. The Company has developed a subscription-based personal television service (the TiVo Service) that provides viewers with the ability to pause, rewind and play back any live or recorded television broadcasts, as well as to search for, watch and record programs. The TiVo Service also provides television listings, daily suggestions and special viewing packages. The TiVo Service relies on three key components: the personal video recorder, the TiVo remote control and the TiVo Broadcast Center. Beginning in the second half of 1999, the Company expects that manufacturing and distribution of the personal video recorder and remote control will be undertaken by Philips Business Electronics B.V. (Philips). The Company also anticipates that Philips will begin marketing the TiVo Service and the personal video recorder that enables the TiVo Service in retail markets in the second half of 1999. The Company plans to stop selling personal video recorders by the end of 1999. In the interim, the personal video recorder and remote control are being manufactured by a contract manufacturer and, since March 1999, have been sold by TiVo through its web site and toll-free telephone number. The Company conducts its operations through one reportable segment.

  The Company is in the early stages of development and insignificant subscription revenues have been generated to date. No assurance can be given that a market for the TiVo Service and products that enable the TiVo Service will develop, or that customers will be willing to pay for the TiVo Service and products that enable the TiVo Service. The Company is identified as a development-stage company at this time. However, upon the transfer of manufacturing and distribution responsibility to Philips and a successful retail launch of the TiVo Service and products that enable the TiVo Service, which management expects in the second half of 1999, the Company anticipates that it will no longer be identified as a development-stage company.

  The Company continues to be subject to certain risks common to companies in similar stages of development, including the uncertainties outlined above, as well as the uncertainty of availability of additional financing; dependence on third parties for manufacturing and marketing and sales support; the uncertainty of the market for personal television; dependence on key management; limited manufacturing, marketing and sales experience; and the uncertainty of future profitability.

  The unaudited pro forma June 30, 1999 information reflected in the accompanying balance sheets reflects the automatic conversion of all the shares of the Company's convertible preferred stock outstanding as of June 30, 1999 into shares of common stock on a one-for-one basis and the exercise and conversion of all outstanding warrants as of June 30, 1999 into shares of common stock on a one-for-one basis upon completion of the proposed initial public offering.

Unaudited Interim Financial Statements

  The accompanying balance sheet as of June 30, 1999 and the accompanying statements of operations, stockholders' equity and cash flows for the six months ended June 30, 1998 and 1999 included herein have been prepared by the Company and are unaudited. The information furnished in the unaudited financial statements referred to above includes all adjustments that are, in the opinion of management, necessary for a fair presentation of such financial statements. The results of operations for the six months ended June 30, 1999, are not necessarily indicative of the results to be expected for the entire fiscal year.

                                   TIVO INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
  (Information with respect to the six months ended June 30, 1998 and 1999 and the period from
     August 4, 1997 (Inception) to June 30, 1999 and as of June 30, 1999 is
                                   unaudited)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cash Equivalents

  The Company classifies financial instruments as cash equivalents if the original maturity of such instruments is three months or less.

Short-term investments

  Short-term investments consist of commercial paper investments and certificates of deposit with original maturities at date of purchase ranging between three and six months. The Company classifies these investments as held to maturity and records the instruments at amortized cost, which approximates fair value due to the short maturities.

Inventories

  Inventories consist of raw materials, primarily hard-disk drives, work in progress and finished goods. Inventory is valued at the lower of cost (first-in, first-out) or market. Included in inventory costs are direct materials, direct labor and allocated tooling costs. Once the Company transfers manufacturing responsibility to Philips, all inventory will be sold to Philips. Inventories consist of the following:

                                                 December 31, 1998 June 30, 1999
                                                 ----------------- -------------
                                                                    (unaudited)
   Raw materials................................     $120,000       $  216,000
   Work in progress.............................          --               --
   Finished goods...............................          --           986,000
                                                     --------       ----------
                                                     $120,000       $1,202,000
                                                     ========       ==========

Property and Equipment

  Property and equipment are stated at cost. For financial reporting purposes, depreciation is computed using the straight-line method over estimated useful lives as follows:

      Furniture and fixtures..........................................   5 years
      Computer and office equipment................................... 1-5 years

  Maintenance and repair expenditures are expensed as incurred.

Income Taxes

  The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period in which the rate change occurs. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

                                   TIVO INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
  (Information with respect to the six months ended June 30, 1998 and 1999 and the period from
     August 4, 1997 (Inception) to June 30, 1999 and as of June 30, 1999 is
                                   unaudited)


Fair Value of Financial Instruments

  The carrying amounts of cash and cash equivalents, certificates of deposit, short-term investments, accounts receivable, and accounts payable approximate fair value due to the short-term maturity of these instruments.

Business Concentrations and Credit Risk

  Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains cash with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's customers are primarily concentrated in the United States. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers and other information. The allowance for doubtful accounts was $0 at December 31, 1997 and 1998, and $14,000 at June 30, 1999.

Net Loss Per Common Share

  Historical--The Company computes net loss per share in accordance with SFAS No. 128, "Earnings Per Share," and SEC Staff Accounting Bulletin No. 98 (SAB No. 98). Under the provisions of SFAS No. 128 and SAB No. 98, basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. Shares used in the computation of all net loss per share amounts do not include repurchasable common stock issued to DIRECTV (see Note 10) and unvested, repurchasable common stock issued under the employee stock option plans (see Notes 7 and 8).

  Diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares and dilutive common share equivalents outstanding. Diluted net loss per share does not include the effect of the following antidulutive common share equivalents:

                                                 December 31,
                                             --------------------
                                               1997       1998    June 30, 1999
                                             --------- ---------- -------------
                                                                   (unaudited)
   Repurchasable common stock...............       --   2,024,187   2,989,325
   Options to purchase common stock.........   700,000  1,235,000   3,161,512
   Warrants to purchase common stock........       --         --       81,522
   Convertible preferred stock warrants.....       --      52,083     981,949
   Convertible preferred stock.............. 5,000,000 11,174,427  15,573,661
                                             --------- ----------  ----------
                                             5,700,000 14,485,697  22,787,969
                                             ========= ==========  ==========

  Pro forma--Pro forma net loss per share is calculated as if the convertible preferred stock outstanding as of June 30, 1999 was converted into shares of common stock on the date of its issuance on a one-for-one basis and as if all warrants outstanding as of June 30, 1999 had been exercised and converted into shares of common stock on the date of issuance. Preferred stock automatically converts into shares of common stock at the date of an initial public offering. The Company has received firm commitments from all warrant holders to convert all warrants into shares of common stock at the date of an initial public offering.

Stock-Based Compensation and Stock Exchanged for Services

  The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of employee stock options is less than the market price of the underlying stock on the date of grant, compensation expense is recorded for the difference between fair value and the exercise price. Expense associated with stock-based compensation is being amortized on an accelerated basis over the vesting period of the individual award, generally four years. The method of amortization is in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 28, under which the

                                   TIVO INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
  (Information with respect to the six months ended June 30, 1998 and 1999 and the period from
     August 4, 1997 (Inception) to June 30, 1999 and as of June 30, 1999 is
                                   unaudited)

value assigned to options vesting in future periods is ratably amortized beginning upon issuance of the option rather than at the vesting date. No stock compensation expense was recorded in 1997 and 1998. The Company has recorded compensation expense of $187,000 for the six months ended June 30, 1999 (unaudited). The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

  The value of warrants, options or stock exchanged for services is expensed over the period benefitted. The warrants and options are valued using the Black-Scholes option pricing model. To calculate the expense, the Company uses either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Revenue Recognition

  Subscription revenues represent revenues from customer subscriptions to the TiVo Service. Subscriptions to the TiVo Service are available on a monthly, annual or lifetime basis. Subscription fees are generally charged to customers' credit cards and are generally billed in advance on a monthly basis. A lifetime subscription covers the life of the particular personal video recorder purchased. Revenues from subscriptions are recognized ratably over the subscription period. Subscription revenues from lifetime subscriptions are recognized ratably over a 4 year period, the best estimate of the useful life of the personal video recorder. Deferred revenue relates to subscription fees collected but for which revenues have not been recognized.

Research And Development

  Research and development expenses consist primarily of employee salaries and related expenses and consulting fees relating to the development of the TiVo Service and products that enable the TiVo Service. Research and development costs are expensed as incurred.

Sales and Marketing--Related Parties

  Sales and marketing--related parties consists of cash and noncash charges related to the Company's agreements with DIRECTV, Inc. (DIRECTV), Philips, and Quantum Corporation (Quantum), all of which hold stock or warrants in the Company (see Note 10).

Other Operating Expense, Net

  Prior to the anticipated transition of manufacturing and distribution responsibility to Philips in the second half of 1999, the Company has sold personal video recorders directly to consumers. The Company plans to stop selling personal video recorders by the second half of 1999 in connection with the transition of manufacturing to Philips. The sales of personal video recorders are considered incidental to the Company's business and the cost of the personal video recorders, net of sales proceeds of $895,000, is classified as other operating expense, net. Income from the sale of the personal video recorder is recognized upon shipment to the customer. The Company records a provision for estimated warranty costs and returns at the time of sale. This reserve was $15,000 at June 30, 1999.

Comprehensive Income

  The Company has no material components of other comprehensive income or loss and, accordingly, the comprehensive loss is the same as the net loss for all periods presented.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Actual results could differ from those estimates.

                                   TIVO INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
  (Information with respect to the six months ended June 30, 1998 and 1999 and the period from
     August 4, 1997 (Inception) to June 30, 1999 and as of June 30, 1999 is
                                   unaudited)


3. PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following:

                                                 December 31,
                                               ------------------
                                                 1997      1998    June 30, 1999
                                               --------  --------  -------------
                                                                    (unaudited)
   Furniture and fixtures..................... $ 18,000  $ 16,000    $  20,000
   Computer and office equipment..............  358,000   946,000    1,104,000
                                               --------  --------    ---------
                                                376,000   962,000    1,124,000
   Accumulated depreciation...................  (15,000) (170,000)    (352,000)
                                               --------  --------    ---------
                                               $361,000  $792,000    $ 772,000
                                               ========  ========    =========

  Equipment under capital leases was zero as of December 31, 1997 and 1998 and $670,000 as of June 30, 1999. Depreciation and amortization expense was $15,000, $155,000, $208,000 (unaudited) and $182,000 (unaudited) for the period ended December 31, 1997, the year ended December 31, 1998, and the six months ended June 30, 1998 and 1999, respectively.

4. Accrued Liabilities:

  Accrued liabilities consist of the following:

                                                    December 31,
                                                  ----------------
                                                   1997     1998   June 30, 1999
                                                  ------- -------- -------------
                                                                    (unaudited)
   Marketing and promotions...................... $   --  $223,000  $  744,000
   Compensation and vacation.....................  16,000  213,000     252,000
   Legal and accounting..........................     --    86,000     447,000
   Consulting....................................     --    11,000     353,000
   Other.........................................  10,000  142,000     414,000
                                                  ------- --------  ----------
                                                  $26,000 $675,000  $2,210,000
                                                  ======= ========  ==========

5. LINE OF CREDIT:

  The Company has a line of credit with a bank under which a maximum of $750,000 can be borrowed at the bank's prime rate plus 0.75% (8.5% at December 31, 1998). The line of credit expired on August 15, 1999. No amounts were borrowed under this line in 1997 or 1999. During 1998, a maximum amount of $610,000 was borrowed. The average amount outstanding was $159,000, at an average interest rate of 8.5%. No amounts were outstanding under this line of credit as of December 31, 1997 or 1998, or June 30, 1999. In April 1999, the bank issued a letter of credit on behalf of the Company in the amount of $600,000. This amount reduces the available borrowings on the Company's line of credit to $150,000. Substantially all of the Company's assets other than intellectual property are pledged as collateral under this line of credit.

                                   TIVO INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
  (Information with respect to the six months ended June 30, 1998 and 1999 and the period from
     August 4, 1997 (Inception) to June 30, 1999 and as of June 30, 1999 is
                                   unaudited)


6. INCOME TAXES:

  There was no provision or benefit for income taxes for the period from August 4, 1997 (Inception) to June 30, 1999.

  Significant components of deferred tax assets were as follows as of December 31, 1998:

      Net operating loss carryforwards.............................. $3,930,000
      Tax credit carryforwards......................................    103,000
      Temporary differences, net....................................     25,000
                                                                     ----------
        Gross deferred tax assets...................................  4,058,000
      Valuation allowance........................................... (4,058,000)
                                                                     ----------
        Net deferred tax assets..................................... $        0
                                                                     ==========

  As of December 31, 1998, the Company had a tax net operating loss (NOL) carryforward of approximately $10,300,000 for federal and California purposes. The federal NOL expires beginning in 2117, and the California NOL expires beginning in 2002. A significant change in ownership of the Company may limit the Company's ability to utilize these NOL carryforwards. SFAS No. 109 requires that the tax benefit of such NOL be recorded as an asset. A valuation allowance for the entire amount has been provided because of uncertainties about the realizability of the deferred tax assets.

7. STOCKHOLDERS' EQUITY:

Common Stock

  In August 1997, the Company issued 2,800,000 shares of common stock to the founders for $10,000. On September 24, 1997, the Company declared a stock split of 1.04167 to 1, which resulted in 2,916,664 founders shares outstanding after the split. No shares were subject to repurchase as of December 31, 1997.

  In 1998, the Company issued 2,276,458 shares of common stock as a result of the exercise of stock options. During 1998, 174,771 shares of common stock were repurchased in accordance with the terms the Company's stock option plan (see
Note 8). The Company has the right to repurchase 2,024,187 unvested shares as of December 31, 1998, at the stock issuance price, if the holders' service with the Company terminates.

  For the six months ended June 30, 1999, the Company issued 212,500 shares of common stock as a result of the exercise of stock options and repurchased 225,166 shares. The Company has the right to repurchase 1,440,727 unvested shares issued to employees as of June 30, 1999, at the stock issuance price, if the holders' service with the Company terminates. See Note 10 for a description of DIRECTV shares subject to repurchase.

  In 1998, the Company issued 198,586 shares of common stock to consultants and vendors in exchange for services. For the six months ended June 30, 1999, the Company issued 106,409 shares of common stock in exchange for services. The common stock issued was recorded at the estimated fair value of the common stock at the time the services were performed and the expense was recorded. The Company's management believes that the value of the common stock issued approximates the value of services received.

                                   TIVO INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
  (Information with respect to the six months ended June 30, 1998 and 1999 and the period from
     August 4, 1997 (Inception) to June 30, 1999 and as of June 30, 1999 is
                                   unaudited)

Convertible Preferred Stock

  Convertible preferred stock outstanding at June 30, 1999 is as follows:

                                             Issued and  Liquidation
                                  Authorized Outstanding Preference   Carrying
                                    Shares     Shares     Per Share     Value
                                  ---------- ----------- ----------- -----------
Series A.........................  5,200,000  5,000,000     $0.60    $ 2,990,000
Series B.........................  4,400,000  3,660,914      1.26      4,609,000
Series C.........................  4,000,000  2,513,513      1.85      4,643,000
Series D.........................  2,500,000  1,358,695      3.68      4,973,000
Series E.........................    300,000    270,270      7.40      1,982,000
Series F.........................    500,000    405,405      7.40      2,960,000
Series G.........................  1,100,000  1,013,513      7.40      7,431,000
Series H.........................  2,100,000  1,351,351      7.40      9,992,000
                                  ---------- ----------              -----------
                                  20,100,000 15,573,661              $39,580,000
                                  ========== ==========              ===========

  In September and October 1997, the Company issued 5,000,000 shares of Series A preferred stock at $0.60 per share. In May, June and July 1998, the Company issued 3,660,914 shares of Series B preferred stock at $1.26 per share. In October 1998, the Company issued 2,500,000 shares of Series C preferred stock at $1.85 per share. In December 1998, the Company issued 13,513 shares of Series C preferred stock at $1.85 per share in exchange for services received.

  In January 1999, the Company issued 1,358,695 shares of Series D preferred stock at $3.68 per share. In March 1999, the Company issued 270,270 shares of Series E preferred stock at $7.40 per share. In April 1999, the Company issued 405,405, 1,013,513, and 1,351,351 shares of Series F, G and H preferred stock, respectively, at $7.40 per share.

  Each share of preferred stock is convertible into common stock at the option of the holder on a one-for-one basis, subject to certain adjustments. Each share of preferred stock has voting rights and, upon any liquidation of the Company, the holders of preferred stock are entitled to a liquidation preference, to be paid out of the assets of the Company, equal to the respective original issue price per share plus all declared and unpaid dividends. Each share of preferred stock will automatically be converted into shares of common stock at any time upon the election of the holders of at least two-thirds of the outstanding shares of the preferred or upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933.

                                   TIVO INC.
                         (a development-stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
 (Information with respect to the six months ended June 30, 1998 and 1999 and the period from
    August 4, 1997 (Inception) to June 30, 1999 and as of June 30, 1999 is
                                  unaudited)


8. STOCK OPTION PLAN:

  Under the terms of the Company's 1997 Equity Incentive Plan, adopted in 1997 as amended and restated in 1999 (the 1997 Plan), options to purchase shares of the Company's common stock may be granted to employees and other individuals at a price equal to the fair market value of the common stock at the date of grant. The options vest 25 percent after the first year of service, and the remaining 75 percent vest ratably over the next 36 months. Options expire 10 years after the grant date. The terms of the 1997 Plan allow individuals to exercise their options prior to full vesting. In the event that the individual terminates their service to the Company before becoming fully vested, the Company has the right to repurchase the unvested shares at the original option price. The number of shares authorized for option grants under the 1997 Plan is 4,000,000; as of December 31, 1998, 3,773,458 have been issued.

  The Company accounts for stock options under APB Opinion No. 25, under which, for the period from August 4, 1997 (Inception) to December 31, 1997 and for the year ended December 31, 1998, no compensation cost was recognized when the awards were granted to employees or directors. Stock-based Compensation expense of $187,000 was recognized for the six months ended June 30, 1999 (see
Note 13). Had compensation cost for the stock options been determined consistently with SFAS No. 123, the effect on the Company's net loss and basic and diluted loss per share would have been changed to the following pro forma amounts:

                           Period from                                              Period from
                          August 4, 1997                                             August 4,
                           (inception),                                                 1997
                                to        Year Ended   Six Months Ended June 30,    (Inception)
                           December 31,   December 31, ---------------------------  to June 30,
                               1997           1998         1998          1999           1999
                          -------------- ------------- ------------  -------------  ------------
                                                       (unaudited)    (unaudited)   (unaudited)
Net loss, as reported...    $(595,000)    $(9,721,000) $ (3,046,000) $ (11,628,000) $(21,944,000)
Pro forma effect of SFAS
 No. 123................          --          (10,000)       (2,000)      (535,000)     (545,000)
                            ---------     -----------  ------------  -------------  ------------
Net loss, pro forma.....     (595,000)     (9,731,000)   (3,048,000)   (12,163,000)  (22,489,000)

Basic and diluted loss
 per share, as
 reported...............    $   (0.20)    $     (2.21) $      (0.79) $       (1.75) $      (4.74)
Basic and diluted loss
 per share, pro forma...    $   (0.20)    $     (2.21) $      (0.79) $       (1.83) $      (4.86)

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants: weighted average risk-free interest rates of between 4.45 percent and 5.9 percent; expected dividend yield of 0 percent; expected lives of four years for the options; and expected volatility of 0 percent.

  Refer to Note 12, Equity Incentive Plans, for a description of the 1999 Equity Incentive Plan (the 1999 Plan).

                                   TIVO INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
  (Information with respect to the six months ended June 30, 1998 and 1999 and the period from
     August 4, 1997 (Inception) to June 30, 1999 and as of June 30, 1999 is
                                   unaudited)


  A summary of the status of the 1997 Plan and the 1999 Plan is presented in the table and narrative below:

                                                                   Weighted
                                                   Range of        Average
                                      Shares    Exercise Prices Exercise Price
                                    ----------  --------------- --------------
Outstanding at inception...........          0                      $0.00
  Granted..........................    700,000          0.04         0.04
                                    ----------                      -----
Outstanding at December 31, 1997...    700,000                       0.04
  Granted..........................  3,006,458    0.04--0.45         0.15
  Exercised........................ (2,276,458)                      0.06
  Canceled.........................   (195,000)                      0.04
                                    ----------                      -----
Outstanding at December 31, 1998...  1,235,000                      $0.27
  Granted..........................  2,390,387    1.00--6.50         4.83
  Exercised........................   (212,500)                      0.82
  Canceled.........................   (251,375)                      0.66
                                    ----------                      -----
Outstanding at June 30, 1999
 (unaudited).......................  3,161,512                      $3.65
                                    ==========                      =====

  The weighted average fair value of options granted as of December 31, 1998, and June 30, 1999 (unaudited), is $0.02 and $0.84, respectively. Of the options outstanding at December 31, 1998, and June 30, 1999, 93,542 and 733,481 are vested, respectively. Included in the options exercised above in 1998 and for the six months ended June 30, 1999 are 174,771 and 225,166, respectively, unvested options where the Company repurchased the stock upon the individuals' leaving the Company.

  The options outstanding have the following contractual lives:

                  December 31, 1998                                  June 30, 1999 (unaudited)
------------------------------------------------------ -----------------------------------------------------
                                      Weighted Average                                      Weighted Average
     Number of Options       Exercise    Remaining          Number of Options      Exercise    Remaining
Outstanding and Exercisable   Price   Contractual Life Outstanding and Exercisable  Price   Contractual Life
---------------------------  -------- ---------------- --------------------------- -------- ----------------
            55,000            $0.04      9.25 years                55,000           $0.04      8.75 years
           504,000             0.13      9.50 years               300,625            0.13      9.00 years
           169,000             0.20      9.75 years               145,000            0.20      9.25 years
           507,000             0.45     10.00 years               412,500            0.45      9.50 years
               --               --              --                 30,000            0.75      9.50 years
               --               --              --                272,782            1.00      9.70 years
               --               --              --                263,000            2.50      9.75 years
               --               --              --                127,105            4.00      9.83 years
               --               --              --                188,000            5.00      9.90 years
               --               --              --              1,367,500            6.50     10.00 years
         ---------                                              ---------
         1,235,000                                              3,161,512
         =========                                              =========

                                   TIVO INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
  (Information with respect to the six months ended June 30, 1998 and 1999 and the period from
     August 4, 1997 (Inception) to June 30, 1999 and as of June 30, 1999 is
                                   unaudited)


9. WARRANTS:

  In addition to receiving 156,250 options to purchase common stock under the 1997 Plan, in March 1998, a member of the Company's board of directors received warrants to purchase a total of 52,083 shares of Series A preferred stock at an exercise price of $0.60 per share, the estimated fair market value of the Series A preferred stock at the date of issuance. These warrants will expire on the earlier of (1) the closing of the initial public offering of the Company's common stock or (2) March 18, 2008. The value of the above warrants has been included in the calculation of pro forma net loss for the year ended December 31, 1998 under SFAS No. 123, discussed in Note 8.

  See Note 10 for a description of Series C and Series D preferred stock warrants issued to Quantum under a hard disk drive supply agreement.

  The warrants outstanding have the following contractual lives:

              December 31, 1998                           June 30, 1999 (unaudited)
----------------------------------------------- ----------------------------------------------
                                   Weighted                                       Weighted
Number of                          Average                                        Average
Warrants Outstanding  Exercise    Remaining          Number of       Exercise    Remaining
and Exercisable        Price   Contractual Life Warrants Outstanding  Price   Contractual Life
--------------------  -------- ---------------- -------------------- -------- ----------------
Director                                        Director
 Preferred--52,083     $0.60      9.25 years    Preferred--   52,083  $0.60      8.75 years
                                                Other
                                                Preferred--   60,813   1.26      9.67 years
                                                   Common--   35,307   2.50      4.75 years
                                                   Common--   35,307   2.50      4.75 years
                                                   Common--    2,715   2.50      4.75 years
                                                   Common--    8,193   2.50      4.75 years
                                                Preferred--    1,250   7.40      9.83 years
                                                Supplier
                                                Preferred--  324,325   0.01      1.75 years
                                                Preferred--  543,478   0.01      2.75 years
                                                --------------------
                                                           1,063,471
                                                ====================

  All of the warrants outstanding at June 30, 1999 except for the warrants for 543,478 shares of preferred stock are exercisable. The warrants for 543,478 shares of preferred stock outstanding automatically vest upon completion of an initial public offering.

10. MARKETING AND MANUFACTURING AGREEMENTS

Quantum Agreement

  In November 1998, the Company entered into an agreement with Quantum to allow the Company or certain third-party manufacturers to purchase up to an agreed-upon number of hard disk drives used in the personal video recorder and other devices that enable the TiVo Service. Under the terms of the agreement, the buyer is entitled to a discounted purchase price if certain milestones are met. When the buyer receives the hard disk drives on each unit, the Company is required to pay a fee to Quantum which is expensed at the time of purchase. TiVo has also agreed to share with Quantum a portion of the TiVo Service subscription fees it receives from the personal video recorders and other devices equipped with these hard disk drives.

                                   TIVO INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
  (Information with respect to the six months ended June 30, 1998 and 1999 and the period from
     August 4, 1997 (Inception) to June 30, 1999 and as of June 30, 1999 is
                                   unaudited)

  In addition, the Company issued a warrant to Quantum to purchase 324,325 shares of Series C preferred stock and 543,478 shares of Series D preferred stock at an exercise price of $0.01 per share. The warrants vest and are exercisable upon the meeting of certain milestones under a hard disk supply agreement or upon the closing of an initial public offering of the Company's common stock. As of December 31, 1998, Quantum had not vested in the warrants because the Company had not met the required performance milestones and therefore had not received the discounted price on its hard-disk drive purchases. The value of the warrants will be determined and recorded when they vest, and expense will be recorded as Quantum performs under the contract. In April 1999, the warrants to purchase Series C preferred stock vested and the Company recorded as a contra equity account a prepaid marketing expense of $2.4 million related to the vesting of 324,325 shares of Series C preferred stock warrants. The $2.4 million represents the estimated fair value of the Series C warrants at the vesting date and was recorded as a prepaid marketing expense contra equity account. The $2.4 million will be recognized as a sales and marketing expense--related parties as the specified number of personal video recorders related to this agreement are used. The fair value of the Series C vested warrants was estimated using the Black-Scholes option pricing model with the following assumptions: weighted average risk-free interest rate of 5.07%; expected dividend yield of 0%; expected life of four years; expected volatility of 0%; and market price of preferred stock of $7.40 per share. The Company recorded $276,000 of sales and marketing expense--related parties for the six months ended June 30, 1999 related to these warrants.

DIRECTV Agreement

  The Company entered into a corporate partnership agreement with DIRECTV to promote and offer support for the TiVo Service and products that enable the TiVo Service (the DIRECTV Agreement). The DIRECTV Agreement provides that DIRECTV will provide a variety of marketing and sales support to promote TiVo and the TiVo Service, collaborate on certain product development efforts and make a portion of the bandwidth capacity of DIRECTV's satellite network available to TiVo.

  The Company issued 1,852,329 shares of common stock in exchange for marketing services under the DIRECTV Agreement. The shares are non-forfeitable and were valued at an estimated fair value of $5.50 per share for accounting purposes. The Company recorded prepaid marketing expenses classified as a contra equity account related to the issuance of these shares of common stock of $10.2 million. These prepaid marketing expenses are expensed as the marketing services are provided.

  Additionally, the Company issued 1,128,867 shares of common stock in exchange for a $2.8 million promissory note due in three years. For accounting purposes, the shares were valued at an estimated fair value of $5.50 per share. The $3.4 million of estimated fair value in excess of the balance of the note was recorded as a prepaid marketing expense contra equity account. DIRECTV may repay the note either by providing bandwidth capacity at no additional charge or by paying in cash. At the end of three years, if specified milestones are not achieved, TiVo will have the right to repurchase some or all of these shares at $.001 per share.

  The value of the common stock issued to DIRECTV and recorded as prepaid marketing expenses of $13.6 million is recognized as a sales and marketing expense--related parties ratably as the services are provided to TiVo over the contractual service periods under the agreement.

  In addition to the equity consideration for DIRECTV's marketing services described above, DIRECTV will receive a percentage of TiVo's revenues attributable to DIRECTV/TiVo subscribers. These amounts are expensed as earned and included in sales and marketing expense--related parties.

  In April 1999, TiVo sold 405,405 shares of Series F preferred stock to DIRECTV at $7.40 per share.

                                   TIVO INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
  (Information with respect to the six months ended June 30, 1998 and 1999 and the period from
     August 4, 1997 (Inception) to June 30, 1999 and as of June 30, 1999 is
                                   unaudited)


Philips Agreement

  On March 31, 1999, the Company entered into an agreement with Philips for the manufacture, marketing and distribution of personal video recorders that enable the TiVo Service. Subject to certain limitations, this agreement grants Philips the right to manufacture, market and sell personal video recorders that enable the TiVo Service in North America. Philips was also granted the right to manufacture, market and sell personal video recorders in North America that incorporate both DIRECTV's satellite receiver and the TiVo Service. The Company also granted Philips a license to TiVo technology for the purpose of developing and manufacturing personal video recorders and other devices that enable the TiVo Service.

  The Company has agreed to pay Philips a subsidy on each personal video recorder that is manufactured and sold by Philips. The amount of the subsidy is formula-based and periodically adjusted based on Philips manufacturing costs and selling prices. A portion of the subsidy amount paid to Philips is due when the personal video recorder is shipped. The remaining portion is due when the subscriber activates the TiVo Service. The Company will record the subsidy as a sales and marketing expense--related parties upon shipment of the personal video recorder by Philips. In addition to these amounts, the Company has agreed to pay Philips a fixed amount per month for each Philips-branded personal video recorder that has an active subscription to the TiVo Service.

  Under the terms of the agreement, Philips has committed to provide a specified amount of marketing activities related to Philips-branded personal video recorders that enable the TiVo Service.

  In April 1999, Philips purchased 1,351,351 shares of Series H preferred stock for $7.40 per share.

11. COMMITMENTS AND CONTINGENCIES:

  The Company leases its office space under operating leases that expire on March 31 and June 30, 2000. As of December 31, 1998, and June 30, 1999, future minimum rental payments under this lease are $1,327,000 and $901,000, respectively. Rent expense under operating leases was approximately $45,000, $619,000, and $483,000 for the period from inception to December 31, 1997, for the year ended December 31, 1998 and for the six months ended June 30, 1999, respectively.

  The Company has entered into various supply or service agreements and purchase commitments with a number of vendors. As of June 30, 1999, the Company's commitment under these agreements is approximately $7.5 million.

12. RETIREMENT PLAN

  In December 1997, the Company established a 401(k) Retirement Plan (the Retirement Plan) available to employees who meet the plan's eligibility requirements. Participants may elect to contribute a percentage of their compensation to the Retirement Plan up to a statutory limit. Participants are fully vested in their contributions. The Company may make discretionary contributions to the Retirement Plan as a percentage of participant contributions, subject to established limits. The Company has not made any contributions to the Retirement Plan through June 30 ,1999.

13. SUBSEQUENT EVENTS (unaudited):

Equipment Lease Line

  In March 1999, the Company entered into an equipment lease line for $2.5 million over the 12 months following the date of the lease. The annual interest rate is 7.25%, and the line is repayable over 36 months. The

                                   TIVO INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
  (Information with respect to the six months ended June 30, 1998 and 1999 and the period from
     August 4, 1997 (Inception) to June 30, 1999 and as of June 30, 1999 is
                                   unaudited)

lessor received a warrant for 60,814 shares of the Company's Series B preferred stock at an exercise price of $1.26 per share. The Company expenses the estimated fair value of the warrants of $30,000 over the life of the lease. The estimated fair value of the warrants was determined using the Black-Scholes option pricing model. The principle assumptions used in the computation are: 10 year term, deemed fair value at the date of issuance of $1.26 per share, a risk-free rate of return of 5.07%, dividend yield of 0% and a volatility of 0%. The $670,000 used portion of the lease is accounted for as a capital lease. The current portion of the capital lease obligation at June 30, 1999 is $112,000. The unused lease line expires February 2000.

Equity Incentive Plans

  In April 1999, the Company's stockholders approved the 1999 Plan. Amendments to the 1999 Plan were adopted in July 1999. The 1999 Plan allows the grant of options to purchase shares of the Company's common stock to employees and other individuals at a price equal to the fair market value of the common stock at the date of grant. The options vest 25 percent after the first year of service, and the remaining 75 percent vest ratably over the next 36 months. Options expire 10 years after the grant date. The terms of the 1999 Plan also allow individuals to exercise their options prior to full vesting. In the event that the individual terminates before becoming fully vested, the Company has the right to repurchase the unvested shares at the original option price. The number of shares authorized for option grants under the 1999 Plan is 4,200,000 subject to an annual increase of the greater of 7% of outstanding shares or 4,000,000 shares, up to a maximum of 40,000,000 shares.

  In July 1999, the Company adopted the 1999 Non-Employee Directors' Stock Option Plan (the Directors' Plan). The Director's Plan becomes effective upon the completion of an initial public offering. The Directors' Plan provides for the automatic grant of options to purchase shares of the Company's common stock to nonemployee directors at a price equal to the fair market value of the stock at the date of the grant. The options vest monthly over two years. The option term is ten years after the grant date but terminates three months after a director's service terminates. The number of shares authorized for option grants under the Directors' Plan is 500,000, subject to an annual increase of 100,000 shares.

  In July 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the Employee Stock Purchase Plan). The Employee Stock Purchase Plan provides a means for employees to purchase TiVo common stock through payroll deductions of up to 15 percent of their base compensation. The Company offers the common stock purchase rights to eligible employees, generally all full-time employees who have been employed for at least 10 days. This plan allows for common stock purchase rights to be granted to employees of TiVo at a price equal to the lower of 85% of the fair market value on the first day of the offering period or on the common stock purchase date. Under the purchase plan, the board may specify offerings up to 27 months. The number of shares reserved for issuance under this plan is 600,000 subject to automatic annual increase by the lesser of (i) 5 percent of the outstanding shares of common stock on a diluted basis,
(ii) 500,000 shares, or (iii) a smaller number as determined by the board of directors.

Convertible Debt

  In April 1999, the Company entered into a secured convertible debenture purchase agreement with certain stockholders. Under the terms of this agreement, TiVo can borrow up to $3,000,000 at an interest rate of 4.67% per annum. The debentures to be delivered by TiVo for any loan made under this agreement are convertible into common stock on a one-for-one basis and secured by substantially all of the Company's assets other than intellectual property. In conjunction with the agreement, TiVo issued warrants to purchase 81,522 shares of common stock at an exercise price of $2.50 per share. Deferred financing costs of $290,000 was recorded using

                                   TIVO INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
  (Information with respect to the six months ended June 30, 1998 and 1999 and the period from
     August 4, 1997 (Inception) to June 30, 1999 and as of June 30, 1999 is
                                   unaudited)

the estimated fair value of the warrants at the date of issuance. The estimated fair value of the warrants was determined using the Black-Scholes option pricing model. The principle assumptions used in the computation are: 5 year term; deemed fair value at the date of issuance of $5.50 per share; a risk free rate of return of 5.07%; dividend yield of 0%; and a volatility of 0%. The value assigned to the warrants is being amortized over the term of the commitment which expires on June 30, 2000. Of this amount, $145,000 was expensed for the six months ended June 30, 1999. As of June 30, 1999, TiVo had no outstanding amounts under this agreement. All of the warrants issued under the terms of this agreement expire upon the completion of an initial public offering.

Deferred Compensation

  During 1999, the Company granted stock options with exercise prices that were less than the estimated fair market value of the underlying shares of common stock on the date of grant. As a result, the Company has recorded deferred compensation of approximately $2,815,000 as a contra equity account and recorded stock-based compensation expense of $187,000 during the six months ended June 30, 1999. These amounts will be recognized as stock-based compensation over the vesting period of the options (four years).

Series I Preferred Stock

  In July 1999, the Company issued 3,121,994 shares of Series I preferred stock at $10.41 per share. Series I shares are convertible on a one-for-one basis into shares of common stock and have a $10.41 liquidation preference per share. All other terms are comparable with the prior series of preferred stock.

Series I Warrant

  In July 1999 the Company also issued a Series I preferred stock warrant at $10.41 per share. This warrant is exercisable immediately and terminates at the earlier of the closing of a firmly underwritten public offering or five years from the date of issuance. Upon exercise, the warrant converts into 192,123 shares of common stock. The Company has received firm commitments from all warrant holders to convert all warrants into shares of common stock at the date of an initial public offering.

Series J Preferred Stock

  In August 1999, the Company issued 480,307 shares of Series J preferred stock at $10.41 per share. Series J shares are convertible on a one-for-one basis into shares of common stock and have a $10.41 liquidation preference per share. All other terms are comparable with the prior series of preferred stock.

Initial Public Offering

  The Company is proposing an initial public offering of up to    shares of
common stock.

             DESCRIPTION OF ARTWORK APPEARING ON BACK COVER INSIDE



                                   [To come]

                                 [LOGO OF TIVO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the distribution of the common stock being registered. All amounts are estimated, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Filing Fee:

      SEC Registration Fee............................................. $22,240
      NASD Filing Fee..................................................   8,500
      Nasdaq National Market Filing Fee................................   1,000
      Blue Sky Fees and Expenses.......................................       *
      Accounting Fees..................................................       *
      Legal Fees and Expenses..........................................       *
      Transfer Agent and Registrar Fees................................       *
      Printing and Engraving...........................................       *
      Miscellaneous....................................................       *
                                                                        -------
        Total.......................................................... $     *
                                                                        =======

-----------------------
* To be supplied by amendment.

Item 14. Indemnification of Directors and Officers

  The Registrant's Amended and Restated Certificate of Incorporation, filed as
Exhibit 3.2 to the Registration Statement, provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law, except for liability
(1) for any breach of duty of loyalty to Registrant or to its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of incorporation further states that if the Delaware General Corporation Law is amended after its stockholders approve its Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

  The Registrant's Bylaws provide that Registrant shall indemnify its officers and directors to the fullest extent not prohibited by Delaware law and authorizes the Registrant to modify the extent of such indemnification by individual contracts with its officers and directors. Registrant's Bylaws further provide, however, that the Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (1) such indemnification is expressly required to be made by law, (2) the proceeding was authorized by the Board of Directors of the corporation, (3) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or (4) such indemnification is required to be made pursuant to Registrant's contractual obligations to its directors and officers.

  Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

  The Registrant intends to enter into indemnification agreements with each director and certain officers which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

  The form of Underwriting Agreement, filed as Exhibit 1.1 to the Registration Statement, provides for indemnification of the Registrant and its controlling persons against certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

  Since the Company's inception on August 4, 1997, the Company has sold and issued the following unregistered securities:

       (a) On August 5, 1997, the Registrant sold an aggregate of 2,800,000 shares of its Common Stock to its founders under the exemption from registration provided by Rule 701 of the Securities Act, raising aggregate proceeds of $10,080. Michael Ramsay, the Registrant's Chairman of the Board, Chief Executive Officer and President, and James Barton, its Chief Technical Officer and Vice President of Research and Development, each purchased 1,400,000 shares pursuant to Founder Stock Purchase Agreements. On September 24, 1997, these shares were split into an aggregate of 2,916,664 common shares.

       (b) On September 24, 1997, the Registrant sold an aggregate of 4,833,334 shares, and on October 22, 1997, an aggregate of 166,666 shares, in a private placement of its Series A Preferred Stock having an aggregate liquidation preference of $3.0 million and raising aggregate net proceeds of $3.0 million, which were used for general corporate purposes. The transactions were consummated pursuant to a Series A Preferred Stock Purchase Agreement, Investor Rights Agreement and Stockholders Agreement, agreements which designate certain rights and obligations of the Series A Preferred Stock. In connection with the Series A offering, Michael Ramsay, the Registrant's Chief Executive Officer, purchased 666,667 shares, James Barton, the Registrant's Chief Technical Officer, purchased 166,667 shares, entities affiliated with New Enterprise Associates, a stockholder owning in excess of 5% of Registrant voting securities, purchased an aggregate of 2,000,000 shares, entities affiliated with Institutional Venture Partners, a 5% stockholder, purchased an aggregate of 2,000,000 shares, and three accredited investors purchased an aggregate of 166,666 shares.

       (c) On February 23, 1998, the Company issued 7,870 shares of its common stock to each of Kristen Smith and Thomas A. Tucker, in consideration for past consulting services provided to the Company. Based on the fair market value of these shares at that time, determined to be $0.04 per share by the Company's board of directors, the value of the consideration received from each of Ms. Smith and Mr. Tucker was $314.80.

       (d) On May 29, 1998, the Registrant sold an aggregate of 3,174,604 shares, on June 26, 1998, an aggregate of 461,310 shares, and on July 27, 1998, 25,000 shares in a private placement of an aggregate of 3,660,914 shares of its Series B Preferred Stock having an aggregate liquidation preference of $4.6 million and raising aggregate net proceeds of approximately $4.6 million which were used for general corporate purposes. The transactions were pursuant to a Series B Preferred Stock Purchase Agreement and Investor Rights Agreement, agreements which designate certain rights and obligations of the Series B Preferred Stock. In connection with the Series B offering, entities affiliated with New Enterprise Associates, a stockholder owning in excess of 5% of Registrant voting securities, purchased an aggregate of 1,587,302 shares, entities affiliated with Institutional Venture Partners, a 5% stockholder, purchased an aggregate of 1,587,302 shares, Randy Komisar, a director of the Registrant, purchased 24,800 shares, an aggregate of 158,731 was sold to two accredited investors and seven employees of the Registrant purchased an aggregate of 302,770 shares.

       (e) On October 8, 1998 and October 30, 1998, the Registrant sold an aggregate of 2,162,163 and 337,837 shares, respectively, in a private placement of an aggregate of 2,500,000 shares of its Series C Preferred Stock having an aggregate liquidation preference of $4.6 million, raising aggregate net proceeds of approximately $4.6 million which were used for general corporate purposes. The transactions were consummated pursuant to the Series C Preferred Stock Purchase Agreement and Investor Rights Agreement, agreements which designate certain rights and obligations of the Series C Preferred Stock. In connection with the Series C offering, entities affiliated with New Enterprise Associates and entities affiliated with Institutional Venture Partners, each stockholders owning in excess of 5% of Registrant voting securities, purchased an aggregate of 594,595 shares each. Three venture capital investors purchased an aggregate of 1,243,245 shares and five employees of the Registrant purchased 13,513 shares each.

       (f) On December 22, 1998, the Registrant issued 13,513 shares of its Series C Preferred Stock to Odyssey Capital, L.L.C. at a purchase price of $1.85 per share pursuant to a Series C Preferred Stock Purchase Agreement and in consideration for past services.

       (g) On January 20, 1999, the Registrant completed a private placement to Vulcan Ventures Corporation of 1,358,695 shares of its Series D Preferred Stock having a liquidation preference of $5.0 million and raising net proceeds of approximately $5.0 million which were used for general corporate purposes. The transaction were pursuant to a Series D Preferred Stock Purchase Agreement and Investor Rights Agreement, agreements which designate certain rights and obligations of the Series D Preferred Stock.

       (h) On March 19, 1999, the Registrant completed a private placement to Showtime Networks, Inc. of 270,270 shares of its Series E Preferred Stock having a liquidation preference of $2.0 million and raising net proceeds of approximately $2.0 million which were used for general corporate purposes. The transaction was consummated pursuant to the Preferred Stock Purchase Agreement and Investor Rights Agreement, agreements which designate certain rights and obligations of the Series E Preferred Stock.

       (i) On April 13, 1999, the Registrant completed a private placement to DIRECTV, Inc. of 405,405 shares of its Series F Preferred Stock having a liquidation preference of $3.0 million, raising net proceeds of approximately $3.0 million which were used for general corporate purposes. The transaction was consummated pursuant to a Series F Preferred Stock Purchase Agreement and Investor Rights Agreement, agreements which designate certain rights and obligations of the Series F Preferred Stock. On the same date, the Registrant entered into a Marketing Agreement with DIRECTV, Inc. under which it issued 2,981,196 shares of its Common Stock to DIRECTV, Inc. in consideration for $4.6 million of past and future services to the Registrant by DIRECTV, Inc. and under which net proceeds of approximately $2.8 million were raised under a promissory note

       (j) On April 16, 1999, the Registrant completed a private placement to NBC Multimedia, Inc. of 1,013,513 shares of its Series G Preferred Stock having a liquidation preference of $7.5 million, raising net proceeds of approximately $7.5 million which were used for general corporate purposes. The transaction was consummated pursuant to a Series G Preferred Stock Purchase Agreement and Investor Rights Agreement, agreements which designate certain rights and obligations of the Series G Preferred Stock.

       (k) On April 23, 1999, the Registrant completed a private placement to Philips Corporate External Ventures B.V. of 1,351,351 shares of its Series H Preferred Stock having a liquidation preference of $10.0 million, raising net proceeds of approximately $10.0 million which were used for general corporate purposes. The transaction was consummated pursuant to a Series F Preferred Stock Purchase Agreement and Investor Rights Agreement, agreements which designate certain rights and obligations of the Series H Preferred Stock.

       (l) On July 21, 1999, the Registrant sold an aggregate of 3,121,994 shares of its Series I Preferred Stock having an aggregate liquidation preference of $32.5 million and raising aggregate net proceeds of approximately $32.5 million. The transaction was pursuant to a Series I Preferred Stock Purchase Agreement and Investor Rights Agreement, agreements which designate certain rights and obligations of the Series I Preferred Stock. The following entities, either directly or through an affiliate, purchased shares of Series I Preferred Stock in this transaction:

        . Advance/Newhouse                          . Discovery Communications
        . CBS Corporation                           . Liberty Media
        . Comcast Interactive                       . TV Guide Interactive
        . Cox Communications                        . The Walt Disney Company

       (m) On August 10, 1999, the Registrant completed a private placement to America Online, Inc. of its Series J Preferred Stock having an aggregate liquidation preference of approximately $5.0 million and raising aggregate net proceeds of approximately $5.0 million. The transaction was pursuant to a Series J Preferred Stock Purchase Agreement and Investor Rights Agreement, agreements which designate certain rights and obligations of the Series J Preferred Stock.

       (n) Since inception of the Company on August 4, 1997 through June 30, 1999, options to purchase 4,109,240 shares of the Registrant's Common Stock, net of 421,375 shares cancelled upon employee termination, were granted to 72 optionees under the Registrant's 1997 Equity Incentive Plan. Registrant has granted options to purchase 1,987,605 shares of its Common Stock, net of 25,000 shares cancelled upon employee termination, to 45 optionees under its 1999 Equity Incentive Plan. Through June 30, 1999, optionees have exercised 2,471,958 shares under the Registrant's 1997 Equity Incentive Plan raising net proceeds of $265,558, of which 399,937 shares have been repurchased upon employee termination at a cost of $27,337. Optionees have exercised 17,000 shares under Registrant's 1999 Equity Incentive Plan through June 30, 1999. The Registrant has granted stock awards for 195,233 shares of its Common Stock under its 1997 Equity Incentive Plan and 94,009 shares under its 1999 Equity Incentive Plan for past services.

  The sales and issuances of securities in the transactions described in paragraphs (a) and (c) and the exercise of stock options referred to in paragraph (n) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701.

  The sales and issuances of securities in the transactions described in paragraph (b) and paragraphs (d) through (m) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) as transactions by an issuer not involving any public offering. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

Item 16. Exhibits And Financial Statement Schedules

  (a) Exhibits

 Exhibit No.                             Description
 -----------                             -----------
  *1.1       Form of Underwriting Agreement.

   3.1       Amended and Restated Certificate of Incorporation of the
             Registrant as currently in effect.

 **3.2 Form of Amended and Restated Certificate of Incorporation to be in effect immediately upon the closing of the offering.

 **3.3       Bylaws of the Registrant as currently in effect.

 **3.4 Amended and Restated Bylaws of the Registrant to be in effect immediately following the closing of the Offering.

   4.1       Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.

   4.2       Specimen Common Stock Certificate.

   4.3       Ninth Amended and Restated Investor Rights Agreement between the
             Registrant and certain investors dated as of August 6, 1999.

  *5.1       Opinion of Cooley Godward LLP.

 **10.1 Form of Indemnification Agreement between the Registrant and its officers and directors.

 **10.2      Registrant's 1999 Equity Incentive Plan and related documents.

 **10.3 Registrant's Amended and Restated 1997 Equity Incentive Plan and related documents.

 **10.4 Registrant's 1999 Employee Stock Purchase Plan and related documents.


 Exhibit No.                             Description
 -----------                             -----------
  **10.5     Registrant's 1999 Non-Employee Directors' Stock Option Plan and
             related documents.

 **+10.6 Hard Disk Drive Supply Agreement between Quantum Corporation and the Registrant dated November 6, 1998.

 **+10.7     Master Agreement between Philips Business Electronics B.V. and the
             Registrant dated March 31, 1999.

 **+10.8     Marketing Agreement between DIRECTV, Inc. and the Registrant dated
             April 13, 1999.

 **+10.9     Agreement between NBC Multimedia, Inc. and the Registrant dated
             April 16, 1999.

  **10.10    Sublease Agreement between Verity, Inc. and the Registrant dated
             February 23, 1998.

  **10.11    Amendment to Sublease Agreement between Verity, Inc. and the
             Registrant dated November 1998.

  **10.12 Second Amendment to Sublease Agreement between Verity, Inc. and the Registrant dated March 1999.

  **10.13    Consent of Landlord to Sublease between Verity, Inc. and the
             Registrant dated February 23, 1998.
  **10.15 Master Lease Agreement between Comdisco, Inc. and the Registrant dated February 12, 1999.

 **+10.16    Warrant Purchase and Equity Rights Agreement between Quantum
             Corporation and the Registrant dated November 6, 1998 and related documents.

  **10.17    Warrant to Purchase Shares of Series A Preferred Stock issued to
             Randy Komisar dated March 18, 1998.

  **10.18    Warrant Agreement between Comdisco, Inc. and the Registrant dated
             February 12, 1999.

  **10.19    Secured Convertible Debenture Purchase Agreement between the
             Registrant and certain of its investors dated April 8, 1999, and related documents.

  **10.20 First Amendment to Hard Disk Supply Agreement between Quantum and the Registrant dated June 25, 1999.

  **10.21    Registrant's 401(k) Plan effective December 1, 1997.
 **+10.22    Tribune Media Services Television Listing Agreement between
             Tribune Media Services and the Registrant dated June 1, 1998.

 **+10.23 Amendment to the Data License Agreement between Teleworld Inc., and Tribune Media Services, Inc. between Tribune Media Services and the Registrant dated November 10, 1998.

    23.1     Consent of Arthur Andersen LLP.

   *23.2     Consent of Cooley Godward LLP (included in Exhibit 5.1).

  **24.1     Power of Attorney.

  **27.1     Financial Data Schedule.

-----------------------
+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment. Such portions have been filed separately with the Commission.
* To be filed by amendment.

** Previously filed.

  (b) Financial Statement Schedules

  Schedules are omitted because they are not applicable, or because the information is included in the Financial Statements or the Notes thereto.

Item 17. Undertakings

  A. The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  C. The Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, in the City of Sunnyvale, County of Santa Clara, State of California, on August 25, 1999.

                                          TiVo Inc.

                                          By:
                                                    /s/ David H. Courtney
                                            ___________________________________

                                             David H. Courtney

                                             Vice President of Finance and
                                             Chief Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President, Chief Executive   August 25, 1999
______________________________________  Officer, and Chairman of
   Michael Ramsay                       the Board (Principal
                                        Executive Officer)

       /s/ David H. Courtney           Vice President of Finance    August 25, 1999
______________________________________  and Chief Financial
  David H. Courtney                     Officer (Principal
                                        Financial and Accounting
                                        Officer)

                  *                    Vice President of Research   August 25, 1999
______________________________________  and Development, Chief
    James Barton                        Technical Officer and
                                        Director

                  *                    Director                     August 25, 1999
______________________________________
   Geoffrey Y. Yang

                  *                    Director                     August 25, 1999
______________________________________
   Stewart Alsop

                  *                    Director                     August 25, 1999
______________________________________
    Randy Komisar

                  *                    Director                     August 25, 1999
______________________________________
   Larry N. Chapman

                  *                    Director                     August 25, 1999
______________________________________
   Thomas S. Rogers

                  *                    Director                     August 25, 1999
______________________________________
   Michael J. Homer

* By:     /s/ David H. Courtney

  -----------------------------

      David H. Courtney

      Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit No.                             Description
 -----------                             -----------
    *1.1     Form of Underwriting Agreement.

     3.1     Amended and Restated Certificate of Incorporation of the
             Registrant as currently in effect.

   **3.2 Form of Amended and Restated Certificate of Incorporation to be in effect immediately upon the closing of the offering.

   **3.3     Bylaws of the Registrant as currently in effect.

   **3.4 Amended and Restated Bylaws of the Registrant to be in effect immediately following the closing of the Offering.

     4.1     Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.

     4.2     Specimen Common Stock Certificate.

     4.3     Ninth Amended and Restated Investor Rights Agreement between the
             Registrant and certain investors dated as of August 6, 1999.

    *5.1     Opinion of Cooley Godward LLP.

  **10.1 Form of Indemnification Agreement between the Registrant and its officers and directors.

  **10.2     Registrant's 1999 Equity Incentive Plan and related documents.

  **10.3 Registrant's Amended and Restated 1997 Equity Incentive Plan and related documents.

  **10.4 Registrant's 1999 Employee Stock Purchase Plan and related documents.

  **10.5 Registrant's 1999 Non-Employee Directors' Stock Option Plan and related documents.

 **+10.6 Hard Disk Drive Supply Agreement between Quantum Corporation and the Registrant dated November 6, 1998.

 **+10.7     Master Agreement between Philips Business Electronics B.V. and the
             Registrant dated March 31, 1999.

 **+10.8     Marketing Agreement between DIRECTV, Inc. and the Registrant dated
             April 13, 1999.

 **+10.9     Agreement between NBC Multimedia, Inc. and the Registrant dated
             April 16, 1999.

  **10.10    Sublease Agreement between Verity, Inc. and the Registrant dated
             February 23, 1998.

  **10.11    Amendment to Sublease Agreement between Verity, Inc. and the
             Registrant dated November 1998.

  **10.12 Second Amendment to Sublease Agreement between Verity, Inc. and the Registrant dated March 1999.

  **10.13    Consent of Landlord to Sublease between Verity, Inc. and the
             Registrant dated February 23, 1998.
  **10.15 Master Lease Agreement between Comdisco, Inc. and the Registrant dated February 12, 1999.

 **+10.16    Warrant Purchase and Equity Rights Agreement between Quantum
             Corporation and the Registrant dated November 6, 1998 and related documents.

  **10.17    Warrant to Purchase Shares of Series A Preferred Stock issued to
             Randy Komisar dated March 18, 1998.

  **10.18    Warrant Agreement between Comdisco, Inc. and the Registrant dated
             February 12, 1999.


 Exhibit No.                            Description
 -----------                            -----------
  **10.19    Secured Convertible Debenture Purchase Agreement between the
             Registrant and certain of its investors dated April 8, 1999, and related documents.

  **10.20 First Amendment to Hard Disk Supply Agreement between Quantum and the Registrant dated June 25, 1999.

  **10.21    Registrant's 401(k) Plan effective December 1, 1997.
 **+10.22    Tribune Media Services Television Listing Agreement between
             Tribune Media Services and the Registrant dated June 1, 1998.

 **+10.23 Amendment to the Data License Agreement between Teleworld Inc., and Tribune Media Services, Inc. between Tribune Media Services and the Registrant dated November 10, 1998.

    23.1     Consent of Arthur Andersen LLP.

   *23.2     Consent of Cooley Godward LLP (included in Exhibit 5.1).

  **24.1     Power of Attorney.

  **27.1     Financial Data Schedule.

-----------------------
+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment. Such portions have been filed separately with the Commission.
* To be filed by amendment.

** Previously filed.